As filed with the Securities and Exchange Commission on August __, 2005

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO. 1
                                       TO
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                  ----------

                  Nevada                               Ecuity, Inc.                             98-0201259
      (State or Other Jurisdiction of           (Name of Registrant in Our         (I.R.S. Employer Identification No.)
               Incorporation                             Charter)
             or Organization)
                                                                                             Margaret Oliver
           800 Bellevue Way NE,                                                      Nevada Agency and Trust Company
                 Suite 600                                                          50 West Liberty Street, Suite 880
        Bellevue, Washington 98004                         7389                             Reno, Nevada 89501
(Address and telephone number of Principal     (Primary Standard Industrial        (Name, address and telephone number
 Executive Offices and Principal Place of      Classification Code Number)                of agent for service)
                 Business)
                                                        Copies to:
                      Jack G. Orr, Esq.                                                Christopher K. Davies, Esq.
                  Law Offices of Jack G. Orr                                     Kirkpatrick & Lockhart Nicholson Graham LLP
            110 Old City Hall, 625 Commerce Street                                 201 S. Biscayne Boulevard, Suite 2000
                   Tahoma, Washington 98002                                              Miami, Florida 33131
                  Telephone: (253) 756-9795                                            Telephone: (305) 539-3300
                  Telecopier: (253) 756-9795                                           Telecopier: (305) 358-7095

      Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.[x]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[_]

                              -------------------

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS

                                    Subject to completion, dated August __, 2005

                                  ECUITY, INC.
                       119,657,500 Shares of Common Stock

      This prospectus relates to the sale of up to 119,657,500 shares of common stock of Ecuity, Inc. by certain persons who are, or beneficially deemed to be, stockholders of Ecuity, including Cornell Capital Partners, L.P. Please refer to "Selling Stockholders" beginning on page 13. Ecuity is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. All costs associated with this registration will be borne by Ecuity. Ecuity has agreed to allow Cornell Capital Partners to retain a fee of 5% of the proceeds raised under the Equity Distribution Agreement.

      Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol ECUI.OB. The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. On July 20, 2005, the last reported sale price of our common stock was $0.019 per share. These prices will fluctuate based on the demand for the shares of our common stock.

      Please refer to Risk Factors beginning on page 6.

      The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      The information in this prospectus is not complete and may be changed. Neither the selling stockholders nor we may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                  The date of this prospectus is August __, 2005

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY...........................................................1

THE OFFERING.................................................................2

FORWARD-LOOKING STATEMENTS..................................................13

SELLING STOCKHOLDERS........................................................14

USE OF PROCEEDS RECEIVED FROM THE EQUITY DISTRIBUTION AGREEMENT.............16

DILUTION....................................................................18

STANDBY EQUITY DISTRIBUTION AGREEMENT.......................................19

PLAN OF DISTRIBUTION........................................................21

MANAGEMENT'S DISCUSSION AND ANALYSIS  OF FINANCIAL CONDITION
        AND RESULTS OF OPERATIONS...........................................23

DESCRIPTION OF BUSINESS.....................................................30

MANAGEMENT..................................................................34

DESCRIPTION OF PROPERTY.....................................................37

LEGAL PROCEEDINGS...........................................................37

PRINCIPAL STOCKHOLDERS......................................................38

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............................39

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
        COMMON EQUITY AND OTHER STOCKHOLDER MATTERS.........................40

DESCRIPTION OF SECURITIES...................................................42

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANT ON
        ACCOUNTING AND FINANCIAL DISCLOSURE.................................43

EXPERTS.....................................................................43

LEGAL MATTERS...............................................................43

HOW TO GET MORE INFORMATION.................................................43

PART II  .................................................................II-1

FINANCIAL STATEMENTS......................................................F-i

                               PROSPECTUS SUMMARY

      The following is only a summary of the information, financial statements and notes included in this prospectus. You should read the entire prospectus carefully, including "Risk Factors" and our Financial Statements and the notes to the Financial Statements before making any investment in Ecuity.

Overview

      Ecuity provides carrier/business class telephone voice communication products and services targeted to the small and medium sized business market and to the residential market. We provide both Internet based voice communications and regular, traditional telephone service. Our switch/platform seamlessly integrates both types of telephone calls. We are a regulated telephone company and thus have access to the entire world wide traditional telephone network. We are also an Internet service provider, selling dial up and high speed broad band connections to the Internet.

      We produce revenues by selling our telephone and Internet connection services to the customer base that was purchased as part of the Fox
Communication assets in January of 2004, and to our customer base of voice-communications telephone customers. Our primary marketing and sales efforts are directed towards gaining new voice-communications telephone customers. We primarily sell our services through partner reseller agreements and through joint venture partnership agreements.

      We have concentrated most of our early sales efforts in four markets: 1) reseller agreements with independent internet service providers, who sell our voice-communications telephone services to their customers; 2) communities that have installed community-wide high speed data connections such as fiber optic cable to each home or office; 3) communities that have installed WiFi wireless service throughout the community; 4) large commercial office buildings or large apartment complexes where the building owner contracts to provide telephone services to its tenants. We also look for large scale opportunities where a potential partner can provide a large scale services contract.

      Ecuity was formerly known as Y3K Secure Enterprises Software, Inc. On June 23, 2004 we changed our name to Ecuity, Inc. to pursue a new business venture in the telecommunications industry.

Going Concern

      Our consolidated financial statements have been prepared assuming we will continue as a going concern. Since inception we have experienced recurring losses from operations, which losses have caused an accumulated deficit of $19,751,557 as of March 31, 2005. In addition, for the year ended June 30, 2004 and for the nine months ended March 31, 2005 we incurred a net loss of $11,252,719 and $1,315,582 respectively. We have a working capital deficit of $7,579,086 as of March 31, 2005. These factors, among others, raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustment that might result from the outcome of this uncertainty. Assurances cannot be given that adequate financing can be obtained to meet our capital needs. If we are unable to generate profits and unable to continue to obtain financing to meet our working capital requirements, we may have to curtail our business sharply or cease operations altogether. Our continuation as a going concern is dependent upon our ability to generate sufficient cash flow to meet our obligations on a timely basis to retain our current financing, to obtain additional financing, and, ultimately, to attain profitability. Should any of these events not occur, the accompanying financial statements will be adversely effected and we may have to cease operations.

      In order to operate for the next twelve months we will need to raise approximately $3,000,000 in funding. This amount will provide for our short term obligation to reduce some of our debt by $1,000,000, pay certain obligations as they become due and provide working capital, until such time as net profits from operations are sufficient to maintain a positive cash flow and allow sufficient time to implement our business plan for ongoing operations. Ecuity is seeking to obtain a long term loan in the amount of $2.5 million to $3.0 million, using equipment it owns as collateral. The equipment has been recently appraised by appraisers as having a value of $3.145 million.

About Us

      Our principal executive offices are located at 800 Bellevue Way NE, Suite 600, Bellevue, Washington 98004. Our telephone number is (253) 284-2935, and our consumer website is located at www.Ecuity.net.

                                  THE OFFERING

      This offering relates to the sale of common stock by certain persons who are, or are beneficially deemed to be, stockholders of Ecuity. Cornell Capital Partners intends to sell up to 100,000,000 shares of common stock under the Equity Distribution Agreement. In connection with the Equity Distribution Agreement, Cornell Capital Partners received 1,294,118 shares for our common stock as a one-time commitment fee.

      On January 29, 2004, we entered into an Equity Distribution Agreement with Cornell Capital Partners. Under the Equity Distribution Agreement, Ecuity may issue and sell to Cornell Capital Partners common stock for a total purchase price of up to $20,000,000. Prior to this registration statement, we had received cash advances of approximately $2,500,000 under the Equity Distribution Agreement, in accordance with a registration statement declared effective May 14, 2004. Accordingly, we may draw additional cash advances on the remaining balance under the Equity Distribution Agreement which is approximately $17,500,000. At an assumed market price of $0.0184 per share for our common stock, we should be able to raise net proceeds of $1,663,000 using the entire 100,000,000 shares being registered under this registration statement. Should we wish to receive additional cash advances from Cornell Capital Partners in excess of the $1,663,000 we will have to register more shares of our common stock. The purchase price for our shares is equal to 92%, or a 8% discount, of the market price, which is defined in the Equity Distribution Agreement as the lowest closing bid price of the common stock during the five trading days following the notice date. The amount of each cash advance is subject to a maximum advance amount of $280,000, with no cash advance occurring within seven trading days of a prior advance. Cornell Capital Partners will be paid a cash fee equal to 5% of each advance, which will be retained by Cornell Capital Partners from each advance. The 5% cash fee does not represent additional shares issued to Cornell Capital Partners.

      Based on our assumed market price of $0.0184 per share of our common stock we would have to issue Cornell Capital Partners 951,086,957 shares of our common stock to receive the entire $17,500,000 in cash advances remaining under the Equity Distribution Agreement. As of July 31, 2005 we had 258,712,899 shares of stock outstanding. Our Articles of Incorporation currently authorize us to issue 400,000,000 shares of common stock. The issuance of 951,086,957 shares of our common stock would increase the number of our outstanding stock to an amount over and above the number of shares we are currently authorized to issue. Therefore, at this time, we are unable to issue a sufficient number of shares required in order to receive the entire $17,500,000 remaining under the Equity Distribution Agreement.

      To date we owe approximately $1,950,000 to Cornell Capital Partners for loans we have received from them. We have determined that it is in our best interest to use a majority of the proceeds we receive from cash advances under the Equity Distribution Agreement to pay down the amounts due current over to Cornell Capital Partners.

      As of the date of this filing, there are three remaining promissory notes due to Cornell Capital Partners.

      1. $1,000,000 note issued June 4, 2004 which has been reduced to $500,000 from the sale of securities. This note is to be paid from the proceeds we receive under the Equity Distribution Agreement. The default interest on this note is 24%. The interest rate on this note is 12%.

      2. $350,000 note issued March 4, 2005,  which is still  outstanding.  This note is to be repaid from the proceeds we receive under the Equity Distribution Agreement. The interest rate this note is 12% with a default interest rate of 14%.

      3. $1.1 million  note issued May 2005,  which is still  outstanding.  This note is to be repaid from the proceeds we receive under the Equity Distribution Agreement. The interest rate on this note is 12%. This note also required that we issue 10,000,000 warrants to Cornell Capital Partners which are exercisable for three years at an exercise price of $0.01 per share.

      Pursuant to certain terms contained in the notes we are required to pay to Cornell Captial Partners a portion of the proceeds we receive from the sale of our stock under the Equity Distribution Agreement. This could prevent us from raising the amount of capital we require at a time when we need to raise more capital to continue our operations

      As our stock price declines, we would be required to issue a greater number of shares under the Equity Distribution Agreement, otherwise, there will be a decrease in the amount of proceeds we may receive under the Equity Distribution Agreement. The following table shows the number of shares to be issued under the Equity Distribution Agreement at an assumed market price of $0.184 per share and 25%, 50% and 75% discounts to the assumed market price.

     Assumed Offering:                                        $0.0184          $0.0138          $0.0092           $0.0046
     No. of Shares(1):                                    100,000,000      100,000,000      100,000,000       100,000,000
     Total Outstanding (2):                               358,712,899      358,712,899      358,712,899       358,712,899
     Percent Outstanding (3):                                  27.88%           27.88%           27.88%            27.88%
     Net Cash to Ecuity                                     1,663,000        1,266,000          789,000           352,000
     Percentage of Common Stock Being Offered                  38.65%           38.65%           38.65%            38.65%

(1) Represents the number of shares of common stock to be issued to Cornell Capital Partners, under the Equity Distribution Agreement at the prices set forth in the table, assuming sufficient authorized shares are available.

(2) Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners, under the Equity Distribution Agreement.

(3) Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.

Common Stock Offered(1)       119,657,500 shares by selling stockholders

Offering Price                Market price

Common Stock Outstanding      258,712,899 shares as of July 31, 2005
  Before the Offering

Use of Proceeds               We will not  receive  any  proceeds  of the shares
                              offered by the selling stockholders. Any proceeds we receive from the sale of common stock under the Equity Distribution Agreement will be used first to pay a majority of the amounts we owe under the Promissory Notes to Cornell Capital Partners and for general working capital purposes. See "Use of Proceeds."

Risk  Factors                 The  securities  offered  hereby  involve  a  high
                              degree of risk and immediate substantial dilution.
                              See "Risk Factors" and "Dilution."

Over-the-Counter              ECUI.OB
  Bulletin Board Symbol

---------------

      (1) Excludes up to 100,000,000 shares of our common stock that will be issued under the Equity Distribution Agreement.

                          SUMMARY FINANCIAL INFORMATION
                                FOR ECUITY, INC.

                                                                          FOR THE NINE      FOR THE YEAR     FOR THE YEAR
                                                                          MONTHS ENDED         ENDED             ENDED
BALANCE SHEET DATA                                                       MARCH 31, 2005    JUNE 30, 2004     JUNE 30, 2003
                                                                         ---------------   ---------------   --------------
ASSETS
  Current
    Cash and cash equivalents                                            $         3,103   $       107,695   $          653
    Accounts Receivable, net of allowance of $179,300 at
      June 30, 2004 and $169,375 at March 31, 2005                               442,938           601,287               --
    Prepaid expenses                                                              21,458            29,884               --
    Inventory                                                                        800                --               --
                                                                         ---------------   ---------------   --------------
    Total Current Assets                                                         468,299           738,866              653
                                                                         ---------------   ---------------   --------------
  Deposits                                                                       121,815            43,722               --
  Property and equipment, net                                                    448,184           499,346            4,769
  Acquired customer list, net of amortization                                  1,182,245         1,677,600               --
                                                                         ---------------   ---------------   --------------
    Total Assets                                                         $     2,220,543   $     2,959,534   $        5,422
                                                                         ===============   ===============   ==============
Current
  Accounts payable and accrued liabilities                               $     3,395,859   $     2,954,559   $      818,902
  Loans payable                                                                4,273,515         5,887,061          884,166
  Stock to be issued for services and sale                                             0           167,000               --
  Deposits and advance billings                                                  273,680           329,253               --
  Capital lease obligations - current portion                                    104,331           104,331               --
                                                                         ---------------   ---------------   --------------
    Total Current Liabilities                                                  8,047,385         9,442,204        1,703,068
                                                                         ---------------   ---------------   --------------

  Long Term Liabilities
  Convertible Debentures                                                               0           200,000               --
  Note payable to Fox - net of current portion                                 1,475,000
  Capitalized Leases-net of current portion                                       83,408           145,896               --
                                                                         ---------------   ---------------   --------------
    Total Long Term Liabilities                                                1,558,409           345,896
                                                                         ---------------   ---------------   --------------
    Total Liabilities                                                          9,605,793         9,788,100        1,703,068
                                                                         ---------------   ---------------   --------------
SHAREHOLDERS' DEFICIT
  Share Capital:
    Authorized: 400,000,000 common shares, par value $0.001 per share, issued and outstanding 239,692,932 common shares outstanding at
      March 31, 2005, 113,260,948 common shares at June 30, 2004 and
      52,050,605 Common Shares at June 30, 2003                                  239,693           113,261           52,050
    Share subscriptions receivable                                                                      --            (571)
    Additional paid-in capital                                                11,915,236         8,601,184        2,741,023
    Additional paid-in-capital stock options issued                              211,378           209,298               --
    Less deferred compensation                                                         0           (9,442)               --
                                                                         ---------------   ---------------   --------------
    Deficit                                                                 (19,751,557)      (15,742,867)      (4,490,148)
                                                                         ---------------   ---------------   --------------
      Total Shareholders' Deficit                                            (7,385,250)       (6,828,566)      (1,697,646)
                                                                         ---------------   ---------------   --------------

      Total Liabilities and Shareholders' Deficit                        $     2,220,543   $     2,959,534   $        5,422
                                                                         ===============   ===============   ==============

   The accompanying notes are an integral part of these financial statements.

                        SUMMARY FINANCIAL INFORMATION FOR
                          ECUITY, INC. AND SUBSIDIARIES
                           FOR THE YEAR ENDED JUNE 30
                       FOR THE NINE MONTHS ENDED MARCH 31

                                       FOR THE NINE MONTHS ENDED           FOR THE YEARS ENDED
                                                March 31,                       JUNE 30,
-------------------------------------------------------------------------------------------------
STATEMENT OF OPERATIONS                    2005           2004            2004            2003
                                     ------------    ------------    ------------    ------------
Revenues                                2,320,421       1,650,655    $  2,135,343    $      2,389
  Cost of revenues                      1,551,534         848,353       1,351,183            --
                                     ------------    ------------    ------------    ------------
                                          768,887         802,302         784,160           2,389
                                     ------------    ------------    ------------    ------------

Operating expenses
  Selling expenses                        379,483         121,140         284,570            --
  General and administrative            3,918,714       3,268,541       5,551,351       1,161,171
  Impairment of ICS technology               --              --         2,280,994            --
  Impairment of Fixed Assets                 --              --           767,421            --
  Impairment of Acquired Customer
    List                                     --              --         2,654,428            --
  Depreciation and amortization           333,840            --           225,874            --
                                     ------------    ------------    ------------    ------------
  Total operating expenses              4,632,037       3,389,681      11,764,638       1,161,171
                                     ------------    ------------    ------------    ------------

Operating Loss                         (3,863,150)     (2,587,379)    (10,980,478)     (1,158,782)

Other Expense
  Interest                               (537,103)        (71,643)       (556,542)        (28,368)
  Miscellaneous other                     391,563           8,649            --              --
                                     ------------    ------------    ------------    ------------
  Total Other Expense                    (145,540)        (62,994)       (556,542)        (28,368)
                                     ------------    ------------    ------------    ------------

Loss from continuing operations        (4,008,690)     (2,650,373)    (11,537,020)     (1,187,150)
                                     ------------    ------------    ------------    ------------

Gain from discontinued operations,
  net of taxes                               --              --           284,301            --

Net Loss For The Year                  (4.008.690      (2,650,373)    (11,252,719)     (1,187,150)
                                     ============    ============    ============    ============

Basic Loss Per Share                 $      (0.03)   $      (0.03)   $      (0.15)   $      (0.02)
Weighted Average Number Of Common
  Shares Outstanding                  187,990,748      76,342,306      72,691,873      48,120,644
Diluted loss per share               $      (0.02)   $      (0.03)   $       (.15)   $      (0.02)
Diluted weighted average shares
  outstanding                         220,164,815      83,395,336      77,757,645      48,120,644

--------------------------------------------------------------------------------
   The accompanying notes are an integral part of these financial statements.

                                  RISK FACTORS

We Are Subject To Various Risks That May Materially Harm Our Business, Financial Condition And Results Of Operations

      You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your entire investment.

                          Risks Related To Our Business

Management Recognizes That We Must Raise Additional Financing To Fund Our Ongoing Operations And Implement Our Business Plan Or We Could Be Forced To Curtail Or Cease Operations

      It is imperative that we obtain debt and/or equity financing to implement our business plan and to finance ongoing operations. There can be no assurance that any new capital will be available or that adequate funds will be sufficient for our operations, whether from financial markets, or that other arrangements will be available when needed or on terms satisfactory to our management. Our failure to obtain adequate additional financing may require us to delay, curtail or scale back some or all of our operations and may hinder our ability to expand our business. Any additional financing may involve dilution to our then-existing shareholders, which could result in a decrease in the price of our shares.

      Currently, we are dependent upon external financing to fund our operations. Our financing needs are expected to be provided, in large part, by our Equity Distribution Agreement. The amount of each advance under the Equity Distribution Agreement is subject to a maximum amount equal to $280,000. Because of this maximum advance restriction, we may not be able to access sufficient funds when needed. If the market price of our shares of common stock declines, we would be required to issue more shares of common stock in order to draw down the same dollar amount of an advance than if our stock price were higher.

      Under our Equity Distribution Agreement we must receive the consent of Cornell Capital Partners to sell our securities to a third party. If Cornell Capital Partners withholds their consent this could prevent us from raising capital from the sale of our stock, which could result in our failure to fund our operations thereby forcing us to cease operations if we are unable to find other finance sources.

      We have a subsidiary corporation that has defaulted on a bank loan, a real estate lease and an equipment lease. These defaults could have a significant negative impact on our ability to raise financing from sources other than the sale of our equity.

We Have Been The Subject of a Going Concern Opinion By Our Independent Auditors Which Have Raised Substantial Doubt As To Our Ability To Continue As A Going Concern

      Our consolidated financial statements have been prepared assuming we will continue as a going concern. Since inception we have experienced recurring losses from operations, which losses have caused an accumulated deficit of $19,751,557 as of March 31, 2005. In addition, for the year ended June 30, 2004 and for the nine months ended March 31, 2005 we incurred a net loss of $11,252,719 and $1,315,582 respectively. We have a working capital deficit of $7,597,086 as of March 31, 2005. These factors, among others, raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustment that might result from the outcome of this uncertainty. Assurances cannot be given that adequate financing can be obtained to meet our capital needs. If we are unable to generate profits and unable to continue to obtain financing to meet our working capital requirements, we may have to curtail our business sharply or cease operations altogether. Our continuation as a going concern is dependent upon our ability to generate sufficient cash flow to meet our obligations on a timely basis to retain our current financing, to obtain additional financing, and, ultimately, to attain profitability.

      In order to operate for the next twelve months we will need to raise approximately $3,000,000 in funding. This amount will provide for our short term obligation to reduce some of our debt by $1,000,000, pay certain obligations as they become due and provide working capital, until such time as net profits from operations are sufficient to maintain a positive cash flow and allow sufficient time to implement our business plan for ongoing operations. Ecuity is seeking to obtain a long term loan in the amount of $2.5 million to $3.0 million, using equipment it owns as collateral. The equipment has been recently appraised by certified appraisers as having a value of $3.145 million. Should any of these events not occur, the accompanying financial statements will be adversely effected and we may have to cease operations.

We May Not Be Able To Increase Sales Or Otherwise Successfully Operate Our Business, Which Could Have A Significant Negative Impact On Our Financial Condition

      There can be no assurance that we will be able to increase our sales or effectively operate our business. To the extent we are unable to achieve growth in sales, we may continue to incur losses. We cannot assure you that we will be successful or make progress in the growth and operation of our business. Our current and future expense levels are based on our operating plans and estimates of future sales and revenues and are subject to increase as we implement our strategy. Even if our sales grow, we may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues would likely have an immediate material adverse effect on our business, operating results and financial condition. Further, if we should substantially increase our operating expenses to increase sales and marketing, and such expenses are not subsequently followed by increased revenues, our operating performance and results would be adversely effected and, if sustained, could have a material adverse effect on our business. To the extent we implement cost reduction efforts to align our costs with revenue, our revenue could be adversely affected.

The Computer Software Business And The Telecommunications Business Is Highly Technical And Our Failure To Offer New Products To The Market May Harm Our Business

      We operate in a highly technical industry, which is characterized by frequent introductions of new products and services into the market as well as market expansion in order to increase the base for lost customers over attrition. Our success will depend, in part, on our ability to offer new software products and to provide necessary support to customers.

      We support our products via telephone and Internet communication. We are actively engaged in negotiations to contract with a support call center for extended support hours in anticipation of substantial growth in addition to the already existing 24 hour costumer service. Although we continue to develop new technologies and products, our current plan is to focus our efforts on getting our existing products that are currently available for sale to the market place. We intend to continue to further upgrade our product offerings as new technology is available and as the market conditions dictate.

Our Common Stock May Be Affected By Limited Trading Volume And May Fluctuate Significantly, Which May Affect Our Shareholders' Ability To Sell Shares Of Our Common Stock

      Prior to this filing, there has been a limited public market for our common stock and there can be no assurance that a more active trading market for our common stock will develop. An absence of an active trading market could adversely affect our shareholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to enter the market from time to time in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our stock will be stable or appreciate over time. The factors may negatively impact our shareholders' ability to sell shares of our common stock.

We Could Fail To Attract Or Retain Key Personnel, Which Could Be Detrimental To Our Operations


      Our success largely depends on the efforts and abilities of our Chief Executive Officer, Andrew Buffmire. The loss of his services could materially harm our business because of the cost and time necessary to find his successor. Such a loss would also divert management attention away from operational issues. We do not presently maintain key-man life insurance policies on our Chief Executive Officer. We also have other key employees who manage our operations and if we were to lose their services, senior management would be required to expend time and energy to find and train their replacements. To the extent that we are smaller than our competitors and have fewer resources we may not be able to attract the sufficient number and quality of staff.

We Are Subject To Price Volatility Due To Our Operations Materially Fluctuating; As A Result, Any Quarter-To-Quarter Comparisons In Our Financial Statements May Not Be Meaningful

      As a result of the evolving nature of the markets in which we compete, as well as the current nature of the public markets and our current financial condition, we believe that our operating results may fluctuate materially, as a result of which quarter-to-quarter comparisons of our results of operations may not be meaningful. If in some future quarter, whether as a result of such a fluctuation or otherwise, our results of operations fall below the expectations of securities analysts and investors, the trading price of our common stock would likely be materially and adversely affected. You should not rely on our results of any interim period as an indication of our future performance. Additionally, our quarterly results of operations may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. Factors that may cause our quarterly results to fluctuate include, among others:

o     our ability to retain existing clients and customers;

o     our ability to attract new clients and customers at a steady rate;

o     our ability to maintain client satisfaction;

o     the extent to which our products gain market acceptance;

o     the timing and size of client and customer purchases;

o     introductions of products and services by competitors;

o     price competition in the markets in which we compete;

o     our ability to attract, train, and retain skilled management; and

o the amount and timing of operating costs and capital expenditures relating to the expansion of our business, operations, and infrastructure.

We May Not Be Able To Compete Effectively In Markets Where Our Competitors Have More Resources

      Many of our competitors have longer operating histories, larger customer bases, longer relationships with clients, and significantly greater financial, technical, marketing, and public relations resources than Ecuity. Based on total assets and annual revenues, we are significantly smaller than many of our competitors. Similarly, we compete against significantly larger and better-financed companies in our business. We may not successfully compete in any market in which we conduct business currently or in the future. The fact that we compete with established competitors who have substantially greater financial resources and longer operating histories than us, enables them to engage in more substantial advertising and promotion and attract a greater number of customers and business than we currently attract. While this competition is already intense, if it increases, it could have an even greater adverse impact on our revenues and profitability.

      In order to operate for the next twelve months we will need to raise approximately $3,000,000 in funding. This amount will provide for our short term obligation to reduce some of our debt by $1,000,000, pay certain obligations as they become due and provide working capital, until such time as net profits from operations are sufficient to maintain a positive cash flow and allow sufficient time to implement our business plan for ongoing operations. We have determined that it is in our best interest to use a majority of the proceeds we will raise under the Equity Distribution Agreement to pay the promissory notes we have issued to Cornell Capital Partners. We anticipate drawing up to approximately $1,000,000 under the Equity Distribution Agreement over the next nine to twelve months depending on our stock price at the time of the draws. We intend to receive the balance of the funding we require through asset-based financing with other lenders. Ecuity is seeking to obtain a long term loan in the amount of $2.5 million to $3.0 million, using equipment it owns as collateral. The equipment has been recently appraised by certified appraisers as having a value of $3.145 million.

If We Are Unable To Respond To The Rapid Changes In Technology And Services Which Characterize Our Industry, Our Business And Financial Condition Could Be Negatively Affected

      Our business is directly impacted by changes in the telecommunications, Internet and website services industry. Changes in technology could affect the market for our services and necessitate changes to those services. We believe that our future success will depend largely on our ability to anticipate or adapt to such changes, to offer on a timely basis, services that meet these evolving standards and demand of our customers. We also believe that our future success will depend upon how successfully we are able to respond to the rapidly changing technologies and products. We cannot offer any assurance that we will be able to respond successfully to these or other technological changes, or to new products and services offered by our current and future competitors, and cannot predict whether we will encounter delays or problems in these areas, which could have a material adverse affect on our business, financial condition and results of operations.

We May Be Unable To Manage Growth, Which May Impact Our Potential Profitability

      Successful implementation of our business strategy requires us to manage our growth. Growth could place an increasing strain on our management and financial resources. To manage growth effectively, we will need to:

      Establish definitive business strategies, goals and objectives.

      Maintain a system of management controls.

      Attract and retain qualified personnel, as well as, develop, train and manage management-level and other employees.

      If we fail to manage our growth effectively, our business, financial condition or operating results could be materially harmed, and our stock price may decline.

                         Risks Related To This Offering

Future Sales By Our Stockholders May Negatively Affect Our Stock Price And Our Ability To Raise Funds In New Stock Offerings

      Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 258,712,899 shares of common stock outstanding as of July 31, 2005, 162,528,421 shares are, or will be, freely tradable without restriction. The remaining 96,184,478 of common stock, which will be held by existing stockholders, including the officers and directors, are "restricted securities" and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144.

Cornell Capital Partners Will Pay Less Than The Then-Prevailing Market Price And Will Have An Incentive To Sell Its Shares, Which May Cause The Price Of Our Common Stock To Decline

      Cornell Capital Partners will purchase shares of our common stock pursuant to the Equity Distribution Agreement at a purchase price that is less than the then-prevailing market price of our common stock. Cornell Capital Partners will have an incentive to immediately sell any shares of our common stock that it purchases pursuant to the Equity Distribution Agreement to realize a gain on the difference between the purchase price and the then-prevailing market price of our common stock. To the extent Cornell Capital Partners sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Cornell Capital Partners to sell greater amounts of common stock, the sales of which would further depress the stock price.

      Cornell Capital Partners may be deemed to beneficially own the shares of common stock to be issued to Cornell Capital Partners corresponding to a particular advance notice from us even before such shares of common stock have been delivered to Cornell Capital Partners and they may sell those shares before they have been delivered. Such sales may cause our stock price to decline.

The Selling Stockholders Intend To Sell Their Shares Of Common Stock In The Market, Which Sales May Cause Our Stock Price To Decline

      The selling stockholders intend to sell in the public market 119,657,500 shares of common stock being registered in this offering. That means that up to 119,657,500 shares may be sold pursuant to this registration statement. Such sales may cause our stock price to decline. Our officers and directors and those shareholders who are significant shareholders as defined by the SEC will continue to be subject to the provisions of various insider trading and Rule 144 regulations.

The Sale Of Our Stock Under Our Equity Distribution Agreement Could Encourage Short Sales By Third Parties, Which Could Contribute To The Future Decline Of Our Stock Price

      In many circumstances the provision of financing based on the distribution of equity for companies that are traded on the Over-the-Counter Bulletin Board has the potential to cause a significant downward pressure on the price of common stock. This is especially the case if the shares being placed into the market exceed the market's ability to take up the increased stock or if Ecuity has not performed in such a manner to show that the equity funds raised will be used to grow Ecuity. Such an event could place further downward pressure on the price of common stock. Under the terms of our Equity Distribution Agreement, we may request numerous cash advances. Even if we use the cash advances to grow our revenues and profits or invest in assets that are materially beneficial to us, the opportunity exists for short sellers and others to contribute to the future decline of our stock price. If there are significant short sales of stock, the price decline that would result from this activity will cause the share price to decline even further. Such a decline in our stock price could cause our stockholders to sell their shares thereby contributing to sales of stock in the market. If there is such a significant increase in the sales of our stock, the price will likely decline.

Our Common Stock May Be Affected By Limited Trading Volume And May Fluctuate Significantly, Which May Affect Our Shareholders' Ability To Sell Shares Of Our Common Stock

      Prior to this filing, there has been a limited public market for our common stock and there can be no assurance that a more active trading market for our common stock will develop. An absence of an active trading market could adversely affect our shareholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to enter the market from time to time in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our stock will be stable or appreciate over time. The factors may negatively impact shareholders' ability to sell shares of our common stock.

Our Common Stock Is Deemed To Be "Penny Stock," Which May Make It More Difficult For Investors To Sell Their Shares Due To Suitability Requirements

      Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

      With a price of less than $5.00 per share;

      That are not traded on a "recognized" national exchange;

      Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or

      In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $10.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

      Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

The Price You Pay In This Offering Will Fluctuate And May Be Higher Or Lower Than The Prices Paid By Other People Participating In This Offering

      The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

We May Not Be Able To Access Sufficient Funds Under The Equity Distribution Agreement When Needed

      We are dependent on external financing to fund our operations. Our financing needs are expected to be substantially provided from the Equity Distribution Agreement we have signed with Cornell Capital Partners. No assurances can be given that such financing will be available in sufficient amounts or at all when needed, in part, because we are limited to a maximum cash advance of $280,000 during any seven trading day period. Based on an assumed market price of $0.184 per share of our common stock, we will be able to draw a total amount of $1,663,000 in net proceeds under the Equity Distribution Agreement. This amount will utilize all of the 100,000,000 shares of our common stock registered for the Equity Distribution Agreement under this registration statement. If the actual average price at which we sell shares of common stock under the Equity Distribution Agreement is less than $0.0184 per share, we will receive less than $1,663,000 in net proceeds from the issuance of the 100,000,000 shares of our common stock being offered under this registration statement.

      We will use all of the $1,663,000 we receive in net proceeds to pay the amounts we owe to Cornell Capital Partners under promissory notes we have issued to them. As of the date of this filing, there are three remaining promissory notes due to Cornell Capital Partners.

1. $1,000,000 note issued June 4, 2004 which has been reduced to $500,000 from the sale of securities.

2.    $350,000 note issued March 4, 2005, which is still outstanding.

3.    $1.1 million note issued May 2005, which is still outstanding.

      Pursuant to certain terms contained in the notes we are required to pay to Cornell Captial Partners a portion of the proceeds we receive from the sale of our stock under the Equity Distribution Agreement. This could prevent us from raising the amount of capital we require at a time when we need to raise more capital to continue our operationsb

      Based on our assumed market price of $0.0184 per share of our common stock we would have to issue Cornell Capital Partners 951,086,957 shares of our common stock to receive the entire $17,500,000 in cash advances remaining under the Equity Distribution Agreement. As of July 31, 2005 we had 258,712,899 shares of stock outstanding. Our Articles of Incorporation currently authorize us to issue 400,000,000 shares of common stock. The issuance of 951,086,957 shares of our common stock would increase the number of our outstanding stock to an amount over and above the number of shares we are currently authorized to issue. Therefore, at this time, we are unable to issue a sufficient number of shares required in order to receive the entire $17,500,000 remaining under the Equity Distribution Agreement.

We May Not Be Able To Obtain A Cash Advance Under The Equity Distribution Agreement If Cornell Capital Partners Holds More Than 9.9% Of Our Common Stock

      In the event Cornell Capital Partners holds more than 9.9% of our then-outstanding common stock, we will be unable to obtain a cash advance under the Equity Distribution Agreement. A possibility exists that Cornell Capital Partners may own more than 9.9% of our outstanding common stock at a time when we would otherwise plan to make an advance under the Equity Distribution Agreement. In that event, if we are unable to obtain additional external funding or generate revenue from the sale of our products, we could be forced to curtail or cease our operations.

                           FORWARD-LOOKING STATEMENTS

      Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

      This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis" and "Description of Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

                              SELLING STOCKHOLDERS

      The following table presents information regarding the selling stockholders. The selling stockholders are the entities who have assisted in or provided financing to Ecuity. A description of each selling stockholder's relationship to Ecuity and how each selling stockholder acquired the shares to be sold in this offering is detailed in the information immediately following this table.


                                                                            Percentage
                                          Percentage                            of
                                               of                           Outstanding                        Percentage
                                          Outstanding     Shares to be      Shares to Be                        of Shares
                                             Shares         Acquired         Acquired                         Beneficially
                           Shares         Beneficially      under the        under the                           Owned
                         Beneficially        Owned           Equity           Equity         Shares to be        After
                         Owned Before        Before       Distribution     Distribution      Sold in the       Offering
Selling Stockholder        Offering       Offering (1)      Agreement        Agreement         Offering           (1)
----------------------   -------------   -------------   -------------     -------------     ------------     ------------
                                  Shares Acquired in Financing Transactions with Ecuity
Cornell Capital
  Partners, L.P.             5,043,214           1.94%      100,000,000            27.8%       100,000,000(2)       1.41%
Consultants and Others
Drew Connolly                3,000,000           1.15%                0               0%         3,000,000             0%
Jason Lyons                 10,000,000           3.86%                0               0%        10,000,000             0%
Troy Otillio                 1,780,000           0.69%                0               0%         1,780,000             0%
Jason Goldstein                362,500           0.14%                0               0%           362,500             0%
Danielle Hughes                115,000           0.04%                0               0%           115,000             0%
Scott Fitsimmons               200,000           0.08%                0               0%           200,000             0%
Tim Fitzsimmons                200,000           0.08%                0               0%           200,000             0%
King Cole                    2,000,000           0.77%                0               0%         2,000,000             0%
Weyerhauser Company          2,000,000           0.76%                0               0%         2,000,000             0%
                         -------------   -------------    -------------    -------------     --------------  ------------
Total                       24,700,714           9.51%      100,000,000            27.8%       119,657,500         1.410%
                         =============   =============    =============    =============     ==============  ============

---------------

(1) Applicable percentage of ownership is based on 258,712,899 shares of common stock outstanding as of July 31, 2005, together with securities exercisable or convertible into shares of common stock within 60 days of July 31, 2005, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of July 31, 2005 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations - percentage computation is for form purposes only.

(2) Includes the 100,000,000 shares to be acquired by Cornell Capital Partners under the Equity Distribution Agreement.

      The following information contains a description of each selling stockholder's relationship to Ecuity and how each selling stockholder acquired the shares to be sold in this offering is detailed below. None of the selling stockholders have held a position or office, or had any other material relationship with Ecuity, except as follows:

Shares Acquired In Financing Transactions With Ecuity

      Cornell Capital Partners. Cornell Capital Partners is the investor under the Equity Distribution Agreement. All investment decisions of, and control of, Cornell Capital Partners are held by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of and controls Yorkville Advisors. Cornell Capital Partners acquired all shares being registered in this offering in financing transactions with Ecuity. Those transactions are explained below:

      Equity Distribution Agreement. On January 29, 2004, we entered into an Equity Distribution Agreement with Cornell Capital Partners. Under the Equity Distribution Agreement, Ecuity may issue and sell to Cornell Capital Partners common stock for a total purchase price of up to $20,000,000. The purchase price for the shares is equal to 92% or a 8% discount of the market price, which is defined in the Equity Distribution Agreement as the lowest closing bid price of the common stock during the five trading days following the notice date. The amount of each advance is subject to an aggregate maximum advance amount of $280,000, with no advance occurring within seven trading days of a prior advance. In connection with the Equity Distribution Agreement, Cornell Capital Partners received 1,294,118 shares of our common stock as a one-time commitment fee. Cornell Capital Partners is entitled to retain a cash fee of 5% of each cash advance. The 5% cash fees does not represent additional shares issued to Cornell Capital Partners.

      There are certain risks related to sales by Cornell Capital Partners, including:

      The outstanding shares will be issued based on discount to the market rate. As a result, the lower the stock price around the time Cornell Capital Partners is issued shares, the greater likelihood that Cornell Capital Partners receives more shares.

      To the extent Cornell Capital Partners sells our common stock, the common stock price may decrease due to the additional shares in the market. This could allow Cornell Capital Partners to sell greater amounts of common stock, the sales of which would further depress the stock price.

      The significant downward pressure on the price of our common stock as Cornell Capital Partners sells material amounts of common stocks could encourage short sales by third parties. This could place further downward pressure on the price of our common stock.

Other Selling Stockholders

      Drew Connolly. We issued 3,000,000 shares of our common stock to Mr. Connolly in return for consulting services he provided Ecuity during 2004.

      Jason Lyons. Mr. Lyons purchased 10,000,000 shares of our common stock for $100,000 as an investment for his own account.

      Troy Otillio. Mr. Otillio loaned Ecuity $100,000 and in connection with the repayment of that loan we issued Mr. Otillio 1,780,000 shares of our common stock.

      Jason Goldstein. We issued Mr. Goldstein 362,500 shares of our common stock for brokerage services. Mr. Goldstein is an underwriter within the meaning of the Securities Act. Mr. Goldstein served as the non-exclusive placement agent, providing due diligence, placement of shares and introductions to qualified investors.

      Danielle Hughes. We issued Ms. Hughes 115,000 shares of our common stock for brokerage services. Ms. Hughes is an underwriter within the meaning of the Securities Act. Ms. Hughes served as the non-exclusive placement agent, providing due diligence, placement of shares and introductions to qualified investors.

      Tim and Scott Fitzsimmons. Messrs. Fitzsimmons jointly loaned Ecuity $22,000 and in connection with the repayment of the loan we issued each of them 200,000 shares of our common stock.

      King Cole. Mr. Cole loaned Ecuity $65,000 and in connection with the repayment of that loan we issued Mr. Cole 4,000,000 shares of our common stock 2,000,000 of which are being registered. Mr. Cole was President of Ecuity at the time of the loan.

      Weyerhauser Company. We issued Weyerhauser 2,000,000 of our common stock in connection with the payment of a debt.

      With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the "1933 Act"), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding Ecuity so as to make an informed investment decision. More specifically, we had a reasonable basis to believe that each purchaser was an "accredited investor" as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in our securities.

                                 USE OF PROCEEDS
                 RECEIVED FROM THE EQUITY DISTRIBUTION AGREEMENT

      This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we will receive proceeds from the sale of 100,000,000 shares of common stock to Cornell Capital Partners under the Equity Distribution Agreement. The purchase price under the Equity Distribution Agreement of the shares purchased under the Equity Distribution Agreement will be equal to 92% or a 8% discount of the market price which is defined as the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board for the five days immediately following the notice date. As an additional cash fee we will pay Cornell Capital Partners 5% of each cash advance we receive. The 5% cash fees does not represent additional shares issued to Cornell Capital Partners.

      Pursuant to the Equity Distribution Agreement, we cannot receive a cash advance for more than $280,000 every seven trading days or more than $20,000,000 over 24 months. We are registering 100,000,000 shares of common stock under this registration statement in connection with the Equity Distribution Agreement. At our assumed market price of 0.0184 per share for our common stock we will receive net proceeds of $1,663,000 from the issuance of 100,000,000 shares of our common stock.

      Based on our assumed market price of $0.0184 per share we would have to issue Cornell Capital Partners 951,086,957 shares of our common stock to receive the entire $17,500,000 in cash advances remaining under the Equity Distribution Agreement. As of July 31, 2005 we had 258,712,899 shares of stock outstanding. Our Articles of Incorporation currently authorize us to issue 400,000,000 shares of common stock. The issuance of 951,086,957 additional shares of our common stock would increase the number of our outstanding stock to an amount over and above the number of shares we are currently authorized to issue. Therefore, at this time, we are unable to issue a sufficient number of shares required in order to receive the entire $17,500,000 remaining under the Equity Distribution Agreement.

      To date we owe approximately $1,950,000 to Cornell Capital Partners for loans we have received from them. We have determined that it is in the best interest of the Company to use a majority of the proceeds we receive from cash advances under the Equity Distribution Agreement to pay down the amounts due current over to Cornell Capital Partners. As of the date of this filing, there are three remaining promissory notes due to Cornell Capital Partners. We are obligated under the terms of the notes to use proceeds we receive under the Equity Distribution Agreement to repay the notes.

1. $1,000,000 note issued March 2004 (June 2004), which has been reduced to $500,000 from the sale of our shares of common stock. Interest on this note is 24% annually.

2. $350,000 note issued March 2005, which is still outstanding. The interest on this note is 12% annually.

3. $1.1 million note issued May 2005, which is still outstanding. The interest on this note is 12% annually.

      The majority of the funds from the first two notes were loaned to our subsidiary; Ecuity Advanced Communications, Inc. Ecuity Advanced Communications used the funds to cover payroll for their employees, to pay vendors, and to pay their major carriers. Those funds that were not given to Ecuity Advanced Communications were used by Ecuity to pay obligations necessary to run the public company such as paying for Ecuity's annual audit, consultants, legal fees, and the transfer agent fees. The money Ecuity received in the May 2005 note was used to negotiate the short term note that was owed to Fox Communications for the purchase of their assets in January 2004. The money was given to Fox Communications to pay down and restructure the remaining debt owed to Fox Communications.

      For illustrative purposes only, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the Equity Distribution Agreement. The table assumes estimated offering expenses of $85,000, plus a 5% retainer payable to Cornell Capital Partners under the Equity Distribution Agreement. The figures below are estimates only, and may be changed due to various factors, including the timing of the receipt of the proceeds.

Gross proceeds                          $    500,000   $    800,000   $  1,840,000

Net proceeds                            $    390,000   $    675,000   $  1,663,000

No. of shares issued under the Equity
 Distribution Agreement at an
 assumed market price of $0.0184          27,173,913     43,478,261    100,000,000

USE OF PROCEEDS:                              AMOUNT         AMOUNT         AMOUNT

Loans from Cornell Capital Partners     $    390,000   $    675,000   $  1,663,000
                                        ------------   ------------   ------------
Total                                   $    390,000   $    675,000   $  1,663,000
                                        ============   ============   ============

                                    DILUTION

      Our net tangible book value as of March 31, 2005 was a deficit of $(7,385,250) or $(0.0308) per share of common stock. Net tangible book value per share is determined by dividing out tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to Ecuity, our net tangible book value will be unaffected by this offering. Our net tangible book value and our net tangible book value per share, however, will be impacted by the common stock to be issued under the Equity Distribution Agreement. The amount of dilution will depend on the offering price and number of shares to be issued under the Equity Distribution Agreement. The following example shows the dilution to new investors at an assumed market price of $0.0184 per share, which is in the range of the recent share price.

      If we assume that we issued 100,000,000 shares of common stock under the Equity Distribution Agreement at an assumed market price of $0.0184 per share (i.e., the number of shares registered in this offering under the Equity Distribution Agreement), less retention fees equal to 5% of the advances we will receive from Cornell Capital Partners and offering expenses of $85,000, our net tangible book value as of March 31, 2005 would have been $(5,722,250) or $(0.0168) per share. Cornell Capital Partners would receive a 3% discount to the per-share price on the purchase of 100,000,000 shares of common stock. Such an offering would represent an immediate increase in the net tangible book value to existing stockholders of $0.0168 per share and an immediate dilution to new stockholders of $0.0352 per share. The following table illustrates the per share dilution:

      To date we owe approximately $1,950,000 to Cornell Capital Partners for loans we have received from them. We have determined that it is in the best interest of the Company to use a majority of the proceeds we receive from cash advances under the Equity Distribution Agreement to pay down the amounts due current over to Cornell Capital Partners.

Assumed market price per share                                      $ 0.0184
Net tangible book value per share before this offering   $(0.0308)
Increase attributable to new investors                   $ 0.0140
                                                         --------
Net tangible book value per share after this offering               $(0.0168)
                                                                    --------
Dilution per share to new stockholders                              $ 0.0352
                                                                    ========


      The dilution tables set forth on this page are used to show the dilution that will result to our shareholders caused by our use the shares to be issued under the equity line of credit under the Equity Distribution Agreement.

      In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed market prices:

                                                       DILUTION
       ASSUMED           NO. OF SHARES TO BE           PER SHARE
   OFFERING PRICE               ISSUED             TO NEW INVESTORS
   --------------        -------------------       ----------------
        $0.0184             100,000,000(1)              $0.0352
        $0.0138              100,000,000                $0.0365
        $0.0092              100,000,000                $0.0378
        $0.0046              100,000,000                $0.0391


(1) This represents the maximum number of shares of common stock that are being registered under the Equity Distribution Agreement at this time.

                      STANDBY EQUITY DISTRIBUTION AGREEMENT

Summary

      On January 29, 2004, we entered into an Equity Distribution Agreement with Cornell Capital Partners. Pursuant to the Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $20,000,000. For each share of common stock purchased under the Equity Distribution Agreement, Cornell Capital Partners will pay us 97% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. The number of shares purchased by Cornell Capital Partners for each cash advance is determined by dividing the amount of each advance by the purchase price for the shares of common stock. Further, Cornell Capital Partners will receive 5% of each cash advance we receive under the Equity Distribution Agreement. Cornell Capital Partners is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. Prior to this registration statement, we had received cash advances of approximately $2,500,000 under the Equity Distribution Agreement, in accordance with a registration statement declared effective May 14, 2004. Accordingly, we may draw additional cash advances on the remaining balance under the Equity Distribution Agreement which is approximately $17,500,000. The costs associated with this registration will be borne by us. There are no other significant closing conditions to cash advances under the Equity Distribution Agreement.

Equity Distribution Agreement Explained

      Pursuant to the Equity Distribution Agreement, we may periodically sell shares of common stock to Cornell Capital Partners to raise capital. The periodic sale of shares is known as an advance. We may request an advance every seven trading days. A closing will be held the first trading day after the pricing period at which time we will deliver shares of common stock and Cornell Capital Partners will pay the advance amount. We may continue to request cash advances until Cornell Capital Partners has advanced us a total amount of $20,000,000 or until May 14. However, given the limitations on the size and frequency with which we may request cash advances we may not be able to draw the entire remaining amount under the Equity Distribution Agreement before the Agreement expires. The amount of each advance is subject to a maximum amount of $280,000, and we may not submit a request for an advance within seven trading days of a prior advance. The amount available under the Equity Distribution Agreement is not dependent on the price or volume of our common stock. However, in the event the price of our common stock decreases we will have to register additional shares of common stock to attain the maximum amount available under the Equity Distribution Agreement. Our ability to request advances is conditioned upon us registering the shares of common stock with the SEC. In addition, we may not request cash advances if the shares to be issued in connection with such advances would result in Cornell Capital Partners owning more than 9.9% of our outstanding common stock. We would be permitted to make draws on the Equity Distribution Agreement only so long as Cornell Capital Partners' beneficial ownership of our common stock remains lower than 9.9% and, therefore, a possibility exists that Cornell Capital Partners may own more than 9.9% of our outstanding common stock at a time when we would otherwise plan to make an advance under the Equity Distribution Agreement.

      We do not have any agreements with Cornell Capital Partners regarding the distribution of such stock, although Cornell Capital Partners has indicated that it intends to promptly sell any stock received under the Equity Distribution Agreement.

      We cannot predict the actual number of shares of common stock that will be issued pursuant to the Equity Distribution Agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. Assuming we issued the number of shares of common stock being registered in the accompanying registration statement at an assumed market price of $0.184 per share for our common stock, we would issue 100,000,000 shares of common stock to Cornell Capital Partners for net proceeds of $1,663,000 (assuming offering costs of $85,000). These shares would represent 27.88% of our outstanding common stock upon issuance. We are registering 100,000,000 shares of common stock for sale under the Equity Distribution Agreement.

      Based on our assumed market price of $0.0184 per share we would have to issue Cornell Capital Partners 951,086,957 shares of our common stock to receive the entire $17,500,000 in cash advances remaining under the Equity Distribution Agreement. As of July 31, 2005 we had 258,712,899 shares of stock outstanding. Our Articles of Incorporation currently authorize us to issue 400,000,000 shares of common stock. The issuance of 951,086,957 additional shares of our common stock would increase the number of our outstanding stock to an amount over and above the number of shares we are currently authorized to issue. Therefore, at this time, we are unable to issue a sufficient number of shares required in order to receive the entire $17,500,000 remaining under the Equity Distribution Agreement.

      As our stock price declines, we would be required to issue a greater number of shares under the Equity Distribution Agreement, otherwise, we will experience a decrease in the amount of proceeds we may be able to receive under the Equity Distribution Agreement. The following table shows the number of shares to be issued under the Equity Distribution Agreement at an assumed market price of $0.0184 per share and 25%, 50% and 75% discounts to the assumed market price.

Assumed Offering:          $    0.0184    $    0.0138    $    0.0092    $    0.0046
No. of Shares(1):          100,000,000    100,000,000    100,000,000    100,000,000
Total Outstanding (2):     358,712,899    358,712,899    358,712,899    358,712,899
Percent Outstanding (3):         27.88%         27.88%         27.88%         27.88%
Net Cash to Ecuity           1,663,000      1,226,000        789,000        352,000

(1) Represents the number of shares of common stock to be issued to Cornell Capital Partners, under the Equity Distribution Agreement at the prices set forth in the table, assuming sufficient authorized shares are available.

(2) Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners, under the Equity Distribution Agreement.

(3) Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.

      Proceeds used under the Equity Distribution Agreement will be used in the manner set forth in the "Use of Proceeds" section of this prospectus. We cannot predict the total amount of proceeds to be raised in this transaction because we have not determined the total amount of the advances we intend to receive. Cornell Capital Partners has the ability to permanently terminate its obligation to purchase shares of our common stock under the Equity Distribution Agreement if there shall occur any stop order or suspension of the effectiveness of this registration statement for an aggregate of fifty (50) trading days other than due to acts by Cornell Capital Partners or if we fail materially to comply with certain terms of the Equity Distribution Agreement, which remain uncured for thirty (30) days after notice from Cornell Capital Partners.

      All fees and expenses under the Equity Distribution Agreement will be borne by us. We expect to incur expenses of approximately $85,000 in connection with this registration, consisting primarily of professional fees. In connection with the Equity Distribution Agreement, on January 29, 2004, Cornell Capital Partners received 1,294,118 shares of common stock as a one-time commitment fee.

                              PLAN OF DISTRIBUTION

      The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be effected by the selling stockholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or on any other market in which the price of our shares of common stock are quoted or
(ii) in transactions otherwise than in the over-the-counter market or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved).

      Cornell Capital Partners is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Distribution Agreement. Cornell Capital Partners will pay us 97% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal trading market on which our common stock is traded for the five days immediately following our request for an advance. In addition, Cornell Capital Partners will retain 5% of the proceeds received by us under the Equity Distribution Agreement, and received 1,294,118 of our common stock as a one-time commitment fee. The 5% retainage and the commitment fee are underwriting discounts.

      We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents. If any of these other expenses exists, we expect the selling stockholders to pay these expenses. We have agreed to indemnify Cornell Capital Partners and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $85,000. The offering expenses consist of: a SEC registration fee of $267.18, printing expenses of $2,500, accounting fees of $15,000, legal fees of $50,000 and miscellaneous expenses of $17,232.82. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the Equity Distribution Agreement.

      Cornell Capital Partners was formed in February 2000 as a Delaware limited partnership. Cornell Capital Partners is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital Partners does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

      Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and we have complied with them.

      We have issued shares of our common stock to Mr. Jason Goldstein and to Ms. Danielle Hughes who are both selling stockholders in this registration statement. Both Mr. Goldstein and Mr. Hughes are broker-dealers and are also underwriters with respect to the shares that they are offering for resale.

The Selling Security Holders Do Not Intend To Participate In Short Sales Or Hedging Activity

      The selling security holders do not intend to participate in short sales or hedging activity. The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the SEC.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

      Ecuity is a provider of end-to-end unified communication technologies for the small- to medium-business market. Ecuity uses secure voice services, instant messaging, data transfer, internet based conference calling and enterprise software to create solutions for our customers. As a facilities-based carrier, Ecuity provides service to thousands of customers in the Northwest. Through the integration of web-based telecommunications and software technology, Ecuity delivers secure unified communication solutions that allow its customers to communicate across multiple mediums.

Going Concern

      Our consolidated financial statements have been prepared assuming we will continue as a going concern. Since inception we have experienced recurring losses from operations, which losses have caused an accumulated deficit of $19,751,557 as of March 31, 2005. In addition, for the year ended June 30, 2004 and for the nine months ended March 31, 2005 we incurred a net loss of $11,252,719 and $1,315,582 respectively. We have a working capital deficit of $7,570,086 as of March 31, 2005. These factors, among others, raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustment that might result from the outcome of this uncertainty. Assurances cannot be given that adequate financing can be obtained to meet our capital needs. If we are unable to generate profits and unable to continue to obtain financing to meet our working capital requirements, we may have to curtail our business sharply or cease operations altogether. Our continuation as a going concern is dependent upon our ability to generate sufficient cash flow to meet our obligations on a timely basis to retain our current financing, to obtain additional financing, and, ultimately, to attain profitability. Should any of these events not occur, the accompanying financial statements will be adversely effected and we may have to cease operations.

      In order to operate for the next twelve months we will need to raise approximately $3,000,000 in funding. This amount will provide for our short term obligation to reduce some of our debt by $1,000,000, pay certain obligations as they become due and provide working capital, until such time as net profits from operations are sufficient to maintain a positive cash flow and allow sufficient time to implement our business plan for ongoing operations. Ecuity is seeking to obtain a long term loan in the amount of $2.5 million to $3.0 million, using equipment it owns as collateral. The equipment has been recently appraised by certified appraisers as having a value of $3.145 million.

Defaults On Obligations

      The following defaults all relate to a private non-operating subsidiary of Ecuity known as Y3K, Inc. and to claims that preceded the formation of Ecuity.

      While we are providing this disclosure pursuant to our disclosure obligations, we do not believe these defaults will have any significant negative impact on our financial statements should the creditors of these obligations attempt to collect them or seek further legal action to recoup their losses.

      Equipment Lease

      We are in default in the amount of $121,565.41 on equipment leases. No reserve for payment has been established as there is no expectation that any further collection efforts will be made by the current lessor. As such, the amount is currently carried as a debt.

      Real Estate Lease

      We are in default in the amount of $557,000 on a lease agreement for office space previously occupied by Y3K. An offer to settle has been negotiated at approximately $30,000 for the judgment. Presently, we are capable of paying the offered settlement amount and will pay it once an agreement is confirmed. The negotiations with the landlord in the defaulted real estate leases for Y3K, Inc are at a stand still as we have not paid the landlord the original settlement amount due to financial constraints of both Y3K, Inc. and Ecuity, Inc. The landlord has not attempted to enforce the judgment at this time and remains open to a settlement.

      Bank Loan

      We are in default on a bank loan in the amount of $155,666. The bank loan is an obligation of Y3K, Inc. The bank assigned the promissory note to a collection agency in 2001, which did not send out a notice of the assignment calling for payment in the amount of $155,666. Since that time there has been no further contact from the bank or the collection agency. The obligation is secured with 400,000 shares of Y3K's common stock. There has been no recent activity on the defaulted Bank Loan. The bank has sold the loan to a collection agency and has kept the stock. There has been no attempt on the collection agency's part to collect the debt since 2002


Critical Accounting Policies

      Revenue Recognition

      We recognize revenue and the related costs of sales as products are shipped and title is passed to the customer. We provide warranty on product sales for a period of one year. This includes updates and entitles the user to replacement software, if needed, at 20% of the original sales price. After one year, customers can opt for an ongoing maintenance program entitling them to any product upgrades at 20% on the current purchase price.

      For extended warranty and continued product update services, revenue is recognized over the term of the maintenance agreement. The subscription period can be no less than quarterly. Revenue related to the services is deferred and recognized as the services are performed in accordance with AICPA's Statement of Position 97-2 - "Software Revenue Recognition" and related interpretations.

      Sales are comprised of gross revenues less provisions for estimated customer returns and other sales allowances. For software sales, customer returns are only available within 30 days of the sale and only in the event that the software does not perform as described by Ecuity. Such return policy will require the customer to write to us with the specifics of their claim that the software does not deliver as promised. The related reserves for these provisions are included in "Accounts Receivable, net" in the accompanying consolidated statements of operations. For telephony services, billing errors may be corrected for 30 days after the mailing of the monthly bill to customers. Usually such adjustments will be handled by phone with adjustment approved by a customer service manager. Provisions for estimated returns and sales allowances are established by Ecuity concurrently with the recognition of revenue and are based on a variety of factors including actual return and sale allowance history and projected economic conditions. We have not incurred any significant amount of returns or sales allowances in fiscal years 2000 to 2004. All amounts billed to customers related to shipping and handling are included in revenue. All costs associated with shipping and handling are recognized in cost of sales.

      Ecuity provides services for long distance and Internet access. Revenues are recognized when the services are provided. Amounts prepaid by customers is credited to Deferred Revenues and recognized in the period they are earned.

      Effective October 2000, the SEC issued Staff Accounting Bulletin ("SAB") No. 101 - "Revenue Recognition", which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB No. 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. We believe our revenue recognition practices are in conformity with the guidelines prescribed in SAB No. 101. There was no effect on the consolidated financial statements related to the adoption of SAB No. 101.

Business Combinations

      We have adopted SFAS No. 141 Business Combinations that superseded APB Opinion No. 16 requiring the purchase method be used for all business combinations initiated after June 30, 2001. This statement requires that intangible assets that can be identified and named be recognized as assets apart from goodwill if they meet one of two criteria - the contractual-legal right criterion or the separability criterion. This statement also requires the primary reason for the business combination and the allocation of the purchase price paid to the assets acquired and liabilities assumed by major balance sheet caption.

Property And Equipment

The cost of property and equipment is depreciated using the straight-line method over the estimated useful lives of the assets, which are three to five years. We lease equipment that is capitalized. All leases are accounted for in accordance with Financial Accounting Board Statement No. 13 - Accounting for Leases. Amortization expense related to capitalized leases is included with depreciation expense.

Software And Development Costs

All software development costs are expensed as incurred. Capitalization of software development costs begins upon the establishment of our ability to provide a product that is readily marketable. Amortization of capitalized software development costs is provided on a product-by-product basis using the straight-line method over each product's estimated economic life, which ranges from two to five years.

Software development costs also include capitalized costs of design, configuration, coding and installation and testing of our website up to our initial implementation. We did not complete the development of the website and the initial implementation costs were expensed in fiscal 2000.

Results Of Operations

      For The Nine Months Ended March 31, 2005, Compared To The Nine months Ended March 31, 2005

      Revenues

      During the nine months ended March 31, 2005, we generated $2,320,421 in revenues which was an increase in revenues of $669,776 when compared to our revenues of $1,650,655 for the nine months ended March 31, 2004. Prior to January 14, 2004 Ecuity, then known as Y3K Secure Enterprise Software, Inc., was primarily a development stage software company without any significant revenues. On January 14, 2004, Ecuity purchased substantially all of the telephone business assets of Fox Communication, Inc., an 18 year old regional telephone company located in Washington. Ecuity also took over Fox's customer base of approximately 18,000 customers and associated revenues. During the calendar year 2004, the telephone assets were transitioned into Ecuity. Ecuity used its newly purchased assets and customer base to launch its telecommunications operations and generate revenue.

      Cost Of Services

      For the nine months ended March 31, 2005, the cost of our revenues was $1,551,534, as compared to $848,353 for the nine months ended March 31, 2004. This was an increase in costs to us of $703,181. Our significant increase in costs is due primarily to the results of the Fox acquisition for 9months this quarter verses 6 months in the prior years quarter.

      Gross Profit

      For the nine months ended March 31, 2005, our gross profit was $768,887 as compared to gross profit of $802,302 for the comparable period of 2004. This was a decrease in gross profit for the nine months ended March 31, 2005 of $33,615. This decrease in profits was primarily related to the sale of the conference operations.

      Expenses

      For the nine months ended March 31, 2005, our general and administrative expenses were $3,918,714, as compared to $2,057,784 for the nine months ended March 31, 2004. Our expenses increased primarily from providing telecommunications services to our new customer base and maintaining the assets we purchased from Fox Communications. Our expenses consisted primarily of general and administrative expenses of $3,918,714, selling expenses of $379,483, amortization of our customer list of $234,648 and depreciation expense of $99,912. These are all new expenses related to the provision of services to our customer base acquired from Fox Communications.

      Interest Expense

      For the nine months ended March 31, 2005 interest expense was $537,103 as compared to $71,643 for the comparable period in 2004. The increase was primarily due to increase loans and the interest payments of 9 months verses 6 months to Fox Communications.

      Net Loss

      As a result of the foregoing factors, we incurred a net loss of $4,008,690 for the nine months ended March 31, 2005, compared to a net loss of $2,650,373 for the nine months ended March 31, 2004. The increased loss was due primarily to the operating loss of Ecuity Advanced Communications, Inc., which was $1,433,036 this year and there was only the quarter ending March 31, 2004 that was included for EAC last year with a net income of $29,126 for the period.


      At March 31, 2005 we had current assets of $468,299 and current liabilities of $8,047,385, resulting in a working capital deficit of $7,597,086.

      The Fiscal Year June 30, 4004 Compared to The Fiscal Year Ended June 30, 2003

      Revenues

      Our revenue for the fiscal year ended June 30, 2004 was $2,135,343 which was an increase of $2,132,954 when compared to our revenues of $2,389 for the fiscal year ended June 30, 2003. Our revenues for the fiscal year 2004 were derived mainly from our acquisition of the assets and customer base of Fox Communications which we did not have during the fiscal year ended June 30, 2003. During the fiscal year ended June 30, 2003 we only generated revenues of $2,389 because our limited operations and we did not have the assets or customer base we acquired in 2004.

      Cost Of Revenues

      During the fiscal year ended June 30, 2004 we experienced an increase in our cost of revenues. Our cost of revenues was $1,351,183 which was a 100% increase over our cost of revenues for the previous fiscal year ended June 30, 2003. The primary reason for such a significant increase in our cost of revenues was due to the fact that we incurred greater costs from providing service to our telecommunication customers which we acquired in 2004.

      Expenses

      Our expenses for the fiscal year ended June 30, 2004 increased approximately $10,600,000 over the previous fiscal year ended June 30, 2003. Our expenses for the year ended June 30, 2004 were $11,764,638 as compared to expenses of $1,161,171 for the fiscal year ended June 30, 2003. Expenses for the fiscal year ended June 30, 2004 consisted mainly of general and administrative expenses of $5,551,351, Impairment of ICS technology of $2,280,994 and Impairment of Acquired Customers List of $2,654,428. The majority of these expenses were new expenses related to the operations of our new telecommunications business, the acquisition of assets and the provision of telecommunications services to our new customer base.

      Gross Profit

      Our gross profit for the fiscal year ended June 30, 2004 was $784,160, which was an increase of $781,771 when compared to our gross profit of $2,389 for the fiscal year ended June 30, 2003. This significant increase in gross profit is due to our provision of services we are able to provide to our larger customer base as a result of the afore-mentioned acquisitions.

      Net Losses

      During the fiscal year ended June 30, 2004 we incurred net losses of $11,252,719 which meant that we experienced an increase in losses of approximately 10,065,000. This significant loss was primarily due to the acquisition mentioned above and increased expenses incurred as a result of those acquisitions. Our losses for the fiscal year ended June 30, 2003 were $1,187,150.

Liquidity And Capital Resources

      We continue to experience substantial cash flow difficulties and we expect to experience cash flow difficulties for an indefinite period. As a result, we have no plans to make any material capital expenditures. At March 31, 2005, we had a working capital deficit of $7,597,086. Although no assurances can be given, we believe that our cash flow deficit will decrease as revenues and sales increase. In addition, although no assurances can be given, we believe that we may be able to secure additional equity and/or debt financing.

      In order to operate for the next twelve months we will need to raise approximately $3,000,000 in funding. This amount will provide for our short term obligation to reduce some of our debt by $1,000,000, pay certain obligations as they become due and provide working capital, until such time as net profits from operations are sufficient to maintain a positive cash flow and allow sufficient time to implement our business plan for ongoing operations. Ecuity is seeking to obtain a long term loan in the amount of $2.5 million to $3.0 million, using equipment it owns as collateral. The equipment has been recently appraised by certified appraisers as having a value of $3.145 million.

      We had a consolidated operating net loss of $4,008,690 for the nine months ended March 31, 2005 compared to a net loss of $2,650,373 for the same period last year. The substantial increase between the 9 month periods is primarily a result of the operating loss for Ecuity Advanced Communications, Inc., which was $1,433,036 this year. There was only a 3 month operating loss for the prior year for the period ended March 31, 2004 as the acquisition of the Fox assets was not effective until January 2004. EAC has operating income of $29,126 for the 3 months ended March 31, 2004.

      Revenues from the Fox Communications asset purchase are recognized in our wholly owned subsidiary, Ecuity Advanced Communications, Inc. Effective March 31, 2005 Ecuity has concluded negotiations with Fox Communications to restructure the original Secured Promissory Note, Asset Purchase and related agreements in connection with the January 14, 2004 (amended August 27, 2004) acquisition of Fox Communications' telecom assets. Pursuant to the terms of the agreement, the parties have agreed to restructure the remaining $3.475 million debt currently due against the existing promissory note. The agreement calls for the payment to Fox communications of $1 million dollars in cash, the conversion of $1 million dollars of debt to 25 million shares of Ecuity's common stock at a fixed price of $0.04 per share, and a restated promissory note in the amount of $1.25 million dollars after application of certain credits with a revised maturity date of July 1, 2007.

      Ecuity's business is primarily related to long distance services, Internet server provider (ISP), and web hosting. The ISP hosting line is sold on a monthly, quarterly and annual subscription basis with fees for services billed to the customer and paid in advance. This cash is received and recorded to deferred income on the balance sheet to be applied as the monthly sales revenues are earned and recognized on a pro-rata basis. As the cash is received, it is used to pay current operating expenses. Our long distance services are billed in arrears based on actual usage based on agreed upon service plans. Appropriate Federal, State and other fees are added to the service minutes and are billed to the customer using an automated billing system.

      All of our sales revenues from billed services flow through accounts receivable.

      Since our stock price has been at a very low trading level over the past few months, it has taken a substantial amount of stock issuances to Cornell Capital Partners just to receive nominal amounts of funding under the Equity Distribution Agreement. To date we owe approximately $1,950,000 to Cornell Capital Partners for loans we have received from them. We have determined that it is in the best interest of the Company to use a majority of the proceeds we receive from cash advances under the Equity Distribution Agreement to pay down the amounts due current over to Cornell Capital Partners.

      Since incorporation, we have funded our operations through private equity financings. As at June 30, 2004, our total assets were recorded at $2,960,000 of which $108,000 was cash, accounts receivable (net of allowance) was $601,000, deposits ($44,000), deferred compensation ($9,000), acquired customer list (from Fox Communications) net of amortization ($1,678,000) and $499,000 was the net book value of furniture and fixtures. Our liabilities totaled $9,788,000 consisting of a bank loan of $156,000 based on the default value, $122,000 in defaulted equipment lease obligations, $472,000 for prior location office lease, loans from shareholders of $535,000, $3,475,000 plus accrued interest on the debt obligation for the acquisition of the Fox Communication's assets, $492,000 note to an unrelated third party for the acquisition of the technology of Karunga, capital lease obligations ($250,000), convertible debentures ($200,000), notes payable to Cornell Capital Partners of $1,050,000, a note to a shareholder/founder for $171,000 and $3,065,000 in operating liabilities.

      Included in loans from shareholders is $364,000 in loans from private individuals and a loan from our consultant/shareholder Mr. Haberman in the amount of $171,000 all bearing interest at 12% per annum until paid. The notes are demand notes and no note holder has made any demands for either interest or principal payments. We have a renegotiated note balance due to Fox Communications, for the assets purchased in the principal amount of $3,475,000 plus accrued interest at June 30, 2004 of $115,000. The note and all additional interest has a due date of December 1, 2004. Effective March 31, 2005 Ecuity has concluded negotiations with Fox Communications to restructure the original Secured Promissory Note, Asset Purchase and related agreements in connection with the January 14, 2004 (amended August 27, 2004) acquisition of Fox Communications' telecom assets. Pursuant to the terms of the agreement, the parties have agreed to restructure the remaining $3.475 million debt currently due against the existing promissory note. The agreement calls for the payment to Fox communications of $1 million dollars in cash, the conversion of $1 million dollars of debt to 25 million shares of Ecuity's common stock at a fixed price of $0.04 per share, and a restated promissory note in the amount of $1.25 million dollars after application of certain credits with a revised maturity date of July 1, 2007.

      On January 29, 2004, we entered into an Equity Distribution Agreement with Cornell Capital Partners. Under the Equity Distribution Agreement, Ecuity may issue and sell to Cornell Capital Partners common stock for a total purchase price of up to $20,000,000. The purchase price for the shares is equal to 92% or a 8% discount of the market price, which is defined in the Equity Distribution Agreement as the lowest closing bid price of the common stock during the five trading days following the notice date. The amount of each advance is subject to an aggregate maximum advance amount of $280,000, with no advance occurring within seven trading days of a prior advance. In connection with the Equity Distribution Agreement, Cornell Capital Partners received 1,294,118 shares of our common stock as a one-time commitment fee. Cornell Capital Partners is entitled to retain a cash fee of 5% of each cash advance. The 5% cash fees does not represent additional shares issued to Cornell Capital Partners.

Recently Issued Accounting Standards

      SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 addresses accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. Companies must evaluate the carrying value of long lived assets to determine whether there is any impairment and to record cost associated with the retirement of such assets. We cannot determine if the adoption of SFAS No. 143 will have a material impact on our consolidated financial statements.

      SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity is recognized when the liability is incurred rather than when a commitment to an exit plan is made. We cannot determine if the adoption of SFAS No. 146 will have a material impact on our consolidated financial statements.

      SFAS No. 148, Accounting for Stock-Based Compensation -- Transition and Disclosure, An Amendment of FASB Statement No. 123. SFAS No. 148 provides alternatives for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123, Accounting for Stock-Based Compensation, to require prominent disclosures in annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect in measuring compensation expense. We will continue to account for stock-based compensation using the intrinsic value method and it has adopted the disclosure requirements of SFAS No. 148. We Company do not expect the adoption of SFAS No. 146 will have a material impact on our consolidated financial statements.

Plan Of Operations

      Our plan of operations for the next twelve months is to complete the following objectives within the time period specified, some items are subject to our obtaining additional financing for the continued development of Ecuity's business:

o We plan to undertake an advertising, marketing, and sales campaign upon raising adequate funding. We anticipate that the aggressive marketing campaign we plan on undertaking will involve advertising, marketing, and a sales campaign to market the bundled services of our subsidiary, Ecuity Advanced Communications, from the assets purchased from Fox Communications and the ICS technology purchased from Karunga Technologies, Corp. The monthly minimum out of pocket we anticipate to market these bundled services is $100,000 until such time as increased revenues are sufficient to offset the additional costs associated with the marketing of these products. Further, a cash reserve will be necessary to show strategic partners that we have the staying power necessary to support them in the short and long term.

o     Set  up  our   relationship   with   channel   partners  to  allow  faster
      implementation of our market penetration as well as a greater market reach for our products.

o We plan to purchase and lease additional office equipment for our business at an approximate cost of $50,000.

o In the event that we are able to obtain funds from equity or long term financing, this will allow us to operate without the continued short term funding that has only provided short term solutions.

      Completion of our plan of operation is subject to obtaining adequate financing. However, we cannot assure investors that adequate financing will be obtained. In the absence of our projected revenues, we may be unable to proceed with our plan of operation. The foregoing represents our best estimate of our cash needs based on current planning and business conditions. The exact allocation, purposes and timing of any monies raised in subsequent private financings may vary significantly depending upon the exact amount of funds raised and status of our business plan. In the event we are not successful in reaching our initial revenue targets, additional funds may be required and we would then not be able to proceed with our business plan for the development and marketing of the our core products and services. Should this occur, we would likely seek additional financing to support the continued operation of our business.

Off-Balance Sheet Arrangements

      We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

                             DESCRIPTION OF BUSINESS

Business Development

      We are a Nevada corporation and were organized on March 4, 1999. Our executive offices are located at 800 Bellevue Way N.E., Suite 600, Bellevue Way NE, Bellevue, Washington 98004. Our telephone number is 253-284-2935. On June 23, 2004, we changed our name from Y3K Secure Enterprises Software, Inc. to Ecuity, Inc.

Business Of The Company

      Ecuity provides carrier/business class telephone voice communication products and services targeted to the small and medium sized business market and to the residential market. We provide both Internet based voice communications and regular, traditional telephone service. Our switch/platform seamlessly integrates both types of telephone calls. We are a regulated telephone company and thus have access to the entire world wide traditional telephone network. We are also an Internet service provider, selling dial up and high speed broad band connections to the Internet.

      We produce revenues by selling our telephone and Internet connection services to the customer base that was purchased as part of the Fox
Communication assets in January of 2004, and to our customer base of voice-communications telephone customers. Our primary marketing and sales efforts are directed towards gaining new voice-communications telephone customers. We primarily sell our services through partner reseller agreements and through joint venture partnership agreements.

      We have concentrated most of our early sales efforts in four market segments: 1) reseller agreements with independent internet service providers, who sell our voice-communications telephone services to their customers; 2) communities that have installed community-wide high speed data connections such as fiber optic cable to each home or office; 3) communities that have installed WiFi wireless service throughout the community; 4) large commercial office buildings or large apartment complexes where the building owner contracts to provide telephone services to its tenants. We also look for large scale opportunities where a potential partner can provide a large scale services contract.

      On January 14, 2004 we completed our acquisition of selected assets of Fox Communications Corporation, a Washington based Corporation, through our wholly owned subsidiary, Ecuity Advanced Communications, Inc. (formerly Ecuity Holdings, Inc.). The acquisition included a local exchange carrier ("CLEC") consisting of a customer base of 18,000 residential and business customers, conferencing and ISP operations, voice over internet protocol services and fully functioning customer service and billing capabilities.

      Effective June 15, 2004 we completed our acquisition of certain technology from Karunga Technologies, Corporation , a Utah Corporation. This technology allows us to secure transmissions through instant communications technology ("ICS"). ICS provides a technology that has been developed over the past several years to allow for secure instant massaging including transport of files on a "peer-to-peer" basis. Peer-to-Peer transporting of files provides virtually instantaneous transactions with security and need not go through conventional ISP servers which in some cases can take a substantial amount of time to transfer depending on internet traffic conditions and ISP servers at the time of transmission. Previously, we had worked with Karunga Technologies under a license agreement and under a joint development agreement. The acquisition of the ICS technology will now allow for the integration of all aspects of Ecuity's software applications and ongoing development of technology.

Market

      With the acquisitions mentioned above now completed, Ecuity, Inc., and Ecuity Advanced Communications, Inc., (a wholly owned subsidiary of Ecuity, Inc.) has the benefit of extending its operations based on an integration of several services. Through our wholly owned subsidiary Ecuity Advanced Communications, Inc., ("EAC") we are in the business of providing business and residential long distance telephone service, internet dial up, DSL, T 1 connectivity and web hosting services. That business will be combined with the technology purchased from Karunga and a whole new platform of bundled services will be available.

      The Company has also developed a technologically advanced and proprietary VoIP technology platform for both broadband and dial up services.

Products

      Our products include the following:

      o Long Distance Products - providing retail long distance services to residential and small-medium size businesses, as well as wholesale minutes and value-added services to regional resellers;

      o Broadband - providing broadband products for businesses such as DSL and voice and data T1 lines;

      o Network Management Products - network implementation, integration and management services combining voice and data networks in conjunction with implementing end-to-end communications service platforms;

Ecuity Communication Services

      o V-Tone Office IP PBX - carrier class PBX solution for small-medium size businesses from 5-500 lines;

      o V-Tone Office IP Centrix - an IP Centrex solutions for larger organizations leveraging existing investments in customer premises equipment (CPE) for PBX systems and proprietary handsets;

      o V-Tone Remote Office - a remote office capability that allows home-workers and offsite facilities anywhere in the world to integrate with the home office IP PBX, including 4 digit extension dialing, central office attendant console and toll-free inter-network calling;

      o V-Tone Small Office- a small office IP PBX solution designed for offices from 1-5 lines, including fax support;

      o SmartCall - mobile worker "soft phone" and VoWiFi solutions for delivery of advanced communications services via PC's, laptops, and Pocket PC(TM)-compatible PDAs and cellular phones;

      o V-Tone Home- residential solution for 1-2 line home implementations featuring unlimited use-full featured rate plans that save over 60% from traditional telecom service plans.

Corporate Strategy

      Ecuity has a simple business model:

      o     Develop   our   service   offering,   integrated   into  an   easily
            distinguished integrated communication system with functionality for enterprises.

      o Offer small-to-medium sized businesses the ability to rapidly recoup their investment in our product, while lowering their costs and improving Ecuity's profit margins over time. This is established by providing immediate savings in telephony expense, as well as savings in software license fees, improved employee productivity and increased sales.

      o Quickly take to market our integrated communication product offering and leverage the brand by executing against a comprehensive channel partner sales and franchising strategy. We believe this will have the affect of increasing market penetration, while reducing Ecuity's legacy infrastructure expense as well as time used in hiring, training, and employing an in-house sales force.

      o     Expand   Ecuity's   enterprise   demand  by  offering   secure  WiFi
            installations, which incorporate our ICS.

      o Outsource installation, customer service and technical support to a large extent, by partnering with qualified domestic and offshore service organizations. We believe this will allow Ecuity to manage a more rapid ramp-up in sales, while reducing the cost of servicing its customer base.

      o Continue to acquire exceptional human resources to manage Ecuity's growth.

      o     Undertake  a  capital  development   program,   which  suits  market
            conditions and serves to establish Ecuity's financial foundation for continued growth.

      o Continue to make judicious acquisitions, which serve to improve Ecuity's service offering functionality and market competitiveness.

      By employing its channel partner and franchising programs, we believe that Ecuity has an opportunity to establish a lead position in discrete market segment in the telecommunications industry.

      The human and financial capital to support this growth becomes the constraining factor to Ecuity's growth. The financial capital provides the basis for continuing to improve the human capital of Ecuity. The human capital becomes critical to success should the forecasted rate of growth prove true. Because this business model should provide substantial recurring revenues from monthly user fees, the margins established with timely strategy execution are large, comparable to more successful enterprise software businesses. However, we can not make any assurances that we will be able to obtain the necessary capital, achieve the aforementioned goals and execute our business plan.

Ecuity's Markets And Competition

      Ecuity is focused on the Small-to-Medium Business ("SMB") market, those enterprises with sales of less than $500 million dollars annually.

      Through its V-Tone VoIP offering integrated within the ECS, Ecuity is also focused on the domestic telephony market. This market is expanded if offshore markets are included.

      The telephony market is characterized by increasing price reductions and commoditization of telephony. Long-term successful vendors are believed to need a variety of value-added services in order to favorably compete in these markets. Ecuity's present and future competition in the market includes companies such as ATT, Sprint, MCI, Allegiance, SBC, Qwest and eventually, a wider mix. Competition is also expected from cable companies such as Comcast, Charter, Cox, and telephone companies with cable operations and operating agreements, including SBC and Qwest. Nearly all such telephone and cable companies have much greater financial capabilities than Ecuity. Ecuity is also facing competition from more than ten virtual VoIP providers, including those like Vonage, Net2Phone, and Primus.

      The enterprise software market is less subject to such price commoditization, yet distribution in this sector is dominated by a limited number of major software providers, including IBM, SAP, Oracle, BAE and eventually, Microsoft.

      In terms of looking down at sub-market segments such as IP servers, web portals, commerce managers, and instant messaging, which Ecuity's MarketPortal and Automated Tracking Program software falls within, the competition, while including a number of major software companies, tends to be more fragmented.

      Ecuity's server based Communication System ("ECS") has its competition classed under IP servers and include IBM, Dell, Sun, HP, Microsoft and Cisco.

      Under Ecuity's MarketPortal and Automated Tracking Program software comparable competitors are defined under web portals and commerce managers and include Oracle, IBM, BEA, BowStreet, Castell Frameworks, and Gauss, Oracle, Blue Martini, BroadVision, and iPlanet.

      Ecuity's instant messaging competitors include IBM (Lotus), Microsoft, AOL, Yahoo, Sun, Secure Networks, Tumbleweed, WiredRed, Ikimbo, Bantu, Invision and Sigaba.

Employees

      We currently have 25 full-time employees, which include our subsidiaries.

Government Regulation

      Due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the

Internet generally, covering issues such as user privacy, pricing, and characteristics and quality of products and services. Similarly, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business over the Internet. The adoption of any such laws or regulations may decrease the growth of commerce over the Internet, which could have a harmful effect on our business.

      To date, governmental regulations have not materially restricted the use or expansion of the Internet. However, the legal and regulatory environment that pertains to the Internet is uncertain and may change. Changes in existing law or new laws regulating the Internet could have a negative impact on our ability to market our products and services and thereby negatively affect our ability to generate revenue.

      We may have to qualify to do business in other jurisdictions. If we make sales of our products or services, we anticipate that sales and our customers will be in multiple states and foreign countries. As our customers may reside in such states and foreign countries, such jurisdictions may claim that we are required to qualify to do business as a foreign company in each such state and foreign country. Failure to qualify as a foreign company in a jurisdiction where required to do so could subject us to taxes and penalties.

                                   MANAGEMENT

Officers And Directors

      The following table sets forth the names and positions of our executive officers and directors. Our directors are elected at our annual meeting of stockholders and serve for one year or until successors are elected and qualify. Our Board of Directors elect our officers, and their terms of office are at the discretion of the Board, except to the extent governed by an employment contract.

      As of July 31, 2005, our directors and executive officers, their age, positions, the dates of their initial election or appointment as directors or executive officers, and the expiration of their terms are as follows:

Name                 Age          Position with Company                      Period Served
-----------------    ---          -----------------------------------------  -------------------------
Andrew Buffmire      58           Chief Executive Officer and President      June 20, 2005 to present
Shane Smith          56           Chairman of the Board and Vice             March 24, 2004 to present
                                  President of Business Development
King Cole            53           Vice President of Administration,Director  March 24, 2002 to present


      Set forth below is a brief description of the background and business experience of each of our executive officers and directors for the past five years.


      ANDREW BUFFMIRE was appointed President and Chief Executive Officer of Ecuity effective June 20, 2005. During the period from July 1, 2004 to April 30, 2005 Mr. Buffmire was a consultant to and President of Advanced Logic Systems, Inc., a New Jersey company providing integrated voice-video-data homeland security solutions to various federal and state agencies including the US Coast Guard. Prior to working at Advanced Logic Systems Mr. Buffmire was formerly VP Business Development and an executive officer of UbiquiTel PCS, a Sprint PCS affiliate from May 12, 2000 to June 30, 2005. Mr. Buffmire was responsible for business development and the execution of strategic initiatives, new technology development and acquisitions, and strategic transactions. Prior to joining UbiquiTel, Mr. Buffmire was a Business Development director at Sprint PCS. He was instrumental in the design and execution of the Sprint PCS affiliates program, which raised and deployed over $4 billion in capital. Mr. Buffmire was part of the original development team at Sprint PCS, joining the company in January of 1996. During the period from February 1, 1977 to December 31, 1995 Mr. Buffmire was an attorney in private legal practice in Salt Lake City, Utah with an emphasis in telecommunications law. Mr. Buffmire was also a former Assistant Attorney General for the State of Utah, a staff trial attorney for the Federal Trade Commission and clerked with the legal advisors office to the Commission of the European Economic Community in Brussels, Belgium. Mr. Buffmire has a BA in International Relations from the University of Southern California, a JD from the University of Utah, and a Master of Laws degree from the London School of Economics and Political Science.

      SHANE SMITH recently resigned his position as Chief Executive Officer to become Vice President of Corporate and Business Development. Mr Smith continues to serve on the Board of Directors. He initially became our Executive Vice President of Business Development and was appointed to the Board of Directors on February 11, 2004. Mr. Smith then became the CEO of Ecuity, Inc., thus relieving Mr. Cole from some of his responsibilities. Mr. Smith was a founder, CEO and member of the board of Karunga Technologies Corporation, the developer of the ICS secure communication system. In helping to found Karunga, he was its first COO and was primarily responsible for the initial launch of initial business operations. He has held three positions in Ecuity, Inc.: Chairman of the Board Chief Executive Officer and Vice President, and currently is its Vice President of Business Development. Prior to founding Karunga Technologies, Mr. Smith spent 25 years practicing business law. Much of his practice focused on advice to growing companies at critical stages, including numerous technology companies. He has served as a director on the boards of numerous companies and charities. Mr. Smith earned a B.A. degree in English Literature from Brigham Young University and a Juris Doctorate degree from the J. Ruben Clark School of Law at Brigham Young.


      KING COLE recently resigned his position as President of Ecuity and became the Vice President of Administration effective June 20, 2005. Mr Cole joined Ecuity, Inc. in March 2000 and is responsible for overseeing all day-to-day operations, administration and human resources. Mr. Cole has earned a Bachelor of Science degree in biological science from Gonzaga University and a Masters of Biological Sciences from Washington State University. Since 1998 Mr. Cole has owned his own business consulting firm specializing in business management. From 1991 to 1998 he was a regional manager for Jillian's, a national entertainment and hospitality chain. From 1998 to 2000 Mr. Cole owned and operated a business consulting sole proprietorship. He was a consultant for the City of Tacoma, WA, as well as other clients. Mr. Cole has managed large staffs and has held the position of general manager with several large businesses including Seattle's Schwartz Brothers restaurants.

Family Relationships

      There are no other family relationships among the directors or executive officers of Ecuity.

Involvement In Certain Legal Proceedings

      None of our officers, directors, promoters or control persons have been involved in the past five years in any of the following:

      (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

      (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

      (3) Being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

      (4) Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Audit Committee And Financial Expert

      We do not have an audit committee. King Cole and Shane Smith perform some of the same functions of an audit committee, such as: recommending a firm of independent certified public accountants to audit the annual financial statements; reviewing the independent auditors' independence, the financial statements and their audit report; and reviewing management's administration of the system of internal accounting controls. We do not currently have a written audit committee charter or similar document.

Code Of Ethics

      We have adopted a Code of Ethics on May 5, 2005.

Executive Compensation

      The following table sets forth, for the fiscal years ended June 30, 2004, June 30, 2003 and June 20, 2002, information regarding the compensation earned by our Chief Executive Officer and each of our most highly compensated executive officers whose aggregate annual salary and bonus exceeded $100,000, for each of the years indicated (the "Named Executive Officers"), with respect to services rendered by such persons to Ecuity and its subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                          ANNUAL COMPENSATION                                LONG-TERM COMPENSATION
                                    --------------------------------    ---------------------------------------------------
                                                                                       AWARDS      PAYOUTS
                                                                                     -----------   --------
                                                                        RESTRICTED   SECURITIES
                                                       OTHER ANNUAL       STOCK      UNDERLYING     LTIP        ALL OTHER
NAME AND PRINCIPAL                  SALARY    BONUS    COMPENSATION      AWARD(S)    OPTIONS/SARS  PAYOUTS    COMPENSATION
POSITION                  YEAR       ($)       ($)          ($)            ($)           (#)         ($)           ($)
                          ----     --------   ------   --------------   -----------  -----------   ---------  -------------
Shane Smith               2004   $58,223(1)        0                0             0            0           0              0
Chief Executive Officer   2003         $ 0         0                0             0            0           0              0
                          2002         $ 0         0                0             0            0           0              0

King Cole                 2004     $50,000         0         $217,642             0            0           0              0
President                 2003         $ 0         0                0             0            0           0              0
                          2002         $ 0         0                0             0            0           0              0

(1)   Mr. Smith became CEO in June 2004

      The following table sets forth information concerning individual grants of stock options in 2004 to the Named Executive Officers:

                    OPTION/SAR GRANTS IN LAST FISCAL YEAR (1)

                                                                Number of Securities Underlying Unexercised
                                                                                Options/SARs
                                                                          at FY End June 30, 2004
                                                                --------------------------------------------
                       Shares Acquired on
Name                        Exercise          Value Realized                    Exercisable                    Unexercisable
---------------------  --------------------   ----------------  --------------------------------------------   ---------------
King Cole                         1,361,111           $217,642                                          None                $0

Shane Smith                               0                  0                                          None                $0


Compensation Of Directors

      We have not yet implemented any standard arrangements for the compensation of our directors. We reimburse our directors for their out-of-pocket expenses necessary to attend meetings of the Board of Directors.

Employment Agreements

      We did not enter into any employment agreements with our executive officers during the fiscal year 2004.

                             DESCRIPTION OF PROPERTY

      We do not own any real property. We lease our executive offices. Our executive offices are located at 800 Bellevue Way N.E., Suite 600, Bellevue, Washington 98004. We sublease this office space for $9,205 per month with fixed escalations over the remaining years of the lease term through October 31, 2007.

      These offices are adequate for our current operational needs.

                                LEGAL PROCEEDINGS

      Ecuity, Inc.'s wholly owned subsidiary, Y3K, Inc., is the defendant in a lawsuit filed in Pierce County, Washington, Superior Court, currently pending. The plaintiff is the former landlord of Y3K, Inc. and is asserting claims against Y3K, Inc. related to its alleged breach of two lease agreements that Y3K, Inc. entered into with its former landlord in 1999 and 2000. The Plaintiff was successful in obtaining a judgment against Y3K in the approximate amount of $557,000 including an estimated, yet undetermined, award for attorney fees and costs of $25,000. Currently the Plaintiff has offered to settle all claims for approximately $30,000.

      During the year ended June 30, 2001, the Company's subsidiary, Y3K, Inc., defaulted under certain equipment lease obligations and the leased property was repossessed. The lessor has obtained a judgment in the amount of $121,565 which has been recorded in full in the accounts.

      During the quarter ended March 31, 2005 the landlord for the office space that was previously occupied by Y3K, Inc., a wholly owned subsidiary was successful in obtaining a judgment in the approximate amount of, $577,000. The Company has reserved $472,000 in anticipation of this loss and management believes that this reserve is sufficient to cover any settlement that may be made with the creditor.

      We are not a party to any other pending legal proceeding. Management is not aware of any threatened litigation, claims or assessments.

                             PRINCIPAL STOCKHOLDERS

Security Ownership Of Certain Beneficial Owners And Management

The table below sets forth information with respect to the beneficial ownership of our common stock as of July 31, 2005 for (i) any person who we know is the beneficial owner of more than 5% of our outstanding common stock; (ii) each of our directors or those nominated to be directors, and executive officers; and
(iii) all of our directors and executive officers as a group.

                                      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
----------------------------- ------------------------------------------------------------ ---------------- ----------------
                                                                                             Amount and
                                                                                              Nature of
                              Name and Address                                               Beneficial       Percentage
Title of Class                of Beneficial Owner                                             Ownership       of Class(1)

                              Ray Weller
Common                        7899 Tynedale Court
                              Sandy, Utah 84093                                                 20,000,000               8%
                                                                                             -------------    ------------
                                       TOTAL                                                    20,000,000               8%
                                                                                             =============    ============

                                      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
----------------------------- ------------------------------------------------------------ ---------------- ----------------
                                                                                             Amount and
                                                                                              Nature of
                              Name and Address                                               Beneficial       Percentage
Title of Class                of Beneficial Owner                                             Ownership       of Class(1)

                              King Cole
Common                        800 Bellevue Way NE, Suite 600,
                              Bellevue, Washington 98004                                         4,025,000             1.5%

Common                        Shane Smith
                              800 Bellevue Way NE, Suite 600,
                              Bellevue, Washington 98004                                         4,324,962             1.7%
                                                                                          ---------------- ----------------
                                       DIRECTORS AND OFFICERS AS A GROUP                         8,349,962             3.2%
                                                                                          ---------------- ----------------


*     Less than 1%.

(1) Applicable percentage of ownership is based on 258,712,899 shares of common stock outstanding as of July 31, 2005 for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting of investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of July 31, 2005 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such persons, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      During the past two years, we have entered into two transactions with a value in excess of $60,000 with an officer, director or beneficial owner of 5% or more of our common stock, or with a member of the immediate family of any of the foregoing named persons or entities, as follows:

Consulting Fees

      The Company has consulting agreements with its President, its Secretary/Treasurer, its Chief Executive Officer and a major shareholder. Consulting fees paid or accrued to these stockholder/officers for the year ended June 30, 2004 totaled $292,223 ($192,000 as reported in 2003 and $144,000 exclusive of James Stephens). Commencing July 1, 2002, the consulting agreements were set at the monthly rate of $4,000 (except for Mr. Smith/Vice President Development which became effective June 1, 2004) with the caveat that any unpaid fees would be accrued and continue to be an obligation by Ecuity until paid. The agreements also provide that upon Ecuity obtaining satisfactory cash flows from funding sources or from a revenue stream, the Board of Directors would renegotiate the base rate on the consulting agreements. The annual base rates were increased to the amounts listed below effective January 1, 2004 (June 1, 2004 for Mr. Smith).

    Mr. King Cole, President                                     $ 120,000
    Mr. Leon Caldwell, Secretary/Treasurer                        $ 84,000
    Mr. Jeffrey Haberman, founder and consultant                 $ 120,000
    Mr. Shane Smith CEO                                          $ 120,000

    Unpaid consulting fees to stockholder/officers at June 30,
      2004 are as follows:
    Mr. King Cole, President                                       $60,335
    Mr. Leon Caldwell, Secretary/Treasurer                         $50,800
    Mr. Jeffrey Haberman, founder and consultant                   $41,715
                                                                 ---------

    Total unpaid wages and consulting fees                       $ 152,850
                                                                 =========


Loans

      Ecuity is indebted to Mr. Jeff Haberman in the form of two notes payable, one in the amount of $153,700 and at a rate of 10% and the second in the amount of $20,000 at a rate of 12%. Both notes are due on demand.

      (1) We received two loans from Mr. King Cole, our President. The first loan was for $22,000 and the second was for $4,400. Each of these loans accrues interest at an annual rate of 10% and a maximum default interest rate of 15%. Both loans are outstanding.

      (2) We received a loan from Mr. Jerry Schwartz who is our Chief Operating Officer. The amount of the loan is $27,500 and the interest on the loan accrues at a rate of 10% per year.

                MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
                   COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

(a)   Market Information

      Our shares of common stock have traded on the Over-the-Counter Bulletin Board since May 19, 2000. Our stock currently trades under the symbol "ECUI.OB".

      The following table sets forth the high and low bid prices for our common stock for the periods indicated as reported by the NASDAQ Over-the-Counter Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

     YEAR 2003                              High Bid          Low Bid
     Quarter Ended March 31, 2003            $0.031            $0.013
     Quarter Ended June 30, 2003              $0.06            $0.012
     Quarter Ended September 30, 2003         $0.28            $0.025
     Quarter Ended December 31, 2003          $0.22            $0.075

     YEAR 2004                              High Bid          Low Bid
     Quarter Ended March 31, 2004            $0.185            $0.101
     Quarter Ended June 30, 2004             $0.185            $0.058
     Quarter Ended September 30, 2004         $0.07             $0.02
     Quarter Ended March 31, 2005            $0.069            $0.014

     YEAR 2005                              High Bid          Low Bid
     Quarter Ended March 31, 2005            $0.062            $0.032
     June 20, 2005                           $0.037            $0.018

(b)   Holders Of Common Stock

      As of March 31, 2005, we had approximately 2000 shareholders of our common stock and 258,712,899 shares of our common stock were issued and outstanding.

(c)   Dividend

      We have never declared or paid a cash dividend. There are no restrictions on the common stock or otherwise that limit the ability of us to pay cash dividends if declared by the Board of Directors. The holders of common stock are entitled to receive dividends if and when declared by the Board of Directors, out of funds legally available therefore and to share pro-rata in any distribution to the shareholders. Generally, we are not able to pay dividends if after payment of the dividends, we would be unable to pay our liabilities as they become due or if the value of our assets, after payment of the liabilities, is less than the aggregate of our liabilities and stated capital of all classes. We do not anticipate declaring or paying any cash dividends in the foreseeable future.

(d)   Equity Compensation Plan

      The table below shows the securities issued under our Equity Compensation Plan.

                                                                                                             Number of
                                                                                                            Securities
                                                                                                             Remaining
                                                                                                           Available for
                                                                  Number of                               Future Issuance
                                                               Securities to be                            Under Equity
                                                                 Issued Upon        Weighted Average    Compensation Plans
                                                                 Exercise of        Exercise Price of       (Excluding
                                                                 Outstanding           Outstanding          Securities
                                                              Options, Warrants     Options, Warrants      Reflected in
                                                                  and Rights           and Rights           Column (a))
Plan Category                                                        (a)                   (b)                  (c)
------------------------------------------------------------- -----------------     -----------------   ------------------
Equity compensation plans approved by security holders          12,363,769               $0.16              9,539,656
Equity compensation plans not approved by equity holders              0                     0                    0
                                                              -----------------     -----------------   ------------------
Total                                                           12,363,769               $0.16              9,539,656
                                                              =================     =================   ==================

                            DESCRIPTION OF SECURITIES

General

      Our Articles of Incorporation authorize the issuance of 400,000,000 shares of common stock, $0.001 par value per share. As of July 31, 2005, there were 258,712,899 outstanding shares of common stock. We do not have any preferred stock authorized for issuance or outstanding. Set forth below is a description of certain provisions relating to our capital stock. For additional information, regarding our stock please refer to our Articles of Incorporation and By-Laws.

Common Stock

      Each  outstanding  share  of  common  stock  has one  vote on all  matters requiring a vote of the stockholders. There is no right to cumulative voting; thus, the holder of fifty percent or more of the shares outstanding can, if they choose to do so, elect all of the directors. In the event of a voluntary of involuntary liquidation, all stockholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of the common stock have no preemptive rights with respect to future offerings of shares of common stock. Holders of common stock are entitled to dividends if, as and when declared by the Board out of the funds legally available therefore. It is our present intention to retain earnings, if any, for use in its business. The payment of dividends on the common stock are, therefore, unlikely in the foreseeable future.

Limitation Of Liability: Indemnification

      Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify our directors and officers of from and against certain claims arising from or related to future acts or omissions as a director or officer of Ecuity. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Ecuity pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Anti-Takeover Effects Of Provisions Of The Articles Of Incorporation

      Authorized And Unissued Stock

      The authorized but unissued shares of our common stock are available for future issuance without our stockholders' approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of Ecuity that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with Ecuity's Board of Directors' desires. A takeover may be beneficial to stockholders because, among other reasons, a potential suitor may offer stockholders a premium for their shares of stock compared to the then-existing market price.

      The existence of authorized but unissued and unreserved shares of stock may enable the Board of Directors to issue shares to persons friendly to current management which would render more difficult or discourage an attempt to obtain control of Ecuity by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of our management.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANT
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

      Dismissal of Morgan & Co. - On April 15, 2004, our Board of Directors dismissed the independent accounting firm of Morgan & Co. as its independent auditors. The dismissal of Morgan was made by the Board of Directors, in consultation with Morgan, based on Morgan's decision to not register with the Public Company Accounting Oversight Board as required under Section 102 of the Sarbanes-Oxley Act of 2002. Because of Morgan's decision to not register, it was no longer eligible to audit our financial statements. In connection with its audits for the two most recent fiscal years ended June 30, 2002 and June 30, 2003 and through the date of this report, there have been no disagreements with Morgan & Co. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. During the two most recent fiscal years and through the date of this report, there have been no reportable events (as defined in Regulation S-B Item 304 (a) (1) (v)).

      Retention of De Leon & Company, P.A. - The Board of Directors has engaged De Leon & Co., P.A. to serve as our new independent accountants for the fiscal year ending June 30, 2004. As of April 19, 2004 a formal engagement letter was executed with De Leon & Company, P.A. During the two most recent fiscal years ended June 30, 2002 and June 30, 2003 and through the date of this report we did not consult with De Leon regarding any of the matters or events as set forth in Regulation S-B Item 304 (a) (2) (i) and (ii).

      Principal Accountant Fees And Services - De Leon & Company., P.A. acts as the principal auditor for Ecuity, Inc. and also provides certain other audit-related services. The Board of Directors Committee pre-approves all services provided by De Leon & Company., P.A. to Ecuity, Inc. These policies and procedures provide a detailed description of the services that may be performed as well as limits on the fees (as may be adjusted for extra work) for the services.

                                     EXPERTS

      The consolidated financial statements for the fiscal years ended June 30, 2004 and 2003, included in this prospectus and incorporated by reference in the registration statement, have been audited by DeLeon & Company, P.A. and Morgan & Company respectively, as stated in their independent auditor's reports appearing with the financial statements and incorporated by reference in this registration statement. These financial statements are included in reliance upon their reports, given upon their authority as experts in accounting and auditing.

Transfer Agent

      The transfer agent for our common stock is Nevada Agency & Trust Company. Their address is 50 West Liberty, Suite #880, Reno, Nevada 89501, and their telephone number is (775) 322-0626.

                                  LEGAL MATTERS

      The Law Office of Jack G. Orr will pass upon the validity of the shares of common stock offered hereby. The Law Office of Jack G. Orr is located at 110 Old City Hall, 625 Commerce Street, Tacoma, Washington 98402.

                           HOW TO GET MORE INFORMATION

      We have filed with the Securities and Exchange Commission in Washington, DC, a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the shares we are offering. Prior to the effective date of the registration statement we were not subject to the information requirements of the Securities Exchange Act of 1934. This prospectus does not contain all of the information set forth in the registration statement, as permitted by the rules and regulations of the SEC. Reference is hereby made to the registration statement and exhibits thereto for further information with respect to Ecuity and the shares to which this prospectus relates. Copies of the registration statement and other information filed by Ecuity with the SEC can be inspected and copied at the public reference facilities maintained by the SEC in Washington, DC at 450 Fifth Street, NW, Washington, DC 20549. In addition, the SEC maintains a World Wide Website that contains reports, proxy statements and other information regarding registrants such as Ecuity which filed electronically with the SEC at the following Internet address:
(http:www.sec.gov).

                          ECUITY, INC. AND SUBSIDIARIES
                        CONSOLIDATED FINANCIAL STATEMENTS
                    For the Nine months Ended March 31, 2005
                                       and
                   For The Years Ended June 30, 2004 and 2003


                                Table of Contents

Financial Statements For The Nine months Ended March 31, 2005 and 2004:
-----------------------------------------------------------------------
  Unaudited Consolidated Balance Sheet                                        F-2 - F-3
  Unaudited Consolidated Statements of Operations                                   F-4
  Unaudited Consolidated Statements of Changes of Cash Flow                         F-5
  Consolidated Statements of Changes in Stockholders' (Deficit)                     F-6
Notes to Consolidated Financial Statements                                   F-7 - F-16

Financial Statements For The Years Ended June 30, 2004 and 2003:
----------------------------------------------------------------
Reports of Independent Registered Certified Public Accounting Firm          F-17 - F-18
  Consolidated Balance Sheet                                                F-19 - F-20
  Consolidated Statements of Operations                                            F-21
  Consolidated Statements of Cash Flows                                     F-22 - F-23
  Consolidated Statements of Changes in Capital Deficit                            F-24
Notes to Consolidated Financial Statements                                  F-25 - F-46

                          ECUITY, INC. AND SUBSIDIARIES

                      UNAUDITED CONSOLIDATED BALANCE SHEETS

                                                    March 31,     June 30,
                                                         2005         2004
                                                    ---------     --------
ASSETS

  Current
    Cash and cash equivalents                          $3,103   $  107,695
    Accounts Receivable, net of allowance of
      $179,300 at June  30, 2004 and $169,375 at
      March 31, 2005                                  442,938      601,287
    Prepaid expenses                                   21,458       29,884
    Inventory                                             800
                                                    ---------    ---------
      Total Current Assets                            468,299      738,866

  Deposits                                            121,815       43,722
  Property and equipment, net                         448,184      499,346
  Acquired customer list, net of amortization       1,182,245    1,677,600
                                                    ---------    ---------
      Total Assets                                  2,220,543    2,959,534
                                                    =========    =========

      The   Accompanying   Notes  are  an  Integral  part  of  these   Unaudited
Consolidated Financial Statements

                          ECUITY, INC. AND SUBSIDIARIES

                      UNAUDITED CONSOLIDATED BALANCE SHEETS

                                                         March 31        June 30,
LIABILITIES AND SHAREHOLDERS' DEFICIT                      2005            2004
                                                       ------------    ------------
Current

  Accounts payable and accrued liabilities             $  3,395,859    $  2,954,559

  Loans payable                                           4,273,515       5,887,061

  Stock to be issued for services and sales                       0         167,000

  Deposits and advance billings                             273,680         329,253

  Capital lease obligations - current portion               104,331         104,331
                                                       ------------    ------------
    Total Current Liabilities                             8,047,385       9,442,204
                                                       ------------    ------------
Long Term Liabilities

  Convertible Debentures                                          0         200,000

      Note payable to Fox - net of current portion        1,475,000               0
  Capitalized Leases-net of current portion                  83,408         145,896
                                                       ------------    ------------
    Total Long Term Liabilities                           1,558,408         345,896
                                                       ------------    ------------
    Total Liabilities                                     9,605,793       9,788,100

SHAREHOLDERS' DEFICIT

  Share Capital:

    Authorized: 400,000,000 common shares, par
      value $0.001 per share Issued and outstanding:
        239,692,932 common shares outstanding at
        March 31, 2005 and 113,260,948 common
        shares at June 30, 2004                             239,693         113,261

    Additional paid-in capital                           11,915,236       8,601,184

    Additional paid-in-capital stock options issued         211,378         209,298

    Less deferred compensation                                    0          (9,442)
                                                       ------------    ------------
    Deficit                                             (19,751,557)    (15,742,867)
                                                       ------------    ------------
      Total Shareholders' Deficit                        (7,385,250)     (6,828,566)
                                                       ------------    ------------

      Total Liabilities and Shareholders' Deficit      $  2,220,543    $  2,959,534
                                                       ============    ============

      The   Accompanying   Notes  are  an  Integral  part  of  these   Unaudited
Consolidated Financial Statements

                          ECUITY, INC. AND SUBSIDIARIES

                 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                              Three Months Ended                  Nine Months Ended
                                                                   March 31                           March 31
                                                               2005            2004            2004            2003
                                                        -----------      ----------     -----------      ----------
Revenues                                                    664,859       1,650,655       2,320,421       1,650,655

Cost of revenues                                            399,759         848,353       1,551,534        848,353-
                                                        -----------      ----------     -----------      ----------
Gross margins                                               265,100         802,302         768,887         802,302

Operating expenses
  Selling expenses                                          117,409         121,140         379,483         121,140
  Amortization of customer list                              78,216                         234,648
  Depreciation                                               33,064                          99,192
  General and administrative                              1,608,927       2,057,784       3,918,714       3,268,541
                                                        -----------      ----------     -----------      ----------
Total operating expenses                                  1,837,616       2,178,924       4,632,037       3,389,681
                                                        -----------      ----------     -----------      ----------
Operating loss                                           (1,572,516)     (1,376,622)     (3,863,150)     (2,587,379)
                                                        -----------      ----------     -----------      ----------
Other income (expense)
  Interest (expense)                                       (134,629)        (39,836)       (537,103)        (71,643)
  Miscellaneous other                                       391,563           8,649         391,563           8,649
                                                        -----------      ----------     -----------      ----------
  Total other income (expense)                              256,934         (31,187)       (145,540)        (62,994)
                                                        -----------      ----------     -----------      ----------
Net loss                                                 (1,315,582)     (1,407,809)     (4,008,690)     (2,650,373)
                                                         ==========      ==========      ==========      ==========

Basic loss per share                                   $       (0.1)   $       (0.2)   $       (.03)   $       (.03)

Weighted Average Number of Common Shares Outstanding    187,990,748      76,342,306     187,990,748      76,342,306

Diluted loss per share                                 $       (0.1)          (0.02)   $       (.02)   $       (0.3)

Diluted weighted average shares outstanding             220,164,815      83,395,336     220,164,815      83,395,336


Note A - Miscellaneous other income of $391,563 for the 3 and 9 months ended March 31, 2005 represents the forgiveness of debt on the Fox note from its inception (January 2, 2004) to March 31, 2005 as part of the revised note Agreement.

The Accompanying Notes are an Integral part of these Unaudited Consolidated Financial Statements

                     ECUITY, INC. AND SUBSIDIARIES UNAUDITED
                      CONSOLIDATED STATEMENTS OF CASH FLOW

                                                                 Nine Months Ended
                                                                      March 31
                                                             -------------------------
                                                                 2005          2004
                                                             -----------    ----------
Cash Flows From Operating Activities
  Net loss                                                   $(4,008,690)   (2,650,373)
  Adjustments To Reconcile Net Loss To Net Cash From
   Operating Activities
    Depreciation and amortization                                333,840       225,677
    Stock issued for other than cash                           1,190,551     1,294,764
    Deferred compensation                                          9,444
  Changes in assets and liabilities:
    Decrease (increase) in accounts receivable, net              158,348      (719,556)
    Increase in deposits                                         (78,093)      (35,484)
    Decrease in stock issuances due                             (170,000)
    Increase in inventory                                           (800)
    Decrease (increase) in prepaid expenses                        8,426       (70,750)
    (Decrease) increase in payable and accrued liabilities       444,300       984,912
    Stock options outstanding                                      2,080
    Decrease (increase) in advanced billings                     (55,573)      335,297
                                                             -----------    ----------
      Cash used by operating activities                       (2,166,167)     (635,513)
                                                             -----------    ----------

Cash Flows Used By Investing Activities
  Purchase of property and equipment                             (48,029)   (1,109,290)
  Acquisition of Fox subscriber base                                        (2,872,672)
                                                             -----------    ----------
    Cash used by investing activities                            (48,029)   (3,981,962)
                                                             -----------    ----------

Cash Flows From Financing Activities
  Proceeds from loans payable                                  1,279,957     3,321,247
  Paydown and retirement of loans payable                     (1,118,798)
  Issuance of common stock for loan reductions                 1,422,933
  Sale of convertible debentures                                               700,000
  Share subscriptions receivable                                                (4,429)
  Sale of common stock for cash                                  588,000       384,180
  Change in capitalized leases                                   (62,488)      231,617
                                                             -----------    ----------
    Cash provided (used) by financing activities               2,109,604     4,632,615
                                                             -----------    ----------

Net Increase (Decrease) In Cash                                 (104,592)       15,140
Cash And Cash Equivalents, Beginning Of Year                     107,695           653
                                                             -----------    ----------
Cash And Cash Equivalents, End Of Year                       $     3,103        15,793
                                                             ===========    ==========

Interest paid during the periods                             $   136,924        71,643
                                                             ===========    ==========

      The Accompanying Notes are an Integral part of the Unaudited Consolidated Financial Statements

                          ECUITY, INC. AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' (DEFICIT)
 FOR THE YEAR ENDED JUNE 30, 2004 AND THE NINE MONTH PERIOD ENDED MARCH 31, 2005

                                Common Stock
                             ---------------------
                                                                                   Additional
                                                                                    Paid-In
                                                        Shares       Additional     Capital
                                                     Subscription     Paid-In        Stock
                             Shares        Amount     Receivable      Capital       Options        Deficit        Total
                             ----------   ---------  -------------   -----------   -----------  -------------   -----------
Balance, June 30, 2003       52,050,605   $  52,050     $    (571)   $ 2,741,023      $      0  $ (4,490,148)  $(1,697,646)
Stock options issued                                                                   209,298                      209,298
Deferred compensation                                                                  (9,442)                      (9,442)
Issue  of  common  stock
  for services               12,402,006      12,402                    1,417,162                                  1,429,564
Issue  of  common  stock
  For options exercised       6,482,319       6,482                      203,965                                    210,447
Sale of common stock          2,264,799       2,265            571       167,404                                    170,240
Sale of common stock
Credit Line/debentures       10,307,747      10,308                      839,692                                    850,000
Common shares issued
For acquisitions             29,753,472      29,754                    3,231,938                                  3,261,692
Net loss                                                                                         (11,252,719)  (11,252,719)
                            -----------   ---------  -------------   -----------   -----------  -------------   -----------
Balance, June 30, 2004      113,260,948     113,261                    8,601,184       199,856   (15,742,867)   (6,828,566)
Deferred compensation                                                                    9,442             --         9,442
Stock options issued                                                                     2,080             --         2,080
Issue  of  common  stock
  for services               31,197,954      31,198                    1,159,354                                  1,190,552
Shares  issued for stock
  issuances due               1,000,000       1,000                      169,000                                    170,000
Issue  of  common  stock
  for Collateral on loan      3,900,000       3,900                      (3,900)                                          0
Sale of common stock         33,530,414      33,530                      554,470                                    588,000
Shares  issue to  retire
  debt                       56,803,616      56,804                    1,435,128                                  1,491,932
Net Loss for the Period                                                                           (4,008,690)   (4,008,690)
                            -----------   ---------  -------------   -----------   -----------  -------------   -----------
Balance March 31, 2005      239,692,932   $ 239,693              0    11,915,236       211,378   (19,751,557)   (7,385,250)
                            ===========   =========  =============   ===========   ===========  =============   ===========


      The   Accompanying   Notes  are  an  Integral  part  of  these   Unaudited
Consolidated Financial Statements

ECUITY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2005 (UNAUDITED)


1.    SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of consolidated financial statements for a period necessarily involves the use of estimates which have been made using careful judgment.

The consolidated financial statements have, in management's opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below.

Consolidation

These consolidated  financial statements include the accounts of the Company and
its  100%  owned   subsidiaries,   Y3K,   Incorporated   and   Ecuity   Advanced
Communications, Inc.

Cash And Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Property And Equipment

The cost of property and equipment is depreciated using the straight-line method over the estimated useful lives of the assets, which are three to five years. The Company leases equipment that is capitalized. All leases are accounted for in accordance with Financial Accounting Board Statement No. 13 - Accounting for Leases. Amortization expense related to capitalized leases is included with depreciation expense.

Software Development Costs

All software development costs are expensed as incurred. Capitalization of software development costs begins upon the establishment of the Company's ability to provide a product that is readily marketable. Amortization of capitalized software development costs is provided on a product-by-product basis using the straight-line method over each product's estimated economic life, which ranges from two to five years.

Software development costs also include capitalized costs of design, configuration, coding, installation and testing of the Company's website up to its initial implementation. The Company did not complete the development of the website and the initial implementation costs were expensed in fiscal 2000.

Revenue Recognition

The Company recognizes revenue and the related costs of sales as products are shipped and title is passed to the customer. The Company provides warranty on product sales for a period of one year. This includes updates and entitles the user to replacement software, if needed, at 20% of the original sales price. After one year, customers can opt for an ongoing maintenance program entitling them to any product upgrades at 20% on the current purchase price.

For extended warranty and continued product update services, revenue is recognized over the term of the maintenance agreement. The subscription period can be no less than quarterly. Revenue related to the services is deferred and recognized as the services are performed in accordance with Statement of Position 97-2 - "Software Revenue Recognition" and related interpretations.

Sales are comprised of gross revenues less provisions for estimated customer returns and other sales allowances. For software sales, customer returns are only available within 30 days of the sale and only in the event that the software does not perform as described by the Company. Such return policy will require the customer to write to the Company with the specifics of their claim that the software does not deliver as promised. The related reserves for these provisions are included in "Accounts Receivable, net" in the accompanying consolidated statements of operations. For telephony services, billing errors may be corrected for 30 days after the mailing of the monthly bill to customers. Usually such adjustments will be handled by phone with adjustment approved by a customer service manager. Provisions for estimated returns and sales allowances are established by the Company concurrently with the recognition of revenue and are based on a variety of factors including actual return and sale allowance history and projected economic conditions. The Company has not incurred any significant amount of returns or sales allowances in fiscal years 2000 to 2004. All amounts billed to customers related to shipping and handling are included in revenue. All costs associated with shipping and handling are recognized in cost of sales.

The Company provides services for long distance and Internet access. Revenues are recognized when the services are provided. Amounts prepaid by customers is credited to Deferred Revenues and recognized in the period they are earned.

Effective October 2000, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 101 - "Revenue Recognition", which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB No. 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. The Company believes our revenue recognition practices are in conformity with the guidelines prescribed in SAB No. 101. There was no effect on the consolidated financial statements related to the adoption of SAB No. 101.

The Company records product warranty costs in the period in which the work is performed as a cost of sale.

Income Taxes

Income taxes are accounted for using an asset and liability approach in accordance with Statement of Financial Accounting Standard # 109, which requires the recognition of deferred tax liabilities and assets for the expected future consequences of temporary differences between the financial statement and tax basis of assets and liabilities at the applicable enacted tax rates. Generally accepted accounting principles require a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of its deferred tax assets will not be realized.

Use Of Estimates

Management makes estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Concentration Of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of trade accounts receivables. The Company provides credit in the normal course of business to individuals and businesses and generally does not require collateral or other security.

Management does not anticipate any material adverse effect on the Company's financial position as a result of these credit risks.

Stock Options

In accordance with Statement of Financial Accounting Standards No. 123 ("SFAS 123"), the Company has elected to account for stock options issued to employees under Accounting Principles Board Opinion No. 25 ("APB Opinion No. 25") and related interpretations and accounts for options issued to non-employees for services under SFAS 123.

Net Loss Per Share

Basic loss per share is calculated on the basis of the weighted average number of common shares outstanding. Diluted loss per share is calculated in the same manner as basic loss per share amounts, except for the effect of the potentially issuable shares resulting from the exercise of outstanding stock options and warrants. Fully diluted earnings per share exclude potentially issuable shares that are anti dilutive.

Business Combinations

The Company has adopted SFAS No. 141 Business Combinations that superseded APB Opinion No. 16 requiring the purchase method be used for all business combinations initiated after June 30, 2001. This statement requires that intangible assets that can be identified and named be recognized as assets apart from goodwill if they meet one of two criteria - the contractual-legal right criterion or the separability criterion. This statement also requires the primary reason for the business combination and the allocation of the purchase price paid to the assets acquired and liabilities assumed by major balance sheet caption.

Intangible Assets

The Company has adopted SFAS No. 142 Goodwill and Other Intangible Assets. This Statement addresses financial accounting and reporting for intangible assets acquired individually or with a group of other assets (but not those acquired in a business combination) at acquisition. This Statement also addresses financial accounting and reporting for goodwill and other intangible assets subsequent to their acquisition. Intangible assets with a definite life will be amortized under this statement while intangible assets with an indefinite life (goodwill) will not be amortized. Evaluation of the carrying cost of all intangible assets will be performed at least yearly and the carrying amount of the asset will be adjusted to the realizable value.

SFAS No. 150 Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This statement requires that financial instruments issued in the form of shares that is mandatorily redeemable that embodies an unconditional obligation requiring the issuer to redeem it by transferring its assets at a specified or determinable date (or dates) or upon an event that is certain to occur, to classify such instrument as a liability instead of equity. The Company does not expect that the adoption of SFAS No. 150 will have a material impact on the Company's consolidated financial statements.

2.    BASIS OF PRESENTATION

The unaudited consolidated financial statements as of March 31, 2005 included herein have been prepared by Ecuity, Inc. ("Ecuity", or "Company") and include all normal and recurring adjustments which are, in the opinion of management, necessary for a fair presentation of the financial position at March 31, 2005 and 2004 pursuant to the rules and regulations of the Securities and Exchange Commission. The consolidated financial statements include the accounts of Ecuity, Inc. and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated.

This Quarterly Report on Form 10-QSB is qualified in its entirety by the information included in the Company's Annual Report to the SEC on Form 10-KSB for the period ending June 30, 2004.

3.    ACQUISITION OF ASSETS AND SUBSIDIARIES

Effective March 22, 2002, Ecuity, Inc. acquired 100% of the issued and outstanding shares of Y3K Incorporated by issuing 13,100,000 common shares. In addition, the former shareholders of Y3K Incorporated received an additional 4,981,374 common shares in a separate transaction.

A summary of the transaction is as follows:

The outstanding shares of Ecuity, Inc, formerly Zeballos Mining ("Zeballos") prior to the acquisition were 27,688,500. Y3K, Inc., shareholders had common shares of 12,789,792 and preferred shares of 5,291,582 for a total conversion of common shares from Zeballos of 18,081,374. In order for Y3K, Inc., shareholders to receive 18,081,374 shares of Zeballos, 13,100,000 newly issued shares were issued and 4,981,374 shares were received from existing issued and outstanding shares (part of the 27,688,500 common shares issued and outstanding to Zeballos shareholders) of Zeballos common shares.

The transaction resulted in the Zeballos shareholders holding a total of 22,707,126, or 56% of the total issued and outstanding shares of 40,788,500 and Y3k, Inc., shareholders having a total of 18,081,374, or 44% of the total issued and outstanding shares after the close of the acquisition.

Even though Ecuity shareholders ended up with 44% of the total issued and outstanding shares after the acquisition the former shareholders of Y3K
Incorporated did have control as outlined in items (b), (c), and (d) of paragraph 17 of SFAS 141.

-     the existence of a large minority voting interest in the combined entity

-     control of the board of the combined entity

-     domination of the senior  management of the combined entity.

Accordingly, the transaction, which is referred to as a "reverse take-over", has been treated for accounting purposes as an acquisition by Y3K Incorporated of the net assets and liabilities of Ecuity, Inc.

Ecuity, Inc. had a net asset deficiency at the acquisition date, therefore, the 13,100,000 shares issued on acquisition were issued at fair value of $0 with the net asset deficiency of $25,743 charged to deficit. Y3K Incorporated is deemed to be the purchaser for accounting purposes. Accordingly, its net assets are included in the consolidated balance sheet at their previously recorded amounts.

The acquisition is summarized as follows:

Current Liabilities

Accounts payable                                            $   25,743
                                                            -----------
Net Asset Deficiency                                        $  (25,743)
                                                            -----------

Fox Communications, Corporation - Effective January 2, 2004, Ecuity, Inc. through its wholly owned subsidiary Ecuity Advanced Communications (Initially incorporated under the name "Ecuity Holdings, Inc."), a Washington corporation ("EAC"), purchased a substantial portion of the assets ("Assets") of Fox Communications, Corporation, a Washington corporation ("Fox"). The purchase (the "Transaction") was pursuant to an Asset Purchase Agreement ("Purchase Agreement") dated January 14, 2004.

Fox Communications Corporation formerly Phonelink, Inc. is in the business of providing business and residential long distance telephone service, conference calling, internet dial up, and web hosting services. Fox was incorporated in the state of Washington on January 5, 1989.

The acquisition was based on cash, common shares and a Note Payable as follows:

$3,775,000 in a note payable by Ecuity Advanced Communications, Inc. ("EAC") and 6,722,722 shares of Ecuity, Inc.'s common stock. Based on the closing bid price for the Company's common stock on January 14, 2004 of $.17 per share, the shares issued to Fox in connection with the asset purchase have been valued at $1,151,882. The total transaction has been valued at $4,926,882 of which $1,781,221 consisted of net assets acquired.

EAC has paid $300,000 toward the note as part of the purchase price and the balance of $3,475,000 is to be paid pursuant to the terms of a promissory note ("Note") issued to Fox by EAC. The original note called for payments that were in default on their initial due date of March 5, 2004.

Subsequently, the Company negotiated a revised note payment schedule, which called for a total payoff on or before December 1, 2004 of the $3,475,000 balance plus accrued interest. EAC in conjunction with its parent Company,

Ecuity, Inc., was able to negotiate an extension of that note along with an issuance of commons shares of Ecuity, Inc. for a reduction in the debt.

The revised terms provided that there was a waiver of all interest through March 31, 2005 with a limit on the note reduction of $250,000 (previously limited to $450,000) representing an adjustment against the total of accounts receivable, less the sum of the accounts payable, accruals and deferred income balances.

The revised note payments are summarized as follows:

$125,000                                Due on or before April 22, 2005
$250,000                                Due on or before May 9, 2005
$625,000                                Due on or before May 16, 2005

Further, the Company and Fox have agreed that Fox will reduce the note obligation by $1,000,000 in exchange for the issuance of 28,277,278 common shares of Ecuity, Inc. and extended the due date for the balance of the note (principal of $1,475,000) and all accrued interest to July 1, 2007.

Payment of the Note is secured by all of the Assets and by the issued and outstanding shares of Ecuity, all of which shares are held by the Company.

In addition, the Company is a guarantor of the Note pursuant to a Parent Guaranty agreement between the Company and Fox. The Company and Ecuity expect to finance the Note payments through additional equity investments into the Company including, but not limited to, invested capital it anticipates it will receive under a Standby Equity Distribution Agreement (formerly the Equity Line of Credit Agreement) with Cornell Capital Partners, L.P.

The assets acquired by the Company include the competitive local exchange carrier ("CLEC") consisting of a customer base of 18,000 residential and business customers, conferencing and ISP operations, voice over internet protocol services, fully functioning customer service and billing capabilities. Additionally, the Transaction included the recently upgraded Network Operation Center ("NOC") that allows for the significant expansion of unified end-to-end communication solutions through the addition of voice over IP (VoIP).

In addition to the growth of the unified products and services, Ecuity believes that the new NOC increases efficiencies, reduces costs and has a positive impact on operating revenue. The Assets acquired by the Company include:

o Certain fixed assets and equipment, as well as any and all permits, licenses, consents and approvals held by Fox which are assignable to Ecuity. All such fixed assets and equipment, which Fox had used in its operation as a converged internet content provider and producer of affinity portals, shall be used in a similar manner by Ecuity.

o All of Fox's right, title and interest in and to a number of websites, including foxinternet.com, as well as any other tangible or intangible assets of Fox used or useful in the joint operations that existed prior to the Transaction, but excluding certain assets listed in the Purchase Agreement.

As part of the Transaction, those Fox employees that are associated with the operation and management of the business represented by the Assets became employees of Ecuity. Additionally the former President of Fox, Mr. Lonnie Benson, became a consultant to Ecuity with a contact that expired on January 14, 2005.

KARUNGA TECHNOLOGIES, INC. - At a Board of Directors meeting on February 22, 2004, Ecuity, Inc., voted to complete the purchase of the ICS Technology from Karunga Technologies, Corporation ("Karunga"), a Utah Corporation. The technology acquisition was completed effective June 15, 2004.

The Agreement to purchase all assets and liabilities related specifically to the ICS Technology, its development and deployment, (hereinafter Purchased Technology or ICS), including all intellectual property rights associated with ICS was completed pursuant to a Technology Asset Purchase Agreement ("Purchase Agreement") dated February 22, 2004, which was ratified by the Board of Directors of Karunga on June 15, 2004. The acquisition was based on the issuance of commons shares, the assumption of certain obligations of Karunga, the granting of options and warrants as follows:

The issuance of 23,030,750 shares of common stock, the issuance of 750,000 options to purchase common shares at prices ranging from $.10 per share to $.25 per share, the issuance of 433,438 warrants to purchase common shares at $.50 on a 1 to 1 basis, the assumption of $70,000 in general bills from Karunga and the issuance of a new convertible promissory note to a third party in the principal amount of $492,165, bearing interest at the initial rate of 7% per annum rising to 14% on any defaults. The newly issued note replaces the note wherein the Company had acted as a guarantor of the note issued by Karunga to the third party in the amount of $400,000 (which was expensed for the year ended June 30, 2003). In addition, the convertible note has warrants attached that provide for the issuance of 333,333 common shares at the price of $.20 per share.

Additionally, the beneficiary of the new note is contractually entitled to one million common shares of the Company's common stock, which has been expensed as additional interest, in consideration for extending the due date of the note as well as providing for a payment schedule extending through December 31, 2004. The note and all accrued interest was cancelled in exchange for the issuance of 19,000,000 of the Company's common stock. The total acquisition transaction was valued at $2,280,994.

An employment agreement was provided to Shane Smith, a key employee of Karunga, who is now acting as the Company's Chairman of the Board and CEO. Mr. Cedric Griss was also retained by the Company on an ongoing basis as the key developer of the ongoing upgrades of ICS without any written contract. Mr. Smith's contract provides for salary, benefits, stock options and a defined length of employment.

4.    LOANS AND OTHER OBLIGATIONS PAYABLE

                                                                                   March 31,
                                                                                     2005
                                                                                 ------------
a)        Current portion of note due to Fox Communications, Inc.                $  2,000,000
b)        Promissory notes to Cornell Capital at 12% per annum                        850,000
c)andf)   Unsecured loans payable on demand, with interest ranging from
            10% to 18% per annum and  judgment                                      1,234,061
d)        Loan due to bank - defaulted in year 2001 (unsecured)                       155,666
e)        Contract for advance lock box receipts                                       33,788
                                                                                 ------------
        Total Current Loans Payable                                              $  4,273,515
                                                                                 ============


a) The note that was issued by Ecuity Advanced Communications is guaranteed by all of its assets. Additionally Ecuity Advanced Communications, Inc.'s note to Fox is guaranteed by Ecuity, Inc. The addendums, which have been agreed to in writing between the parties, provide for an extension for payment of principal of $2,000,000 by May 16, 2005 and the remaining principal of $1,475,000 and accrued interest due July 1, 2007.

b) Cornell Capital Partners issued a note with an initial principal amount of $350,000 and also issued a note in the initial principal amount of $1,000,000. The $350,000 note has been paid in full through the sale of common stock under the terms of the Equity Line of Credit and the $1,000,000 note has been paid down to $500,000 also from the sale of common stock under the terms of the Equity Line of Credit. Additionally, Cornell provided the Company with a new loan in March 2005 in the principal amount of $350,000 under the terms of the Equity Line of Credit. The Company and Cornell have agreed that they may sell shares into the marketplace over a period of months at the rate of $50,000 each week until they are paid in full.

c) There are ten private parties comprising the aggregate loan amounts. The single largest party who has a loan, in the amount of $352,500, is one of the Company's original investors and a large shareholder. He is non-related third party who is also an accredited investor. The next largest lender was a co founder of the Company and a consultant. His loans total $282,996. The next largest lender is a private individual with a loan in the amount of $200,000. He is also a non-related third party. Three loans are from Company officers in the principal amounts of $27,500, 24,400 and $1,100 respectively. The remaining loans are from private individuals in amounts ranging from $5,000 to $30,000. These individuals (or entities) are non-related parties.

d) This note was originally due to a bank based on a line of credit. The line was not paid off on the due date and the loan was subsequently transferred to a collection agency. There has been no contact from that agency over the past year. This note was incurred by the Company's subsidiary, Y3K, Inc., and there is no liability to the parent company, Ecuity, Inc.

e) EAC contracted with the bank that controls the lock box system for the collection on those accounts that pay by mail. The agreement provides that portions of the daily cash receipts are applied to the loan. The loan interest is estimated at an annual rate of 26%.

f) Capital Lease Obligation (Judgment). During the year ended June 30, 2001, the Company's subsidiary, Y3K, Inc., defaulted under certain equipment lease obligations and the leased property was repossessed. The lessor has obtained a judgment in the amount of $121,565, which has been recorded in full in the accounts.

In November, 2004 the landlord for the office space that was previously occupied by Y3K, Inc., a wholly owned subsidiary, was successful in obtaining a judgment in the approximate amount of $577.000. The company has reserved $472,000 in anticipation of this loss and management believes that this reserve is sufficient to cover any settlement that may be made with that creditor.

Standby Equity Distribution Agreement

On February 2, 2004 the Company filed a SB-2 registration statement in order to register 60,000,000 common shares under the Equity Line of Credit and a revised SB-2 registration statement was filed March 15, 2004 and became effective May 14, 2004.

The revised Equity Line of Credit (now called the "Standby Equity Distribution Agreement" or "SEDA") provides that we may, at our discretion, periodically issue and sell to Cornell Capital Partners shares of common stock for a total purchase price of $20 million. The amount of each advance is subject to a maximum advance amount of $280,000, and we may not submit any advance within seven trading days of a prior advance.

The Company issued 50,000,000 shares of Common Stock to Cornell Capital Partners, LLC in October 2004 and an additional 15,319,464 shares of Common Stock to Cornell capital Partners, LLC on March 11, 2005. These shares were issued in order to provide additional interim funding as well as reduce the existing debt to Cornell under the terms of the Equity Line of Credit. Of the 65,319,464 shares that were issued to the escrow agent for the benefit of Cornell, there are 19,269,958 shares remaining in escrow at March 31, 2005. These shares are not included in the issued and outstanding share calculations.

5.    OPERATING SEGMENTS

Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" establishes standards for reporting information about operating segments in interim and annual financial statements, including segments by product and service, by geographic area, by legal entity and by type of customer. Further a reportable segment shall be segregated if it represents 10 percent or more of combined revenue. All sales of the Company are in the United States as of the nine months ended March 31, 2005 and for all prior periods. The Company currently operates in one segment.

Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been reported in the Company's financial statements or tax returns. At June 30, 2004, the Company had available net operating loss carryforwards for federal income tax purposes of $15,742,867, which expires beginning in 2020. Because of the inherent uncertainty of the Company generating sufficient taxable income prior to the expiration of the loss carryforward, a valuation allowance has been provided for the entire deferred tax asset.

Deferred tax assets
Net operating losses carried forward             $  5,300,000
Less: Valuation allowance                         (5,300,000)
                                                 ------------
                                                 $         --
                                                 ============

A valuation allowance reflects the unrecognized U.S. and foreign tax loss carryforward. State taxes in Washington State are paid as Business and Occupancy taxes and are based on gross revenues.

6.    INCOME TAXES

Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been reported in the Company's financial statements or tax returns. At June 30, 2004, the Company had available net operating loss carryforwards for federal income tax purposes of $15,742,867, which expires beginning in 2020. Because of the inherent uncertainty of the Company generating sufficient taxable income prior to the expiration of the loss carryforward, a valuation allowance has been provided for the entire deferred tax asset.

Deferred tax assets
Net operating losses carried forward             $  5,300,000
Less: Valuation allowance                         (5,300,000)
                                                 ------------
                                                    $      --
                                                 ============

A valuation allowance reflects the unrecognized U.S. and foreign tax loss carryforward. State taxes in Washington State are paid as Business and Occupancy taxes and are based on gross revenues.


7.    EARNINGS PER SHARE

Statement of Financial Accounting Standards No. 128, "Earnings per Share" requires the presentation of basic earnings per share and diluted earnings per share. Basic and diluted earnings per share computations presented by the Company conform to the standard and are based on the weighted average number of shares of Common Stock outstanding during the year. At March 31, 2005 the Company had remaining stock options (24,108,480) and warrants (11,836,325) totaling 35,944,805 common shares that has been granted to various employees, directors, consultants and lenders at prices ranging from $.02 to $.75 per share. At March 31, 2005 there were a total of 20,337,742 options and 11,836,325 warrants vested for a vested total of 32,174,067.

8.    CAPITAL ASSETS

The following table sets forth the capital assets of the Company and its wholly owned subsidiaries.

                                                             Value after
MARCH 31, 2005                                               Impairment
----------------------                                       -----------
Description of Asset
Computers and Equipment                                         321,281
Computer Software                                                74,329
Switch Equipment                                                145,310
Leasehold Improvements                                           25,488
Office Equip.                                                    15,973
                                                                582,381
Accumulated Depreciation                                      (134,197)
Net Book Value                                                  448,184

Note: The initial values that were set for the Fixed Assets purchased from Fox Communications, Inc., based on internal valuations of said assets. Further, the Company was provided a detailed list of assets by Fox Communications for which a number of items could not be specifically identified. The Company engaged an outside valuation firm to provide values necessary to price the transferred assets, however, there were a substantial amount of "unvalued" items since they could not assess value. The Company then proceeded to identify the assets that were physically on hand after the Fixed Assets were transferred to the new operating facility as well as those that were identifiable at the Company's network operating center ("NOC"). The values placed on these items were primarily those items that were specifically identified with a corresponding lease obligation. In addition, the current items also include assets purchased subsequent to January 2, 2004. The valuations above are after the impairment charge to the carrying values at June 30, 2004 and include post June 30, 2004 acquisitions.

9.    ACQUIRED SUBSCRIBER BASE

The following table presents the components of the Company's acquired definite life intangible assets and goodwill and other indefinite life intangible assets included in the accompanying Consolidated Balance Sheets as of March 31, 2005 which have been impacted by the impairment charge at June 30, 2004:

Acquired Customer

                           CARRY VALUE AFTER     REDUCTION FOR SALE OF         ACCUMULATED
                             IMPAIRMENT        CONFERENCE CALLING (A)         AMORTIZATION       CARRY VAL
                           -----------------    ----------------------         ------------      ----------
Acquired Customer
  List for Telephony
  and ISPs                    $ 1,864,000                260,707                421,048          1,182,245


(a) The Company sold its conference calling a portion of which was included in the initial carrying valuation of the Customer List. The sale price has been reflected as a reduction in the carrying value of the Customer List and future amortization will be adjusted to reflect to lower carrying values.


During the year ended June 30, 2004, the acquired Customer List decreased as a result of the costs of the assets purchased from the Fox Communications, Inc., in excess of what was identified based on an outside valuation at $1,864,000 as of the date of purchase. The amortization of the acquired customer list purchased from Fox is being amortized over its projected useful life of five (5) years commencing January 2, 2004.

Acquisition-related amortization in the Consolidated Statements of Operations for the year ended represents the amortization of definite life intangible assets. The Company's definite life intangible assets consist of customer lists and other assets that are not deemed to have indefinite lives acquired in conjunction with the purchases of businesses and subscribers of ISPs, but exclude any acquired hardware and software. Generally, definite life intangible assets are amortized on a straight-line basis over five years from the date of their respective acquisitions. Since there has been a reduction in the carrying value of the Customer List due to the sale of the conferencing feature, the amortization for the remaining future periods will be adjusted to reflect the lower carrying value and the revised quarterly amortization charge will be $78,216 through June 30, 2009 as follows:

              Year Ending June 30, 2005      $ 312,864
              Year Ending June 30, 2006      $ 312,864
              Year Ending June 30, 2007      $ 312,864
              Year Ending June 30, 2008      $ 312,864
              Year Ending June 30, 2009      $ 165,437

10.   LEASE COMMITMENTS

The Company is currently leasing one office space as follows.

Effective February 1, 2004 the Company obtained new corporate offices at 800 Bellevue Way, Suite 600, Bellevue, WA 90004. These new offices were leased (as a sub-lease) to accommodate the space requirements for Ecuity personnel (formerly the personnel associated with Fox Communications, Inc.) as well as the new corporate offices of the Company.

The lease is for 11,046 sq. ft. with an expiration date of October 31, 2007 with an initial lease rate of $9,205 per month with periodic increases through the lease termination date.

The lease commitments through the lease terms of all leases are as follows:

         Year 2005                             $    142,566
         Year 2006                                  160,172
         Year 2007                                  176,736
         Year 2008                                   60,752
                                               ------------
                  Total                        $    540,226
                                               ============

11.   STOCK-BASED COMPENSATION

In December 2002, the Financial Accounting Standards Board ("FASB") issued Statement No. 148, "Accounting for Stock-Based Compensation, Transition and Disclosure" ("FAS 148"). FAS 148 provides alternative methods of transition for a voluntary change to the recognition of the cost of the options in the statement of operations. FAS 148 also requires that disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation be displayed more prominently and in a tabular format. Additionally, FAS 148 requires disclosure of the pro forma effect in interim financial statements. The transition and annual disclosure requirements of FAS 148 were effective for fiscal years ended after December 15, 2002. The interim disclosure requirements of FAS 148 are effective for interim periods beginning after December 15, 2002. The adoption of the provisions of FAS 148 did not have an impact on the Company's consolidated financial statements.

The Company follows the provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"). The provisions of FAS 123 allow companies to either expense the estimated fair value of stock options or to continue to follow the intrinsic value method set forth in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), but disclose the pro forma effects on net income (loss) had the fair value of the options been expensed. Ecuity has elected to continue to apply APB 25 in accounting for its stock option incentive plans.

In accordance with APB 25 and related interpretations, compensation expense for stock options is recognized in income based on the excess, if any, of the quoted market price of the stock at the grant date of the award or other measurement date over the amount an employee must pay to acquire the stock. The Company's policy is to grant the exercise price for stock options to employees at or in excess of the fair market value of Ecuity's common stock at the date of grant, thereby resulting in no recognition of compensation expense by the Company. For awards that generate compensation expense as defined under APB 25, the Company calculates the amount of compensation expense and recognizes the expense over the vesting period of the award.

12.   CONCENTRATION OF SALES AND PURCHASES

The Company's subsidiary, Ecuity Advanced Communications has no customers that exceed ten (10%) percent of annual sales, however, there are two vendors with purchases that exceed ten (10%) percent of the cost of sales.

These vendors and their purchase amounts are as follows (rounded to 000"s):

QWEST                       $333,700
ELECTRIC LIGHTWAVE          $379,000

13.   SUBSEQUENT EVENTS

On May 9, 2005, the time the second payment was due to Fox Communications,

The Company and Fox renegotiated the Note dated March 31, 2005 and agreed to the following new terms. The new Note has been revised to provide for 28,277,278 shares of common stock valued at $1,000,000, a $675,000 payment on May 20, 2005, and a $200,000, payment on December 1, 2005, with the balance of the note still due in July 2007. Fox will release its lien on the equipment in the Company's Network Operating Center upon the $675,000 payment on May 20, 2005.

On May 13, 2005 the Company filed an SB-2 the proceeds from which are intended to be used to meet the payment obligations to Fox Communications according to the renegotiated Note Agreement.

14.   GOING CONCERN

As reflected in the accompanying financial statements, the Company's cumulative losses, its working capital deficiency, and stockholders' deficiency raise substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company's ability to raise additional capital, through equity or debt financing, and implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management believes that sufficient funding may become available to meet its business objectives, including anticipated cash needs for working capital, and is currently evaluating several financing options. In order to sustain minimum operations and meet debt service obligations, the Company needs to raise a minimum of $3,000,000 over the next 12 months. This amount has been substantially reduced from its prior period estimate due to the terms of the amendment to the Fox note obligation. Primarily the fact that $391,563 in accrued debt through March 31, 2005 has been forgiven, $1,000,000 in debt will be reduced through the issuance of common stock and payment of $1,475,000 of the note and all accrued interest has been extended to July 1, 2007.

There can be no assurance, however, that the Company will be able to obtain sufficient funds to continue the development of and the sale of its products.

                             DE LEON & COMPANY, P.A.

             Report of Independent Registered Public Accounting Firm


We have audited the accompanying consolidated balance sheet of Ecuity, Inc, and Subsidiaries as of June 30, 2004, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of Ecuity, Inc, and Subsidiaries as of June 30, 2003, were audited by other auditors whose report dated September 24, 2003, expressed an unqualified opinion on those statements and included an explanatory paragraph describing a going concern.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at June 30, 2004, and the results of its operations and its cash flows for the year ended, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations and a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


De Leon & Company, P.A.

Pembroke Pines, Florida
October 1, 2004 except as
to note 18b as to which the
date is January 14, 2005.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Directors
Y3K Secure Enterprise Software, Inc.
(A Development Stage Company)

We have audited the accompanying consolidated balance sheet of Y3K Secure Enterprise Software, Inc. (a development stage company) as at June 30, 2003 and the consolidated statements of operations, cash flows, and changes in stockholders' deficiency for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as at June 30, 2003 and the results of its operations and its cash flows for the year ended June 30, 2003 in conformity with United States generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses and net cash outflows from operations since inception. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 1. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As more fully described in Note 2, subsequent to the issuance of the Company's June 30, 2003 consolidated financial statements and our report thereon, dated September 24, 2003, we became aware that those consolidated financial statements did not reflect the liability assumed as a result of the guarantee of a promissory note payable. In our original report, we expressed an unqualified opinion on the June 30, 2003 consolidated financial statements, and our opinion on the revised statements, as expressed therein, remains unqualified.

Vancouver, Canada "Morgan & Company"
Chartered Accountants
September 24, 2003, except for Notes 2 and 13
which are as of May 7, 2004

                          ECUITY, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                                JUNE 30
                                                       ------------------------
                                                            2004          2003
                                                       -----------   ----------
ASSETS
  Current
  Cash and cash equivalents                            $   107,695   $     653
    Accounts Receivable, net of allowance of $179,300      601,287          --
    Prepaid expenses                                        29,884          --
                                                       -----------   ----------
      Total Current Assets                                 738,866         653
                                                       -----------   ----------
  Deposits                                                  43,722          --
  Property and equipment, net (Note 6)                     499,346       4,769
  Acquired customer list, net of amortization (Note 7)   1,677,600          --
                                                       -----------   ----------
    Total Assets                                         2,959,534       5,422
                                                       ===========   =========


The accompanying notes are an integral part of these financial statements

                          ECUITY, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                                                                    JUNE 30
                                                                                          ----------------------------
                                                                                              2004            2003
                                                                                          ------------    ------------
                         LIABILITIES AND SHAREHOLDERS' DEFICIT

Current

  Accounts payable and accrued liabilities                                                $  2,954,559    $    818,902

  Loans payable                                                                              5,887,061         884,166

  Stock to be issued for services and sale                                                     167,000            --

  Deposits and advance billings                                                                329,253            --

  Capital lease obligations - current portion                                                  104,331            --
                                                                                          ------------    ------------
    Total Current Liabilities                                                                9,442,204       1,703,068
                                                                                          ------------    ------------
Long Term Liabilities

  Convertible Debentures                                                                       200,000            --

  Capitalized Leases-net of current portion                                                    145,896            --
                                                                                          ------------    ------------
    Total Liabilities                                                                        9,788,100       1,703,068
                                                                                          ------------    ------------
SHAREHOLDERS' DEFICIT

  Share Capital:

    Authorized: 200,000,000 common shares, par value $0.001 per share, issued and outstanding 113,260,948 common shares outstanding at June 30, 2004 and 52,050,605
      common shares at June 30, 2003                                                           113,261          52,050

    Share subscriptions receivable                                                                --              (571)

    Additional paid-in capital                                                               8,601,184       2,741,023

    Additional paid-in-capital stock options issued                                            209,298            --

    Less deferred compensation                                                                  (9,442)           --

    Deficit                                                                                (15,742,867)     (4,490,148)
                                                                                          ------------    ------------
      Total Shareholders' Deficit                                                           (6,828,566)     (1,697,646)
                                                                                          ------------    ------------
      Total Liabilities and Shareholders' Deficit                                         $  2,959,534    $      5,422
                                                                                          ============    ============


    The accompanying notes are an integral part of these financial statements

                          ECUITY, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                 YEARS ENDED
                                                                   JUNE 30
                                                       ----------------------------
                                                           2004            2003
                                                       ------------    ------------
Revenues                                               $  2,135,343    $      2,389
  Cost of revenues                                        1,351,183            --
                                                       ------------    ------------
    Gross Margins                                           784,160           2,389
                                                       ------------    ------------
Operating expenses
  Selling expenses                                          284,570            --
  General and administrative                              5,551,351       1,161,171
  Impairment of ICS technology                            2,280,994            --
  Impairment of Fixed Assets                                767,421            --
  Impairment of Acquired Customer List                    2,654,428            --
  Depreciation and amortization                             225,874            --
                                                       ------------    ------------
    Total operating expenses                             11,764,638       1,161,171
                                                       ------------    ------------
Operating Loss                                          (10,980,478)     (1,158,782)
                                                       ------------    ------------
Other Expense
  Interest                                                 (556,542)        (28,368)
                                                       ------------    ------------
    Total Other Expense                                    (556,542)        (28,368)
                                                       ------------    ------------
Loss from continuing operations                         (11,537,020)     (1,187,150)
                                                       ============    ============
Gain from discontinued operations, net of taxes             284,301            --
                                                       ------------    ------------
Net Loss For The Year                                  $(11,252,719)   $ (1,187,150)
                                                       ============    ============
Basic Loss Per Share                                   $      (0.15)   $      (0.02)
Weighted Average Number Of Common Shares Outstanding     72,691,873      48,120,644
Diluted loss per share                                         (.15)          (0.02)
Diluted weighted average shares outstanding              77,757,645      48,120,644

    The accompanying notes are an integral part of these financial statements

                          ECUITY, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                     YEARS ENDED
                                                                                                       JUNE 30
                                                                                             -------------------------------
                                                                                                  2004              2003
                                                                                             -------------     -------------
Cash Flows From Operating Activities
  Net loss                                                                                   $ (11,252,719)    $ (1,187,150)
  Adjustments To Reconcile Net Income To Net Cash From Operating Activities
    Depreciation and amortization                                                                  225,874            4,735
    Allowance for doubtful accounts                                                                179,300               --
    Impairment of fixed assets purchased                                                           767,421               --
    Impairment of customer list                                                                  2,654,428               --
    Impairment of ICS technology                                                                 2,280,994               --
    Change in deposits and prepaids                                                               (33,049)               --
    Change in accounts receivable                                                                 (53,693)               --
    Change in payable and accrued liabilities                                                      863,357          198,874
    Change in deposits on advanced billings                                                         60,741               --
    Stock issued for other than cash                                                                    --          182,267
    Stock issuances due                                                                            167,000               --
    Deferred compensation                                                                          (9,442)               --
    Stock options outstanding                                                                      209,298               --
    Loss related to loan guarantee                                                                      --          400,000
                                                                                             -------------     -------------
      Cash used by operating activities                                                        (3,940,490)        (401,274)
                                                                                             -------------     -------------


    The accompanying notes are an integral part of these financial statements

                          ECUITY, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              YEARS ENDED
                                                                JUNE 30
                                                    --------------------------
                                                         2004           2003
                                                    ------------     ---------
Cash Flows From Investing Activities
  Purchase of property and equipment                   (181,779)            --
  Long - Term deposit                                    (4,488)            --
                                                    ------------     ---------
    Cash used by investing activities                  (186,267)            --
                                                    ------------     ---------
Cash Flows From Financing Activities
  Proceeds from loans payable                          2,163,089       316,000
  Payments on loans payable                            (227,359)            --
  Sale of common stock for cash                        2,008,251           776
  Payments for capitalized leases                       (60,182)            --
  Sale of convertible debentures                         350,000            --
  Share subscriptions receivable                              --         (571)
  Capital contributions by shareholders                       --        75,000
                                                    ------------     ---------
    Cash provided by financing activities              4,233,799       391,205
                                                    ------------     ---------
Net Increase (Decrease) In Cash                          107,042      (10,069)

Cash  And Cash Equivalents, Beginning Of Year                653        10,722
                                                    ------------     ---------
Cash  And Cash Equivalents, End Of Year             $    107,695     $     653
                                                    ============     =========
CASH PAID FOR INTEREST                                $   34,489
                                                    ------------
CASH PAID FOR STATE TAXES                             $   25,286
                                                    ------------
SUPPLEMENTAL INFORMATION:

  FOX ASSET ACQUISITION:

    NONCASH INVESTING/FINANCING ACTIVITIES

      Assets acquired from Fox Communications Corp  $  6,708,103
      Less liabilities assumed                       (1,781,221)
                                                    ------------
      Net assets acquired                              4,926,882
      Less cash paid                                   (100,000)
                                                    ------------
Non cash acquisition costs                          $  4,826,882
                                                    ------------

Non cash consideration given
Note Payable - Fox Communications Corp              $  3,675,000
Value of common stock issued                           1,151,882
                                                    ------------
      Total non cash consideration given            $  4,826,882
                                                    ------------


The Company acquired the ICS Technology from Karunga Technology Corporation by issuing 23,030,750 shares of common stock valued at $2,210,952.


    The accompanying notes are an integral part of these financial statements

                          ECUITY, INC. AND SUBSIDIARIES
          CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' (DEFICIT)
                   FOR THE YEARS ENDED JUNE 30, 2004 AND 2003

                                                                                   ADDITIONAL
                                                                                     PAID-IN
                                                                                     CAPITAL
                                                        SHARE        ADDITIONAL       STOCK
                                                     SUBSCRIPTIONS    PAID-IN        OPTIONS
                          SHARES          AMOUNT      RECEIVABLE      CAPITAL        ISSUED        DEFICIT        TOTAL
                        -----------    -----------  -------------  ------------   ------------  -----------    ----------
Balance, June 30,
  2002                   42,518,500     $   42,519      $       --   $ 2,492,511       $     --   $(3,302,998)  $  (767,968)
Issue of common
  stock for services      1,786,667          1,786              --       180,481             --            --       182,267
Common shares
  returned to
  treasury                 (15,675)           (16)              --            16             --            --            --
Issue of common
  stock for options
  exercised               7,761,113          7,761           (571)       (6,985)             --            --           205
Contributed capital
  by shareholder                 --             --              --        75,000             --            --        75,000
Net loss                         --             --              --            --             --    (1,187,150)   (1,187,150)
                        -----------    -----------       ---------  ------------     ----------   -----------    ----------
Balance, June 30,
  2003                   52,050,605     $   52,050     $     (571)  $  2,741,023      $      --    (4,490,148)  $(1,697,646)
Stock options issued             --             --              --            --        209,298            --       209,298
Deferred compensation            --             --              --            --        (9,442)            --        (9,442)
Issue of common
  stock for services     12,402,006         12,402              --     1,417,162             --            --     1,429,564
Issue of common
  stock for options
  exercised               6,482,319          6,482              --       203,965             --            --       210,447
Sale of common stock      2,264,799          2,265             571       167,404             --            --       170,240
Sale of common stock
Credit
  Line/debentures        10,307,747         10,308              --       839,692             --            --       850,000
Common shares issued
  For acquisitions       29,753,472         29,754              --     3,231,938             --            --     3,261,692
Net loss                         --             --              --            --             --   (11,252,719)  (11,252,719)
                        -----------    -----------       ---------  ------------     ----------   -----------    ----------
Balance, June 30,
  2004                  113,260,948    $   113,261       $       0  $  8,601,184     $  199,856  $(15,742,867)   (6,828,566)

    The accompanying notes are an integral part of these financial statements

                          ECUITY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 2004 AND 2003

1.    SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of consolidated financial statements for a period necessarily involves the use of estimates which have been made using careful judgment.

The consolidated financial statements have, in management's opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

CONSOLIDATION

These consolidated  financial statements include the accounts of the Company and
its  100%  owned   subsidiaries,   Y3K,   Incorporated   and   Ecuity   Advanced
Communications, Inc.

CASH AND CASH EQUIVALENTS

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT

The cost of property and equipment is depreciated using the straight-line method over the estimated useful lives of the assets, which is three to five years. The Company leases equipment that is capitalized. All leases are accounted for in accordance with Financial Accounting Board Statement No. 13 - Accounting for Leases. Amortization expense related to capitalized leases is included with depreciation expense.

SOFTWARE DEVELOPMENT COSTS

All software development costs are expensed as incurred. Capitalization of software development costs begins upon the establishment of the Company's ability to provide a product that is readily marketable. Amortization of capitalized software development costs are provided on a product-by-product basis using the straight-line method over each product's estimated economic life, which ranges from two to five years.

Software development costs also include capitalized costs of design, configuration, coding, installation and testing of the Company's website up to its initial implementation. The Company did not complete the development of the website and the initial implementation costs were expensed in fiscal 2001.

                          ECUITY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 2004 AND 2003

1.    SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION

The Company recognizes revenue and the related costs of sales as products are shipped and title is passed to the customer. The Company provides warranty on product sales for a period of one year. This includes updates and entitles the user to replacement software, if needed, at 20% of the original sales price. After one year, customers can opt for an ongoing maintenance program entitling them to any product upgrades at 20% on the current purchase price.

For extended warranty and continued product update services, revenue is recognized over the term of the maintenance agreement. The subscription period can be no less than quarterly. Revenue related to the services is deferred and recognized as the services are performed in accordance with Statement of Position 97-2 - "Software Revenue Recognition" and related interpretations.

Sales are comprised of gross revenues less provisions for estimated customer returns and other sales allowances. Customer returns are only available within 30 days of the sale and only in the event that the software does not perform as described by the Company. Such return policy will require the customer to write to the Company with the specifics of their claim that the software does not deliver as promised. The related reserves for these provisions are included in "Accounts Receivable, net" in the accompanying consolidated statements of operations. Provisions for estimated returns and sales allowances are established by the Company concurrently with the recognition of revenue and are based on a variety of factors including actual return and sale allowance history and projected economic conditions. The Company has not incurred any significant amount of returns or sales allowances in fiscal 2003, 2001 or 2000. All amounts billed to customers related to shipping and handling are included in revenue. All costs associated with shipping and handling are recognized in cost of sales.

The Company provides services for long distance and internet access. Revenues are recognized when the services are provided. Amounts prepaid by customers is credited to Deferred Revenues and recognized in the period they are earned.

Effective October 2000, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 101 - "Revenue Recognition", which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB No. 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. The Company believes our revenue recognition practices are in conformity with the guidelines prescribed in SAB No. 101. There was no effect on the consolidated financial statements related to the adoption of SAB No. 101.

                          ECUITY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 2004 AND 2003

1.    SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PRODUCT WARRANTY

The Company records product warranty costs in the period in which the work is performed as a cost of sale.

INCOME TAXES

Income taxes are accounted for using an asset and liability approach in accordance with Statement of Financial Accounting Standard # 109, which requires the recognition of deferred tax liabilities and assets for the expected future consequences of temporary differences between the financial statement and tax basis of assets and liabilities at the applicable enacted tax rates. Generally accepted accounting principles require a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of its deferred tax assets will not be realized.

USE OF ESTIMATES

Management makes estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CONCENTRATION OF CREDIT RISK

Financial instruments which potentially subject the Company to concentrations of credit risk consist of trade accounts receivables. The Company provides credit in the normal course of business to individuals and businesses and generally does not require collateral or other security.

Management does not anticipate any material adverse effect on the Company's financial position as a result of these credit risks.

STOCK OPTIONS

In accordance with Statement of Financial Accounting Standards No. 123 ("SFAS 123"), the Company has elected to account for stock options issued to employees under Accounting Principles Board Opinion No. 25 ("APB Opinion No. 25") and related interpretations and accounts for options issued to non-employees for services under SFAS 123.

NET LOSS PER SHARE

Basic loss per share is calculated on the basis of the weighted average number of common shares outstanding. Diluted loss per share is calculated in the same manner as basic loss per share amounts, except for the effect of the potentially issuable shares resulting from the exercise of outstanding stock options and warrants. Fully diluted earnings per share exclude potentially issuable shares that are anti dilutive.

                          ECUITY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 2004 AND 2003

1.    SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

BUSINESS COMBINATIONS

The Company has adopted SFAS No. 141 Business Combinations that superseded APB Opinion No. 16 requiring the purchase method be used for all business combinations initiated after June 30, 2001. This statement requires that intangible assets that can be identified and named be recognized as assets apart from goodwill if they meet one of two criteria - the contractual-legal right criterion or the separability criterion. This statement also requires the primary reason for the business combination and the allocation of the purchase price paid to the assets acquired and liabilities assumed by major balance sheet caption.

INTANGIBLE ASSETS

The Company has adopted SFAS No. 142 Goodwill and Other Intangible Assets. This Statement addresses financial accounting and reporting for intangible assets acquired individually or with a group of other assets (but not those acquired in a business combination) at acquisition. This Statement also addresses financial accounting and reporting for goodwill and other intangible assets subsequent to their acquisition. Intangible assets with a definite life will be amortized under this statement while intangible assets with an indefinite life (goodwill) will not be amortized. Evaluation of the carrying cost of all intangible assets will be performed at least yearly and the carrying amount of the asset will be adjusted to the realizable value.

RECENTLY ISSUED ACCOUNTING STANDARDS

SFAS No.  143,  Accounting  for  Asset  Retirement  Obligations.  SFAS  No.  143
addresses accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. Companies must evaluate the carrying value of long lived assets to determine whether there is any impairment and to record cost associated with the retirement of such assets. The Company cannot determine if the adoption of SFAS No. 143 will have a material impact on the Company's consolidated financial statements.

SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity is recognized when the liability is incurred rather than when a commitment to an exit plan is made. The Company cannot determine if the adoption of SFAS No. 146 will have a material impact on the Company's consolidated financial statements.

SFAS No. 148, Accounting for Stock-Based Compensation -- Transition and Disclosure, An Amendment of FASB Statement No. 123. SFAS No. 148 provides alternatives for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123, Accounting for Stock-Based Compensation, to require prominent disclosures in annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect in measuring compensation expense. The Company will continue to account for stock-based compensation using the intrinsic value method and it has adopted the disclosure requirements of SFAS No. 148. The Company does not expect the adoption of SFAS No. 146 will have a material impact on the Company's consolidated financial statements.

                          ECUITY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 2004 AND 2003

1.    SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

SFAS No. 150 Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This statement requires that financial instruments issued in the form of shares that is mandatorily redeemable that embodies an unconditional obligation requiring the issuer to redeem it by transferring its assets at a specified or determinable date (or dates) or upon an event that is certain to occur, to classify such instrument as a liability instead of equity. The Company does not expect that the adoption of SFAS No. 150 will have a material impact on the Company's consolidated financial statements.

2.    OPERATING SEGMENTS

Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" establishes standards for reporting information about operating segments in interim and annual financial statements, including segments by product and service, by geographic area, by legal entity and by type of customer. Further a reportable segment shall be segregated if it represents 10 percent or more of combined revenue. All sales of the Registrant are in the United States as of the year ended June 30, 2004 and for all prior periods. The Company currently operates in one segment.

Proforma summary results of operations for Ecuity Advanced Communications, Inc. for the nine months ended June 30, 2004, representing the nine months of the Company's reporting period, that is associated with the asset purchase of Fox is summarized as follows:

   Revenues for the nine months ended June 30, 2004          $ 2,133,560
   Cost of Sales                                               1,350,943
                                                             -----------
     Gross Margin                                                782,617
   Selling, General and Administrative                         1,672,461
   Impairment, depreciation and amortization                   3,643,254
                                                             -----------
     Operating income for the six month period                (4,533,098)
   Other income (expense)
     Interest                                                  (148,050)
     Discontinued operation (long distance)                      284,085
                                                             -----------
       Net loss for the six month period                     $(4,397,063)
                                                             ===========

3.    NATURE OF OPERATIONS AND GOING CONCERN

Since inception, the Company has suffered recurring losses and net cash outflows from operations. The Company expects to continue to incur substantial losses to complete the development of its business. Since its inception, the Company has funded operations through common stock issuances and related party loans in order to meet its strategic objectives.

                          ECUITY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 2004 AND 2003

3.    NATURE OF OPERATIONS AND GOING CONCERN (CONTINUED)

Management believes that sufficient funding will be available to meet its business objectives, including anticipated cash needs for working capital, and is currently evaluating several financing options. In order to sustain minimum operations and meet debt service obligations, the Company needs to raise a minimum of $5,000,000 over the next 12 months. It anticipates that it will be able to raise these funds through its Equity Line of Credit Agreement with Cornell Capital Partners, LLC under which it may obtain up to $20,000,000 in equity financing or through additional debt instruments. However, there can be no assurance that the Company will be able to obtain sufficient funds to continue the development of and the sale of its products. As a result of the foregoing, there exists substantial doubt about the Company's ability to continue as a going concern. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

4.    ACQUISITION OF ASSETS AND SUBSIDIARIES

Effective March 22, 2002, Ecuity, Inc. (formerly Y3K Secure Enterprise Software, Inc.) acquired 100% of the issued and outstanding shares of Y3K Incorporated by issuing 13,100,000 common shares. In addition, the former shareholders of Y3K Incorporated received an additional 4,981,374 common shares in a separate transaction.

A summary of the transaction is as follows:

The outstanding shares of Zeballos prior to the acquisition was 27,688,500. Y3K, Inc., shareholders had common shares of 12,789,792 and preferred shares of 5,291,582 for a total conversion of common shares from Zeballos of 18,081,374. In order for Y3K, Inc., shareholders to receive 18,081,374 shares of Zeballos, 13,100,000 newly issued shares were issued and 4,981,374 shares were received from existing issued and outstanding shares (part of the 27,688,500 common shares issued and outstanding to Zeballos shareholders) of Zeballos common shares.

The transaction resulted in the Zeballos shareholders holding a total of 22,707,126, or 56% of the total issued and outstanding shares of 40,788,500 and Y3K, Inc., shareholders having a total of 18,081,374, or 44% of the total issued and outstanding shares after the close of the acquisition. Even though Ecuity shareholders ended up with 44% of the total issued and outstanding shares after the acquisition the former shareholders of Y3K Incorporated did have control as outlined in items (b), (c), and (d) of paragraph 17 of SFAS 141.

-     the existence of a large minority voting interest in the combined entity

-     control of the board of the combined entity

-     domination of the senior management of the combined entity

Accordingly, the transaction, which is referred to as a "reverse take-over", has been treated for accounting purposes as an acquisition by Y3K Incorporated of the net assets and liabilities of Ecuity, Inc.

Ecuity, Inc. had a net asset deficiency at the acquisition date, therefore, the 13,100,000 shares issued on acquisition were issued at fair value of $0 with the net asset deficiency of $25,743 charged to deficit. Y3K Incorporated is deemed to be the purchaser for accounting purposes. Accordingly, its net assets are included in the consolidated balance sheet at their previously recorded amounts.

                          ECUITY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 2004 AND 2003

4.    ACQUISITION OF ASSETS AND SUBSIDIARIES (CONTINUED)

The acquisition is summarized as follows:

        Current Liabilities
          Accounts payable            $   25,743
                                      -----------
            Net Asset Deficiency      $  (25,743)
                                      ===========

FOX COMMUNICATIONS, INC. - Effective January 2, 2004, Ecuity, Inc. through its wholly owned subsidiary Ecuity Advance Communications (Initially incorporated under the name "Ecuity Holdings, Inc."), a Washington corporation ("EAC"), the Company entered into a contract to purchase a substantial portion of the assets ("Assets") and liabilities of Fox Communications, Inc., a Washington corporation ("Fox"). The purchase (the "Transaction") pursuant to an Asset Purchase Agreement ("Purchase Agreement") was closed on January 14, 2004.

Fox Communications Corporation formerly Phonelink, Inc. ("Fox") is in the business of providing business and residential long distance telephone service, cellular airtime, internet dial up, web design, web hosting services, and paging and equipment sales. Fox was incorporated in the state of Washington on January 5, 1989.

The acquisition was based on cash, common shares and a Note Payable as follows:

$3,775,000 in a note payable by Ecuity and 6,722,722 shares of Ecuity, Inc.'s common stock. Based on the closing bid price for the Company's common stock on January 14, 2004 of $.17 per share, the shares issued to Fox in connection with the asset purchase have been valued at $1,151,882. The total transaction has been valued at $4,926,882 of which $1,781,221 consisted of net assets acquired. The Company has paid $300,000 toward the note as part of the purchase price and the balance of $3,475,000 is to be paid pursuant to the terms of a promissory note ("Note") issued to Fox Communications by Ecuity. The original note called for payments that were in default on their initial due date of March 5, 2004. Subsequently, the Company negotiated a revised note payment schedule, which called for a total payoff on or before December 1, 2004 of the $3,475,000 balance plus accrued interest. The terms of the asset purchase agreement provide that the final payment may be reduced by an amount representing the total of accounts receivable, less the sum of the accounts payable, accruals and deferred income balances. However, as a result of a prior note payment extension, this offset to the note balance amount has now been limited to $450,000.

Payment of the Note is secured by all of the Assets and by the issued and outstanding shares of Ecuity, all of which shares are held by the Company. In addition, the Company is a guarantor of the Note pursuant to a Parent Guaranty agreement between the Company and Fox. The Company and Ecuity expect to finance the Note payments through additional equity investments into the Company including invested capital it anticipates it will receive under a Standby Equity Distribution Agreement (formerly the Equity Line of Credit Agreement) with Cornell Capital Partners, L.P.

The assets acquired by Ecuity, Inc. include the competitive local exchange carrier ("CLEC") consisting of a customer base of 18,000 residential and business customers, conferencing and ISP operations, voice over internet protocol services, fully functioning customer service and billing capabilities. Additionally, the Transaction included the recently upgraded Network Operation Center ("NOC") that allows for the significant expansion of unified end-to-end communication solutions through the addition of voice over IP (VoIP).

                          ECUITY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 2004 AND 2003

4.    ACQUISITION OF ASSETS AND SUBSIDIARIES (CONTINUED)

In addition to the growth of the unified products and services, Ecuity believes that the new NOC increases efficiencies, reduces costs and has a positive impact on operating revenue. The Assets acquired by the Company include:

o Certain fixed assets and equipment, as well as any and all permits, licenses, consents and approvals held by Fox which are assignable to Ecuity. All such fixed assets and equipment, which Fox had used in its operation as a converged internet content provider and producer of affinity portals, shall be used in a similar manner by Ecuity.

o All of Fox's right, title and interest in and to a number of websites, including foxinternet.com, as well as any other tangible or intangible assets of Fox used or useful in the joint operations that existed prior to the Transaction, but excluding certain assets listed in the Purchase Agreement.

As part of the Transaction, those Fox employees that are associated with the operation and management of the business represented by the Assets became employees of Ecuity and the former President of Fox, Mr. Lonnie Benson, became a consultant to Ecuity.

The allocation of the Fox assets acquisition is as follows:

   Accounts Receivable                                           $  726,894
   Property and Equipment                                         1,119,693
   Other Assets                                                     343,088
   Intangible Asset                                               4,518,428
                                                                 ----------
     Total Allocation                                            $6,708,103

KARUNGA TECHNOLOGIES, INC. - At a Board of Directors meeting on February 22, 2004, Ecuity, Inc., voted to complete the purchase of the ICS Technology from Karunga Technologies, Corporation ("Karunga"), a Utah Corporation. The technology acquisition was completed effective June 15, 2004.

Ecuity and Karunga have worked together over a period in excess of three years, initially with Karunga as a Licensee of Ecuity, and subsequently, for a period of two years, as joint venture partners, pursuant to a series of agreements, both written and oral, working together to leverage each others resources, abilities and assets to jointly create a viable business model, to generate adequate cash flow to continue and build joint operations, and to jointly pursue adequate financing to support the acquisition of strategically important partners, each relying on the other that at the appropriate time, and in the most strategic manner, the two companies would formally come together.

                          ECUITY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 2004 AND 2003

4.    ACQUISITION OF ASSETS AND SUBSIDIARIES (CONTINUED)

The Agreement to purchase all assets and liabilities related specifically to the ICS Technology, its development and deployment, (hereinafter Purchased Technology or ICS), including all intellectual property rights associated with ICS was completed pursuant to a Technology Asset Purchase Agreement ("Purchase Agreement") dated February 22, 2004, which was ratified by the Board of Directors of Karunga on June 15, 2004. The acquisition was based on the issuance of commons shares, the assumption of certain obligations of Karunga, the granting of options and warrants as follows:

The issuance of 23,030,750 shares of common stock, the issuance of 750,000 options to purchase common shares at prices ranging from $.10 per share to $.25 per share, the issuance of 433,438 warrants to purchase common shares at $.50 on a 1 to 1 basis, the assumption of $70,000 in general bills from Karunga and the issuance of a new convertible promissory note to a third party in the principal amount of $492,165, bearing interest at the initial rate of 7% per annum rising to 14% on any defaults. The newly issued note replaces the note wherein the Company had acted as a guarantor of the note issued by Karunga to the third party in the amount of $400,000 (which was expensed for the year ended June 30, 2004). The increase in the new note issued by Ecuity, $92,165, has been classified as interest expense in the current year.

In addition, the convertible note has warrants attached that provide for the issuance of 333,333 common shares at the price of $.20 per share. Additionally, the beneficiary of the new note is contractually entitled to one million common shares of the Company's common stock, which has been expensed as additional interest, in consideration for extending the due date of the note as well as providing for a payment schedule extending through March 31, 2005. These shares have not yet been issued and accordingly are classified as a liability until the transfer agent actually issues said shares. The total transaction was valued at $2,280,994. This was based on the stock price of June 15, 2004 at a per share price of $.096 and based on the number of shares issued the total stock value was $2,210,994. In addition to the stock value Ecuity assumed $70,000 of Karunga's liabilities (based on an allowance) which brings the total cost to $2,280,994. Since the $400,000 portion of the note had been expensed in a prior year, and the incremental portion of the newly issued note of $492,165 replaced the prior guarantee of $400,000, $92,165 has been expensed as interest, and accordingly the prior guarantee and newly issued replacement note are not included in the in the current year purchase valuation. The total acquisition valuation of $2,280,994 was allocated to intangible assets and has been treated as a current year impairment for the ICS technology since there has been no historic revenues.

An employment agreement was provided to Shane Smith, a key employee of Karunga, who is now acting as the Company's Chairman of the Board and CEO. Mr. Cedric Griss was also retained by the Company on an ongoing basis as the key developer of the ongoing upgrades of ICS without any written contract. Mr. Smith's contract provides for salary, benefits, stock options and a defined length of employment.

                          ECUITY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 2004 AND 2003

5.    LOANS AND OTHER OBLIGATIONS PAYABLE

                                                                                                2004              2003
                                                                                            ------------        -----------

a)          Loan due to bank - defaulted in year 2001 (unsecured)                            $   155,666        $   155,666

b)          Unsecured loans, payable on demand, with interest ranging from 10% to 12%
              per annum                                                                          661,589            328,500

c)          Promissory note payable bearing interest at 7% per annum increasing to
              14% upon default                                                                   466,165            400,000

d)          Promissory notes to Cornell Capital at 12% per annum                               1,050,000                ~

e)          Contract for advance lock box receipts                                                78,641                ~

f)          Note due to Fox Communications, Inc.                                               3,475,000                ~
                                                                                            ------------        -----------
            Total Loans Payable                                                             $  5,887,061        $   884,166
                                                                                            ============        ===========


a) This note was originally due to a bank based on a line of credit. The line was not paid off on the due date and the loan was subsequently transferred to a collection agency. There has been no contact from that agency over the past year.

b) There are five private parties comprising the aggregate loan amounts. The single largest party who has a loan, in the amount of $322,500, is one of the Company's original investors and a large shareholder. He is non-related third party who is also an accredited investor. The next largest lender is a private individual with a loan in the amount of $30,000. He is also a non-related third party. The remaining loans are from private individuals in the amounts of $5,000, $3,000 and $3,000 respectively. These individuals are non-related parties.

c) The promissory note payable arises as a result of the Company converting a previous guarantee of the indebtedness of an arm's length company with whom the Company has entered into an agreement to develop, license and market software, in exchange for a new note which was executed after the Company purchased the Karunga ICS technology.

d) Cornell Capital Partners issued a note with an initial principal amount of $350,000 and also issued a note in the initial principal amount of $1,000,000. Both notes were paid down by $150,000 each from the sale of common stock under the terms of the Equity Line of Credit. Since the Company's stock has declined significantly from the date of the initial loan, Cornell believed it would not be in their or the Company's best interest to continue to sell shares into the marketplace to repay the debt and have held off selling shares into the marketplace for an undetermined period.

e) EAC contracted with the bank that controls the lock box system for the collection on those accounts that pay by mail. The agreement provides that portions of the daily cash receipts are applied to the loan. The loan interest is estimate at an annual rate of 26%

                          ECUITY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 2004 AND 2003

5.    LOANS AND OTHER OBLIGATIONS PAYABLE (CONTINUED)

f) The note was issued by Ecuity Advanced Communications is guaranteed by all of its assets. Additionally Ecuity Advanced Communications, Inc. note to Fox is guaranteed by Ecuity, Inc. The note and accrued interest are payable December 1, 2004.

g) Capital Lease Obligation (Judgment)-During the year ended June 30, 2001, the Company defaulted under certain equipment lease obligations and the leased property was repossessed. The lessor has obtained a judgment in the amount of $121,565 which has been recorded in full in the accounts.

CONVERTIBLE DEBENTURES

Convertible debentures due to
Cornell Capital, Inc. bearing
interest at 5% per annum all
due and payable January 7, 2007                          $   200,000
                                                         -----------

Convertible debenture were initially issued at a face value of $350,000, less an initial discount of 10%, less attorney fees. Cornell Capital Partners purchased all of the debentures. The Company has filed a SB-2 registration statement in order to register 60,000,000 common shares that may be issued under the terms and conditions of the convertible debentures. Under the terms of the agreement, Cornell Capital Partners sold common shares sufficient to reduce the debt by $150,000. The Company has the option to pay the debentures plus accrued interest on the due date above, or at the option of the holder of the convertible debentures they may be converted to common stock of the Company at the option price of either 120% of the stock market price at the date of the execution of the Convertible Note, or at any time based on 80% of the 5 day price of the stock prior to the conversion date election, at a price whichever is lower. In accordance with EITF 00-27 and 98-5 the company will record the beneficial conversion amount at the date of conversion since such amounts cannot be determined until then.

STANDBY EQUITY DISTRIBUTION AGREEMENT

On February 2, 2004 the Company filed a SB-2 registration statement in order to register 60,000,000 common shares under the Equity Line of Credit and a revised SB-2 registration statement was filed March 15, 2004 and became effective May 14, 2004. The revised Equity Line of Credit (now called the "Standby Equity Distribution Agreement" or "SEDA") provides that we may, at our discretion, periodically issue and sell to Cornell Capital Partners shares of common stock for a total purchase price of $20 million. The amount of each advance is subject to a maximum advance amount of $280,000, and we may not submit any advance within seven trading days of a prior advance.

6.    CAPITAL ASSETS

The following table sets forth the capital assets of the Company and its wholly owned subsidiaries.

                          ECUITY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 2004 AND 2003

6. CAPITAL ASSETS (CONTINUED)

JUNE 30, 2004

                                          Cost or
                                          Initial                          Impairment       Accumulated
Description of Asset                  Valuation Basis     Additional        (Note a)        Depreciation    Net Book Value
--------------------                  ---------------     ----------        --------        ------------    --------------

Computers and Equipment                   $   466,416            49,827          200,137            25,185          290,921
Computer Software                             113,229            28,388          103,417             2,163           36,037
Switch Equipment                              109,969             1,332           56,411                27           54,863
Switch Equip. Internet                        328,719            79,194          321,312             6,475           80,126
Furniture and Fixtures                         17,211                 0           17,211                 0                0
Leasehold Improvements                         40,317            25,043           40,318               333           24,709
Dialers                                        27,883                 0           27,883                 0                0
Office Equip                                   10,352             3,892              732               822           12,690
                                           $1,114,096           187,676          767,421            35,005          499,346


JUNE 30, 2003

                                                 Accumulated
Description of Assets           Cost Basis       Depreciation    Net Book Value
---------------------           ----------       ------------    --------------
Office Furniture and Computers  $   20,683           15,914            4,769

All Furniture and computers from June 30, 2003 have been eliminated from the totals for the year ended June 30, 2004 as they are no longer on hand.

Note (a) The initial values that were set for the Fixed Assets purchased from Fox Communications, Inc., based on internal valuations of said assets. Further, the Company was provided a detailed list of assets by Fox Communications for which a number of items could not be specifically identified. The Company engaged an outside valuation firm to provide values necessary to price the transferred assets, however, there were a substantial amount of "unvalued" items since they could not assess value. The Company then proceeded to identify the assets that were physically on hand after the Fixed Assets were transferred to the new operating facility as well as those that were identifiable at the
Company's network operating center ("NOC"). The values placed on these items were primarily those items that were specifically identified with a corresponding lease obligation. In addition, the current items also include assets purchased subsequent to January 2, 2004. The initial valuation that was set up for the March 31, 2004 financials, the additions at cost and the impairment to the initial balances are identified in the above schedule. The Fixed Assets have been adjusted to reflect the impairment charge to the carrying values.

                          ECUITY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 2004 AND 2003

7.    ACQUIRED CUSTOMER LIST

The following table presents the components of the Company's acquired definite life intangible assets and other indefinite life intangible assets included in the accompanying Consolidated Balance Sheets as of June 30, 2004:

                                                           INITIAL                          ACCUMULATED      NET CARRYING
                                                        CARRYING VALUE     IMPAIRMENT       AMORTIZATION         VALUE
                                                        --------------     ----------       ------------     ------------
Acquired Customer List for Telephony and ISPs            $  4,518,428       2,654,428          186,400        1,677,600

During the year ended June 30, 2004, the acquired Customer List decreased as a result of the costs of the assets purchased from the Fox Communications, Inc., in excess of what was identified based on an outside valuation at $1,864,000 as of the date of purchase. This decrease in value resulted in the impairment of the Customer List in the amount of $2,654,428 which has been written off. The amortization of the acquired customer list purchased from Fox is being amortized over its projected useful life of five (5) years commencing January 2, 2004.

Acquisition-related amortization in the Consolidated Statements of Operations for the year ended represents the amortization of definite life intangible assets. The Company's definite life intangible assets consist of customer lists and other assets that are not deemed to have indefinite lives acquired in conjunction with the purchases of businesses and subscribers of ISPs, but exclude any acquired hardware and software. Generally, definite life intangible assets are amortized on a straight-line basis over five years from the date of their respective acquisitions. Based on the current amount of definite life intangible assets, the Company expects to record amortization expense of approximately $93,200 every three-month period and for the years ending June 30, 2004 through June 30, 2009 as follows:

       Year Ending June 30, 2004               $ 186,400
       Year Ending June 30, 2005               $ 372,800
       Year Ending June 30, 2006               $ 372,800
       Year Ending June 30, 2007               $ 372,800
       Year Ending June 30, 2008               $ 372,800
       Year Ending June 30, 2009               $ 186,400
                                              ----------
         Total                                $1,864,000


8.    LEASE COMMITMENTS

The Company is currently leasing two office spaces as follows.

The prior corporate offices at 108 Stewart St, Puyallup, WA were vacated and there is no further lease obligation.

As part of the xSides Agreement, effective September 3, 2003, ECUITY has leased office space to accommodate employees of xSides and provide housing for Ecuity's network

                          ECUITY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 2004 AND 2003

8.    LEASE COMMITMENTS (CONTINUED)

equipment. The office space is located at 100 South King Street, Suite 525, Seattle, WA 98104 and comprises 2,302 sq. ft. of rentable space. The lease is for one year with a base rent of $3,165 per month. The Company terminated the lease without renewal and vacated the premises at the lease termination date.

Effective February 1, 2004 the Company obtained new corporate offices at 800 Bellevue Way, Suite 600, Bellevue, WA 90004. These new offices were leased (as a sub-lease) to accommodate the space requirements for Ecuity personnel (formerly the personnel associated with Fox Communications, Inc.) as well as the new corporate offices of the Company.

The sub-lease is for 11,046 sq. ft. with an expiration date of October 31, 2007 with an initial lease rate of $9,205 per month with periodic increases through the lease termination date.

The lease commitments through the lease terms of all leases are as follows:

         Year 2005                               $ 142,566
         Year 2006                                 160,172
         Year 2007                                 176,736
         Year 2008                                  60,752
                                                 ---------
           Total                                 $ 540,226

9.    EARNINGS PER SHARE

Statement of Financial Accounting Standards No. 128, "Earnings per Share" requires the presentation of basic earnings per share and diluted earnings per share. Basic and diluted earnings per share computations presented by the Company conform to the standard and are based on the weighted average number of shares of Common Stock outstanding during the year. At June 30, 2004 the Company had remaining stock options (16,567,100) and warrants (5,336,325) totaling 21,903,425 common shares that has been granted to various employees, directors, consultants and lenders at prices ranging from $.02 to $.75 per share. During the year ended June 30, 2004 options were issued to 2 former directors totaling 920,000 common shares at a price of $.11 per share. As part of the purchase of assets of Fox Communications, Inc., options were issued to key employees totaling 10,375,000 common shares at a price of $.11 per share, vesting quarterly over the term of four years as long as they continued as employees of the Company (this includes an additional 4,000,000 options that were granted to Frank Maros for his position as President of Ecuity Advanced Communications- Mr. Maros has since resigned as of September 17, 2004). Total options granted and outstanding at June 30, 2004 total 16,567,100 at exercise prices ranging from $.02 to $.40 plus warrants issued totaling 5,336,325 which provide for the purchase of common shares on a 1 to 1 basis at prices ranging from $.11 to $.75 per share. At June 30, 2004 there were a total of 7,777,444 options and 4,586,325 warrants vested.

10.   RELATED PARTY TRANSACTIONS

Consulting Fees

The Company has consulting agreements with its President, its Secretary/Treasurer, its Vice President Development and a major shareholder. Consulting fees paid or accrued to these stockholder/officers for the year ended

                          ECUITY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 2004 AND 2003

10.   RELATED PARTY TRANSACTIONS (CONTINUED)

June 30, 2004  totaled  $292,223  ($192,000  as  reported  in 2003 and  $144,000 exclusive of James Stephens). Commencing July 1, 2002, the consulting agreements were set at the monthly rate of $4,000 (except for Mr. Smith/Vice President Development which became effective June 1, 2004) with the caveat that any unpaid fees would be accrued and continue to be an obligation by the Company until paid. The agreements also provide that upon the Company's obtaining satisfactory cash flows from funding sources or from a revenue stream, the Board of Directors would renegotiate the base rate on the consulting agreements. The annual base rates were increased to the amounts listed below effective January 1, 2004 (June 1, 2004 for Mr. Smith).

 Mr. King Cole, President                                          $ 120,000
 Mr. Leon Caldwell, Secretary/Treasurer                             $ 84,000
 Mr. Jeffrey Haberman, founder and consultant                      $ 120,000
 Mr. Shane Smith, CEO                                              $ 120,000

 Unpaid consulting fees to stockholder/officers at June 30,
   2004 are as follows:
 Mr. King Cole, President                                            $60,335
 Mr. Leon Caldwell, Secretary/Treasurer                              $50,800
 Mr. Jeffrey Haberman, founder and consultant                        $41,715
                                                                   ---------

 Total unpaid wages and consulting fees                            $ 152,850
                                                                   =========


The Company is indebted to Mr. Jeff Haberman in the form of two notes payable, one in the amount of $153,700 and at a rate of 10% and the second in the amount of $20,000 at a rate of 12%. Both notes are due on demand.

11.   INCOME TAXES

The provision for deferred income taxes results from temporary differences between financial statement and taxable income. Deferred taxes are classified as current or non-current based on the expected period of realization. The nature and components of temporary differences are as follows:

    Deferred tax assets
      Net operating losses carried forward             $  5,300,000
        Less:  Valuation allowance                      (5,300,000)
                                                       ------------
                                                       $      --
                                                       ------------

The NOL carryforward of $15,742,867 expires beginning in 2020. Because of the inherent uncertainty of the Company generating sufficient taxable income prior to the expiration of the loss carryforward, a valuation allowance has been provided for the entire deferred tax asset. State taxes in Washington State are paid as Business and Occupancy taxes and are based on gross revenues. The total paid for the year by Ecuity Advanced Communications was $25,286.00

                          ECUITY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 2004 AND 2003

12.   STOCK BASED COMPENSATION

The Company has an incentive stock option plan, which includes substantially all employees. A total of 16,287,100 shares of common stock are subject to the plan. Under the plan, non-statutory stock options and stock purchase rights may be granted to service providers, however, incentive stock options may only be granted to employees.

The term of each option will be for no more than ten years from the date of the grant unless an optionee owns stock representing more than 10% of the voting power of the Company, in which case the term will be for five years from the date of the grant. The per share exercise price shall be determined by the administrator of the plan, but in no case shall it be less than fair market value.

The Company applies Accounting Principles Board Opinion No. 25 - Accounting for Stock Issued to Employees in accounting for this plan. Accordingly, no compensation expense has been recognized. Had compensation cost for the Company's stock option plan been determined based upon the fair value at the grant date for awards under this plan according to the method prescribed under Statement of Financial Accounting Standards No. 123 - Accounting for Stock Based Compensation Plans, the Company's net loss would not have increased materially for the years ended June 30, 2004 and 2003.

Capital stock is issued to consultants and non-employees from time to time in exchange for services performed for the Company. The cost of the services is charged to operations and additional paid-in capital is increased by the excess of the cost of the services over the par value of the common stock issued. In addition, under SFAS No. 123 the Company is required to calculate the option value of stock options and warrants issued to non-employees using the Black Scholes Merton formula. Under this method, issued options and warrants were determined to have a cost to the Company of $199,856.

                          ECUITY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 2004 AND 2003

12.   STOCK BASED COMPENSATION (CONTINUED)

During the year, the Company issued 12,402,006 shares of common stock for services amounting to $1,429,564 as follows:


                                  Consideration
                       # of Shares       (Value of                            Description of Services
Person/Class              Issued         Service)      Date of Transaction    Rendered
------------           -----------       ---------     -------------------    -----------------------
Individual Company            30,000          $900.00     August 22, 2003     Intro  Software

Corporation campaign         270,155       $24,812.00     August 22, 2003     Promotional

Individual                    24,000        $1,200.00     August 22, 2003     Server Set Up
Attorney                     100,000        $1,800.00     August 26, 2003     Legal Fees
Attorney                     100,000        $1,800.00     August 26, 2003     Legal Fees
Cornell Capital            1,555,556      $113,333.00     Sept. 16, 2003      Equity Line

William Cox                1,133,333      $136,000.00     Dec. 11, 2003       Severance
David Canon                  200,000       $34,000.00     Nov. 11, 2003       Intro to Entertainment Group

Individual                    50,000        $9,000.00     Oct. 1, 2003        Consulting

Individual                   500,000       $45.000.00     Nov. 6, 2003        Promotional Services

Individual                    50,000        $7,000.00     Nov. 3, 2003        Legal Fees
Jack Orr, Esq.               150,000       $25,500.00     Nov. 4, 2003        SEC Work
Jeffrey Galpren            1,500,000      $210,000.00     Nov.  3, and        Planning, and financial
                                                          Dec. 1, 2003        consulting

Individual                    50,000        $7,000.00     Nov. 3, 2003        Consulting
Individual                    58,824       $10,000.00     Nov. 5, 2003        Interest on Note
Individual                    50,000        $7,000.00     Nov. 3, 2003        S-8 work
Corporation                  500,000       $45,000.00     Nov. 6, 2003        Promotional services

Individual                   600,000      $102,000.00     Nov. 13, 2003       Business Development

Individual                    50,000        $9.000.00     Oct. 1, 2003        Consulting
Corporation                  425,088       $36,014.00     Oct. 28, 2003       Commission on stock sale
                                                                              and Webcast

Pearl Communications          60,000       $11,400.00     Jan. 08, 2004       Shares for marketing

David Canon                  250,000       $45,000.00     Jan. 08, 2004       B of D Bonus

                                           ECUITY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 2004 AND 2003

12.  STOCK BASED COMPENSATION (CONTINUED)

                 Consideration
                 # of Shares       (Value of                           Description of Services
Person/Class       Issued          Service)      Date of Transaction   Rendered
---------------  -------------     ------------  -------------------   -----------------------
Cornell Capital      1,294,000      $194,100.00    March 09, 2004      Commitment Fee
Individual              83,333      $ 12,500.00    Feb. 01, 2004       Stock in lieu of wages

Individual              18,900        $2,835.00    Feb. 01, 2004       Stock in lieu of wages

Individual              59,727        $6,570.00    Feb. 29, 2004       Stock in lieu of wages

Jeffrey Galpren      1,500,000      $180,000.00    Jan. 9, Feb. 20     Planning, financial
                                                   and March 19, 2004  consulting

Individual              50,000        $5,000.00    March 16, 2004      Business Development

Individual             130,000          $14,300    April 22, 2004      Financing
Individual              59,090           $6,500    April 26, 2004      Marketing
Mark Mooney            450,000          $31,500    Sept 11, 2003       Correction
Jeffrey Galpren      1,000,000          $90,000    June 11, 2004       Consulting
Tribes                  50,000           $3,500    Sept 04, 2003       Correction
                  ------------     ------------
Totals              12,402,006       $1,429,564
                  ============     ============


Common shares accounted for as a liability that will be issued subsequent to year end.

                                                               Description of Services
Number of Shares   Amount       Contract Date   Description    Rendered
----------------   ------       -------------   -----------    -----------------------

Ray Weller          1,000,000         $170,000  April 2, 2004  Interest expense
Mark Mooney         (400,000)        $(28,000)  Sept 11, 2003  Correction to cancel over issue


Changes in outstanding stock options are as follows:

                                                                    WEIGHTED
                                 SHARES         PRICE RANGE         AVERAGE
                                 -----------    --------------     -------------
Balance, June 30, 2002            14,024,489       0.0001-0.40             0.03
  Granted                          1,933,138        0.03-0.105             0.05
  Exercised                      (7,761,113)            0.0001           0.0001
  Expired                          (150,000)              0.20             0.20
                                 -----------    --------------     -------------
Balance, June 30, 2003             8,046,514     $ 0.0001-0.40       $     0.08
  Granted                         13,700,459           .02-.36             .107
  Exercised                      (4,472,219)             .0001            .0001
  Expired                          (707,654)         .0001-.40              .19
                                 -----------    --------------     -------------
Balance, June 30, 2004            16,567,100           .02-.40             .118
                                 ===========    ==============     =============

                          ECUITY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 2004 AND 2003

12. STOCK BASED COMPENSATION (CONTINUED)

As at June 30, 2004, stock options outstanding are as follows:

                         OUTSTANDING OPTIONS                                            EXERCISABLE OPTIONS
----------------------------------------------------------------------     ------------------------------------------------
                                                          WEIGHTED                                             WEIGHTED
PRICE RANGE                              NUMBER        AVERAGE PRICE       PRICE RANGE         NUMBER        AVERAGE PRICE
--------------------------------------  -----------   ---------------     -------------    ------------    ---------------
$      0.02-0.40                          16,567,100   $         0.118     $   0.2-.040      7,777,444       $    0.130

As at June 30, 2004, warrants to purchase common shares outstanding are as follows:

                     OUTSTANDING WARRANTS                                               EXERCISABLE WARRANTS
----------------------------------------------------------------------     ------------------------------------------------
                                                      WEIGHTED AVERAGE                                    WEIGHTED AVERAGE
PRICE RANGE                                NUMBER          PRICE            PRICE RANGE       NUMBER           PRICE
--------------------------------------  -----------   ---------------     -------------    ------------    ---------------
$      0.06-0.75                 5,336,325             $ 0.295          $ 0.6-.075            4,586,325             $ 0.221


The value of options granted under the stock option plan during 2003 and 2004 is $Nil. Accordingly, no adjustment would be made to earnings calculated under the alternative method of accounting for stock options described in SFAS No. 123 - "Accounting for Stock Based Compensation".

13.   DISCONTINUED OPERATIONS

A portion of the Company's revenue was generated by landline conferencing services. In order to bundle the VoIP services for conference calling, the Company sold off its traditional landline conference calling services (effective July 7, 2004) that were purchased as part of the Fox asset purchase agreement. Although the traditional landline conferencing services were profitable, the Company anticipated that the margins would be declining and would not be a fit with the marketing of our VoIP technology and the related enhanced conferencing features. The revenues and cost of sales associated with these EAC services have been reported as a discontinued operation at June 30, 2004.

14.   COMMITMENTS AND CONTINGENCIES

Strategic Partnerships/Alliances

The Company has entered into a Strategic Alliance Agreement and a Licensing Agreement with Market Matrix, Inc., a non-related third party, in an arm's length company. The Company has obtained the rights in perpetuity in a non-exclusive agreement to license and brand the Commerce Manager software. The Agreement calls for the mutual marketing of the Commerce Manager and the Company's Market Portal, and the integration of the two products.

                          ECUITY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 2004 AND 2003

15.   CONCENTRATION OF SALES AND PURCHASES

The Company's subsidiary, Ecuity Advanced Communications has no customers that exceed ten (10%) percent of annual sales, however, there are three vendors with purchases that exceed ten (10%) percent of the cost of sales. These vendors and their purchase amounts are as follows (rounded to 000's):

  JAMBOTECH                                           $222,000
  QWEST                                               $237,000
  MCI                                                 $334,000

16.    PRO-FORMA INFORMATION

The following table presents the pro-forma information for the year ended June 30, 2004 as if the acquisition of the Fox assets had taken place at the beginning of the Company's fiscal year.

   Revenues                               $  10,103,481
   Loss from continuing operations        $  (3,144,312)
   Discontinued Operations                      284,085
   Net Income (Loss)                      $  (3,144,312)
   Loss per share                         $        (.04)


17.   401(K) PLAN

Along with the acquisition of the Fox assets, the Company adopted the existing 401(k) plan. The plan in accordance with IRS regulations which is open to all employees who are over the age of 21 and have three months of service. The plan allows employees to make salary reductions in the plan which are deferred from federal income taxes until withdrawn normally at retirement. Employees who have at least 1,000 hours of service may share from the Company's contributions if any to the plan. There is no obligation on the Company's part to contribute, however, the employee's share of the distribution is apportioned by his gross wages to the gross wages of all eligible participant for the plan year. Employers contributions to employees accounts vest at 20% per year of service.

                          ECUITY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 2004 AND 2003

18.   SUBSEQUENT EVENTS

Options and warrants- The Company has issued additional options and warrants to its officers, directors, employees and outside consultants. Options and warrants issued are summarized as follows:

                                                             New issues
                                            -----------------------------------------------
                             Options        Officers and
Number of Options issued    Cancelled         Directors        Employees       Price Range
------------------------    ----------      ------------       ----------    --------------
18,805,334                   4,149,876       13,300,000         5,505,334    $0.02 to $0.04

Number of Warrants Issued
-------------------------
5,600,000                                     1,800,000                       $.025 to $.50



Loans by two officers were made in conjunction with the warrants issued above as follows:

Warrants issued to:     Number of Warrants     Loan Amount
-------------------     ------------------     -----------
President                     800,000            $22,000
Officer of EAC               1,000,000           $27,500


Common stock issued - The Company has issued common shares for services as follows: (summarized by type of service)

                                       Consideration
Person/Class    # of Shares issued   (Value of Service)  Description of Services Rendered
------------    ------------------   ------------------  --------------------------------
Individuals              10,545,454  $          348,126  Consulting Services
Individuals               2,062,500  $           80,375  Loan Fees/Loan Services
Individual                   50,000  $            2,500  Investors Meeting Room
                -------------------  ------------------
                         12,657,954  $           431,00
                ===================  ==================


Common stock issued - The Company has issued common shares for cash and collateral as follows:

Person/Class               # of Shares issued              Proceeds
------------               ------------------             ---------
Individuals                    12,000,000                 $ 130,000

Additionally, 5,000,000 common shares were placed with Jeffrey Galpren as collateral on a short term loan for $64,000 which is part of the $296,000 in new loans listed below.

                          ECUITY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 2004 AND 2003

18.  SUBSEQUENT EVENTS (CONTINUED)

a) New Loans - The Company has received various short term loans as follows:

From officers and directors                              $49,500
Private individuals                                     $296,000
Cornell Capital (to pay off prior loan
  from ADP including accrued interest -
  no proceeds were received by the Company)             $205,000
                                                        --------
New loans                                               $550,500
                                                        ========

Potential acquisitions/mergers - The Company has entered into two letters of intent with companies that in management's opinion will enhance both our technology and our product offerings. The first company is in the business of marketing and deploying Commerce Software engines, content management software and related products and services and the technologies related to the delivery and deployment of these services. These applications can be integrated into our Ecuity Communication Server and other Ecuity software applications. The second company is in the business of marketing and deploying ISP services, Wi-Fi services, and related products and services and has developed certain technologies, strategic configurations and methodologies for delivery and deployment of ISP and Wi-Fi services and related technologies including, but not limited to, enhanced security capabilities.


b) On January 14, 2005, the Company entered into an agreement with Fox Communications to extend the due date for the payment of principal and interest from December 16, 2004 to February 15, 2005. The due date for such note had been amended on separate occasions. To extend the note the Company agreed to issue common stock to Fox Communications to raise their holdings to 10,000,000 shares of common stock and to pay certain legal cost to Fox Communication's attorneys. Additionally, the Company agreed to reduce the amounts due to Fox for principal and interest during this period as follows:

1) The first $500,000 of funds received by the Company are exempt from the amended agreement.

2) One half of any amounts raised in excess of $500,000 shall be used to reduce principal and interest due to Fox at that time.

3) The Company will timely pay amounts due to Mr. Lonnie Benson under his consulting agreement.

We have not authorized any dealer, salesperson or other person to provide any information or make any representations about Ecuity, Inc., except the information or representations contained in this prospectus. You should not rely on any additional information or representations if made.

                 -----------------------

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities:

   |_|   except the common stock                   ---------------------
         offered by this prospectus;
                                                        PROSPECTUS

   |_|   in any jurisdiction in which              ---------------------
         the offer or solicitation is
         not authorized;
                                              119,657,500 Shares of Common Stock
   |_|   in any jurisdiction where
         the dealer or other
         salesperson is not qualified
         to make the offer or solicitation;
                                                        ECUITY, INC.
   |_|   to any person to whom it is
         unlawful to make the
         offer or solicitation; or

   |_|   to any person who is not a United            August ___, 2005
         States resident or who is outside
         the jurisdiction of the United States.

The delivery of this prospectus or any accompanying sale does not imply that:

   |_| there have been no changes in the affairs of Ecuity after the date of this prospectus; or

   |_| the information contained in this prospectus is correct after the date of this prospectus.

                 -----------------------

Until ___ ___ , 2005, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification Of Directors And Officers

Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify our directors and officers from and against certain claims arising from or related to future acts or omissions as a director or officer of Ecuity. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Ecuity pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Other Expenses Of Issuance And Distribution

The following  table sets forth  estimated  expenses  expected to be incurred in
connection  with  the  issuance  and   distribution  of  the  securities   being
registered. We will pay all of the expenses in connection with this offering.

   Securities and Exchange Commission Registration Fee     $        267.18
   Printing and Engraving Expenses                         $         2,500
   Accounting Fees and Expenses                            $        15,000
   Legal Fees and Expenses                                 $        50,000
   Miscellaneous                                           $     17,232.82

   TOTAL                                                   $        85,000


Recent Sales Of Unregistered Securities

      We have issued the following securities in the past three years without registering them under the Securities Act of 1933:

      A. In March 2002 Y3K issued 13,100,000 shares of its common stock in connection with its acquisition of Y3K, Inc. The shares were issued to the existing shareholders of Y3K, Inc. in exchange for all of the issued and outstanding shares of that company. The shares issued to the Y3K, Inc. shareholders were valued at $0. This transaction was exempt under Sections 4(2) and/or 4(6) of the Act and Regulation D. The shares were issued to 166 persons, all of whom were existing shareholders of Y3K, Inc. Such persons were provided with information regarding the merger transaction and Y3K, including but not limited to access to the Plan of Merger and the periodic reports that Y3K had previously filed with the SEC. Based upon information provided to Y3K by such persons, Y3K reasonably believed that all persons were sophisticated and/or accredited investors.

      B. On June 26, 2002, the registrant issued 1,730,000 shares of its common stock for cash in the amount of $202,500. The transaction was with a single individual who was an existing shareholder of the company. The individual is known to the registrant as both an accredited and a sophisticated investor. These shares were issued pursuant to the exemption from registration under
Section 4(6) of the Securities Act of 1933 and Regulation D.

      C. On November 20, 2002 the registrant issued 1,555,556 shares of common stock to Cornell Capital Partners, L.P. as partial payment of a $280,000 commitment fee due Cornell under terms of an Equity Line of Credit Agreement Y3K and Cornell entered into in August 2002. It issued an additional 111,111 shares of its common stock to Westrock Advisors for its services in connection with advising the registrant in connection with the Equity Line of Credit. The shares were valued at $0.10 per share based on the then current market value for the shares. All of these shares were issued pursuant to the exemption from registration under Section 4(6) of the Securities Act of 1933 and Regulation D. Cornell and Westrock Advisors are accredited investors.

      D. The registrant issued 7,761,113 shares of common stock in connection with the exercise of options previously issued by the registrant to its officers, directors, certain consultants and shareholders. The options were exercised by these persons on November 30, 2002. The options had vested for these individuals based on a 36-month vesting schedule commencing January 1, 2001. All options were exercised at the value of $0.0001 per share, based on the par value of the underlying shares. The options provided to founders of Y3K, Inc. at the time of its acquisition by the registrant and were in exchange for options that had been previously issued to those persons by Y3K, Inc. The registrant relied on Section 4(2) of the Securities Act of 1933 in issuing these shares. All of the persons had a preexisting relationship with the company, were either officers and directors or had been associated with company for a long period time.

      E. In June 2003 the registrant issued 120,000 shares of its common stock to three persons in exchange for services rendered to the company. 100,000 shares were issued to one individual for consulting services related to financial structuring for a value of $15,000. The remaining 20,000 shares were issued to two other persons at a value of $300.00 ($0.03) per share for their consulting services. The share valuations were based on the estimated value of the services rendered. All of these persons were previously known to the company and were accredited investors. These shares were issued pursuant to the exemption from registration under Section 4(6) of the Securities Act of 1933 and Regulation D.

      F. During the first quarter of the fiscal year ending June 30, 2004 the registrant issued the following securities without registration:

      1,067,311 shares of common stock were issued for cash and 166,667 shares of common stock were issued in exchange for the cancellation of a $3,000 note. The shares were issued at prices ranging from $.018 to $.14 per share. The following table summarizes these transactions.

                                              Cash         Date of
Person/Class               Shares        Consideration   Transaction          Other Consideration
---------------------  -------------     -------------  --------------     ---------------------------

Accredited Individual        200,000     $    7,595.00   July 24, 2003
Accredited Individual        200,000     $    7,595.00   July 24, 2003
Accredited Individual        131,597     $    5,000.00   July 24, 2003
Accredited Individual        200,000     $    3,600.00   Aug. 22, 2003
Accredited Individual        200,000     $    3,600.00   Aug. 22, 2003
Accredited Individual        166,667     $              Sept. 26, 2003     Cancellation of $3,000 note
Accredited Individual        100,000     $   14,000.00  Sept. 26, 2003
Accredited Individual         35,714     $    5,000.00  Sept. 26, 2003
                       -------------     -------------                     ---------------------------
TOTALS                     1,233,978     $   46,390.00                     $                  3,000.00
                       =============     =============                     ===========================

      2,179,711 shares of common stock were issued for services amounting to $143,844 at prices ranging from $.03 to $.08 per share. The largest recipient of shares issued for services was to Cornell Capital, Inc. 1,555,556 shares valued at $113,333 were issued to Cornell Capital Partners, L.P. on September 16, 2003 to complete payment of a commitment fee owed to Cornell under terms of the Equity Line of Credit Agreement between the Company and Cornell. The Company had committed to pay Cornell a commitment fee of $280,000 by issuing it a fixed number of shares (3,111,111) at a valuation of $280,000 to Cornell at the time the agreement was entered into in August 2002. In fiscal 2003 the Company issued 1,666,667 shares to Cornell at a valuation of $.10 per share. It concluded payment of the fee with the issuance of the 1,555,556 shares which were valued at $133,333 based on the difference between the total fee of $280,000 and the $166,667 payment previously recorded.

The table below summarizes the common shares issued for services:


                    Number of           Cash        Date of            Other Consideration
Person/Class          Shares       Consideration  Transaction               Described
------------          ------       -------------  -----------               ---------
Individual             100,000      $  15,000.00  June 3, 2003         Legal Services
Individual              30,000            900.00  August 22, 2003      Marketing Services
Corporation            270,155         24,812.00  August 22, 2003      Promotional Services
Individual              24,000          1,200.00  August 22, 2003      Technical Services
Attorney               100,000          1,800.00  August 26, 2003      Legal Services
Attorney               100,000          1,800.00  August 26, 2003      Legal Services
Cornell Capital      1,555,556        113,332.00  Sept. 16, 2003       Committee Fee
                  ------------      ------------
                     2,179,711      $ 158,844.00
                  ============      ============

      An additional 1,555,556 shares of common stock were issued to Cornell Capital Partners, L.P. as security for two loans totaling $50,000 loan provided to the Company by Cornell. These shares are expected to be returned to the treasury of the Company upon repayment of the loan from proceeds the Company anticipates receiving under the Equity Line of Credit.

      All  of  these  shares  were  issued   pursuant  to  the  exemptions  from
registration under Sections 4(2) and/or 4(6) of the Securities Act of 1933 and Regulation D.

      Based on inquiry by the Company, it reasonably believes that all persons receiving shares in exchange for services were accredited investors.

      G. During the second quarter of the current fiscal year ending June 30, 2004 the registrant issued the following shares without registration under the
Act:

      2,747,326 shares of common stock were issued for cash, subscriptions receivable and the cancellation of two notes, each for $3,000, in exchange for the issuance of 100,000 and 166,667 common shares, at prices of $.033 and $.018, respectively, as follows:

                             # of Shares         Cash          Date of
Person/Class                     Sold        Consideration    Transaction              Other Consideration Described
------------                     ----        -------------    -----------              -----------------------------
Accredited Individual              166,667                   Oct. 1, 2003     Cancelled $3,000 Note
Accredited Individual              100,000                   Oct. 31, 2003    Cancelled $3,000 Note
Accredited Individual              227,273    $   35,000.00  Oct. 31, 2003
Accredited Individual            1,454,545    $  160,000.00  Nov. 3, 2003
Accredited Individual               89,286    $   10,000.00  Nov. 15, 2003
Accredited Individual              150,000    $   15,000.00  Dec. 4, 2003
Accredited Individual                4,000                   Dec. 14, 2003    Subscription Agreement $280
Accredited Individual              555,555    $   35,000.00  Dec. 18, 2003    Plus Subscription Agreement $15,000
                             -------------    -------------  -------------    ---------------------------------------------
Totals                           2,747,326    $  255,000.00                                                         $21,280
                             =============    =============  =============    =============================================


      3,517,245 shares of common stock were issued for services amounting to $426,014 at prices ranging from $.08 to $.17 per share. The largest issuance of 1,133,333 common shares to William Cox, as consideration for cancellation of his accrued termination contract totaling $136,000.

      The table below details the common shares issued for services:

                                          Consideration
                          # of Shares       (Value of      Date of
Person/Class                  Sold           Service)     Transaction     Description of Services Rendered
------------                  ----           --------     -----------     --------------------------------
Accredited Individual       1,133,333     $  136,000.00  Dec. 11, 2003    Shares for severance
Accredited Individual         200,000     $   34,000.00  Nov. 11, 2003    Referral fee
Accredited Individual          50,000     $    9,000.00  Oct.  1, 2003    Consulting
Accredited Individual         500,000     $   45.000.00  Nov. 6, 2003     Promotional Services
Accredited Individual          58,824     $   10,000.00  Nov. 5, 2003     Interest on Note
Corporation (1)               500,000     $   45,000.00  Nov. 6, 2003     Promotional services
Limited liability co.(1)      600,000     $  102,000.00  Nov. 13, 2003    Business Development
Accredited Individual          50,000     $    9.000.00  Oct. 1, 2003     Consulting
Corporation (1)               425,088     $   36,014.00  Oct. 28, 2003    Marketing
                            ---------     -------------
Totals                      3,517,245     $  290,014.00
                            =========     =============


(1) The registrant reasonably believed that each of these entities was an accredited investor at the time that the shares were issued.

      4,472,219 shares of common stock were issued to founders representing shares that were fully vested at December 31, 2003. Each share was paid for at the option price of par of the private company, Y3K Inc. that initially issued the shares at $.0001 as follows:

                                                      # of Shares           Cash             Date of
Person/Class                                             Sold           Consideration      Transaction
------------                                             ----           -------------      -----------
Consulting Services, Inc.
  Defined Benefit Plan (a)                                486,111        $    48.61       Dec. 31, 2003
JandT Trust (b)                                           777,777        $    77.77       Dec. 31, 2003
Tim Neuman                                                 38,889        $     3.88       Dec. 31, 2003
James Stephens                                          1,069,444        $   106.94       Dec. 31, 2003
Stanley Stone                                             611,109        $    61.11       Dec. 31, 2003
King Cole                                               1,361,111        $   136.11       Dec. 31, 2003
Tristan Springmeyer                                        77,778        $     7.78       Dec. 31, 2003
Don Linkem                                                 25,000        $     2.50       Dec. 31, 2003
Paul Wilson                                                25,000        $     2.50       Dec. 31, 2003
                                                        ---------        ----------
Totals                                                  4,472,219        $   447.22
                                                        =========        ==========
Ecuity, Inc. Shares Issued for Services


The following shares have been issued for services during the year 2003.

                                                                            PRICE
                                                                             PER                                             TOTAL
TRANSACTION             SHAREHOLDER                  DATE         SHARES    SHARE       SERVICE DESCRIPTION               CASH VALUE
-----------             -----------                  ----         ------    -----       -------------------               ----------
Technology Purchase    Gerry Salsberg              08/22/03       30,000    0.03    Y3K Purchased Video Software @ .03          900
Service Contracted     CDI                         08/22/03      210,000    0.10    Promotional Campaign Contracted          20,000
Shares For Service     CDI                         08/22/03       60,155    0.08    $0.08 Per Share                           4,812
Trade For Service      Ron Fenili                  08/22/03       24,000    0.05    Server Setup - (Jim) @$.05                1,200
Legal Fees             Jack Orr                    08/26/03      100,000    0.02    Legal Fee - Rate Of $.018 Per Share       1,800
Legal Fees             Gregg Yanke                 08/26/03      100,000    0.02    Legal Fee - Rate Of $.018 Per Share       1,800
Contracted Service     Cornell Capital Partners    09/16/03    1,555,556    0.07    Shares Due Per Cornell $7mm Contract    113,333
Note Conversion        Bill Cox                    12/11/03    1,133,333    0.12                                            136,000
Trade For Services     David Cannon                11/13/03      200,000    0.17    Business Development Contract            34,000
Trade For Services     Dennis Smith                10/01/03       50,000    0.18    Consulting                                9,000
Trade For Services     Gene Foland                 09/01/03      500,000    0.09    Promotional Contract                     45,000
Trade For Services     Irwin Newnan                11/03/03       50,000    0.14    Business Consulting                       7,000
Trade For Services     Jack Orr                    11/04/03      150,000    0.17    Legal Work                               25,500
Trade For Services     Jeffrey Galpren             11/03/03      500,000    0.14    Business Consulting                      70,000
Trade For Services     Jeffrey Galpren             11/03/03      500,000    0.14    Business Consulting                      70,000
Trade For Services     Jeffrey Galpren             12/01/03      500,000    0.14    Business Consulting                      70,000
Trade For Services     Jeffrey Klein               11/03/03       50,000    0.14    Business Consulting                       7,000
Extra Interest         John Klienwacher            11/05/03       58,824    0.14    Interest Bonus                            8,235
Trade For Services     Kenneth Pollock             11/03/03       50,000    0.14    Business Consulting                       7,000
Trade For Services     Netstamp, Inc.              09/01/03      500,000    0.09    Promotional Contract                     45,000
Trade For Services     Philip Z. Kovac             11/13/03      600,000    0.17    Business Development Contract           102,000
Trade For Services     Richard Irwin               10/01/03       50,000    0.18    Consulting                                9,000
Trade For Services     Tribe Communication         11/10/03       25,088    0.16    Pay Commission                            4,014
Trade For Services     Tribe Communications        10/28/03      400,000    0.08    Promotional Contract                     32,000


      All of the shares issued in the transactions listed in this paragraph G. were issued in reliance on the exemptions from registration under Section 4(6) of the Securities Act of 1933 and Regulation D. Based upon information known or provided to the registrant by each of the persons acquiring the shares, it reasonably believed that each of these persons was an accredited investor, as such term is defined in Section 501 of Regulation D at the time they acquired the shares.

      H. During the period of January of 2004 the registrant issued the following shares without registration under the Act:

      In January 2004, 6,722,722 shares of common stock were issued to Fox Communications, Inc. in connection with the acquisition of certain assets from Fox Communications by the Registrant's wholly owned subsidiary. The shares were valued at $1,142,863 based on the closing bid price for the Company's shares on the closing date of the transaction. On January 29, 2004 the Company issued 1,294,118 shares of common stock to Cornell Capital under terms of the Standby Credit Distribution Agreement that is the subject of this registration statement. The shares were in payment of a $220,000 commitment fee due to Cornell Capital under the Agreement. The share price was determined by the closing bid price for the Company's shares on January 26, 2004 of $0.17 per share.

      On January 29, 2004, Y3K entered into an Equity Line of Credit with Cornell Capital Partners. Pursuant to the Equity Line of Credit, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $20.0 million. For each share of common stock purchased under the Equity Line of Credit, Cornell Capital Partners will pay Y3K 92% of, or a 8% discount to, the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. Further, Cornell Capital Partners will retain a 5% cash fee of each advance under the Equity Line of Credit. This 5% cash fee does not represent additional shares issued to Cornell Capital Partners. While the commitment amount of the Equity Line of Credit is $20 million, at an assumed price of $0.1649 per share, Y3K would only be able to receive gross proceeds of $9,894,000 using the entire 60 million shares being registered in this registration statement. In connection with the Equity Line of Credit, Cornell Capital Partners is entitled to a one-time commitment fee in the form of 2,941,176 shares of common stock on January 26, 2004, equaling approximately $500,000.

      In January 2004, Cornell Capital Partners entered into a securities purchase agreement with Y3K under which Cornell Capital Partners agreed to purchase the total amount of $350,000 of convertible debentures. Cornell Capital purchased $200,000 of convertible debentures on January 15, 2004, and purchased $150,000 on February 2, 2004. The debentures are convertible at the holder's option any time up to maturity at a conversion price equal to the lower of (i) $0.204 or (ii) 80% of the lowest closing bid price of the common stock for the five trading days immediately preceding the conversion date. The debentures are secured by the assets of Y3K. The debentures have a three-year term and accrue interest at 5% per year. Interest accrues and must be paid at or prior to maturity. At maturity, Y3K has the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of (i) $0.204 or (ii) 80% of the lowest closing bid price of the common stock for five trading days immediately preceding the conversion date. No principal payments are due prior to maturity. Cornell Capital Partners is entitled to a 10% discount from the purchase price of the convertible debentures and, therefore, the net proceeds received by the Company is 10% less than the face amount of the convertible debentures. Cornell Capital Partners purchased the convertible debentures from Y3K in a private placement.

      All of these securities were issued pursuant to the exemption from registration under Section 4(6) of the Securities Act of 1933 and Regulation D. Based upon information provided to Y3K it reasonably believes that all persons acquiring the shares were accredited investors as such term is defined under Regulation D.

      Unless otherwise noted in this section, with respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the "1933 Act"), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding Ecuity so as to make an informed investment decision. More specifically, we had a reasonable basis to believe that each purchaser was an "accredited investor" as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in Ecuity's securities.

The following shares have been issued for services during the year 2004.


                                                                        PRICE
                                                                         PER
TRANSACTION             SHAREHOLDER                  DATE       SHARES  SHARE  SERVICE DESCRIPTION                    CASH VALUE
-----------             -----------                  ----       ------  -----  -------------------                    ----------
Trade For Services   Pearl Communications          01/08/04     60,000  0.19   Contract work                            11,400
Trade For Services   David Cannon                  01/08/04    250,000  0.18   BOD incentive payment                    45,000
Trade For Services   Jeffrey Galpren               03/19/04    500,000  0.12   Business consulting                      60,000
Contracted Service   Cornell Capital Partners      03/09/04  1,294,000  0.15   Shares due per Cornell $7mm Contract    194,100
Trade For Services   Jeffrey Galpren               02/20/04    500,000  0.12   Business consulting                      60,000
Trade For Services   Jeffrey Galpren               01/09/04    500,000  0.12   Business consulting                      60,000
Trade For Services   Jason Smith                   02/01/04     83,333  0.15   Compensation for reduced wages           12,500
Trade For Services   Scott Owen                    02/01/04     18,900  0.15   Compensation for reduced wages            2,835
Trade For Services   Micheal Secright              02/29/04     59,727  0.11   Compensation for reduced wages            6,570
Trade For Services   Coastal Research              02/16/04    100,000  0.11   Business consulting agreement            11,000
                     Associates, LLC
Trade For Services   Seth Farbman                  03/16/04     50,000  0.10   Business consulting agreement             5,000
Trade For Services   Craig Palmer                  04/29/04    130,000  0.11   Consulting Services Share Price .11      14,300
Trade For Services   Jennifer Stephens             04/26/04     59,090  0.11   Marketing Services                        6,500
Note Extension       Ray Weller                    04/02/04  1,000,000  0.17   Note Extension Stock value at .17       170,000
                                                                                  (interest)
Trade For Services   Jeffrey Galpren               06/11/04  1,000,000  0.09   Consulting Value at $.09                 90,000
Services             Mark Mooney (corrected)       09/03/03     50,000  0.07   Consulting value at $.07                  3,500
Services             Tribes (part of 450,000 shs)  09/04/03     50,000  0.07   Consulting value at $.07 business         3,500
                                                                                  consulting agreement (never done)
Trade For Services   Coastal Research              02/16/04   -100,000  0.11                                          (11,000)
                     Associates, LLC                        ----------                                             ----------
                                                            13,002,006                                              1,561,564
                                                            ==========                                             ==========

      For the Year Ending June 30, 2005:

                                                                             PRICE
                                                                              PER
TRANSACTION             SHAREHOLDER          DATE     SHARES   SHARE    SERVICE DESCRIPTION       CASH VALUE
-----------             -----------          ----     ------   -----    -------------------       ----------
Consulting Fee       Jeffrey Galpren       07/16/04  1,000,000  0.05  Ongoing consulting fees     50,000.000
Consulting Fee       Jeffrey Galpren       07/23/04  1,630,810  0.05  Ongoing consulting fees     81,540.500
Consulting Fee       Jeffrey Galpren       07/29/04  2,914,644  0.04  Ongoing consulting fees    116,585.760
Loan Fee             Pacific Professional  09/08/04    400,000  0.04  Loan Fee                    16,000.000
                     Properties, LLC
Loan Broker Fees     Friedman Schnaier &   08/20/04    300,000  0.04  Loan Broker Fee             12,000,000
                     Assoc.
Consulting Services  Ken Israel            08/31/04  5,000,000  0.02  financial consulting           100,000
Loan Broker Fees     Jason Goldstein       09/09/04    312,500  0.03  Loan Broker Fee                  9,375
Loan Broker Fees     Danielle F. Hughes    09/09/04    100,000  0.03  Loan Broker Fee                  3,000
Loan Fee             Troy Otillio Trust    09/09/04    300,000  0.03  Loan Fee                         9,000
Dinner Meeting       Dan Killian           07/26/04     50,000  0.05  Investors New York Dinner        2,500
Loan Fee             Joe Manza             09/08/04    250,000  0.05  Loan Fee on $65,000 loan        12,500
Loan Fee             Jason Goldstein       10/22/04     50,000  0.03  Outside Consulting               1,500
Loan Fee             Danielle Hughes       10/22/04     15,000  0.03  Outside Consulting                 450
Interest expense     Troy Otillio          10/22/04    100,000  0.03  Outside Consulting               3,000
Loan Fee             Seth Farbman          10/28/04    550,000  0.03  Outside Consulting              16,500
Consulting           Jeffrey Haberman      01/21/05  4,000,000  0.04                                 160,000
Consulting           Jeffrey Haberman      01/28/05  2,500,000  0.04                                 100,000
Consulting           Jeffrey Haberman      02/08/05  6,000,000  0.04                                 240,000
Consulting           Jeffrey Haberman      02/10/05    200,000  0.04                                   8,000
Interest expense     Troy Otillio          01/31/05    500,000  0.04                                  20,000
Legal Fees           Jack Orr              01/31/05    600,000  0.04                                  24,000
PR Firm              Stern & CO.           02/16/05    200,000  0.04                                   8,000
Consulting           IBA/Connolly          02/16/05  3,000,000  0.04                                 120,000
Interest expense     Troy Otillio          02/22/05    880,000  0.04                                  35,200
Research             William Hayde         03/31/05    115,000  0.12                                  13,800
Research             Michael Sweeney       03/31/05    115,000  0.12                                  13,800
Research             Seth Fardman          03/31/05    115,000  0.12                                  13,800
                                                    ----------                                    ----------
                                                    31,197,954                                     1,190,551
                                                    ==========                                     =========

      For the quarter ended March 31, 2005:

      18,225,000 shares of common stock were issued for consulting fees, interest expense, research work, and PR services amounting to $756,600 at prices ranging from $0.04 to $0.12 per share.

      14,827,594 common shares were issued to Cornell Capital Partners to reduce the Company debt by $600,000 and interest of $38,663 under the terms of the Equity Line of Credit.

      4,297,994 common shares were issued to Cornell Capital Partners for proceeds of $150,000 under the Equity Line of Credit.

      10,000,000 common shares were sold to an individual for $100,000.

      20,000,000 common shares were issued to Ray Weller of which 19,000,000 common shares were issued in exchange for the cancellation of his note which had a balance of $571,404 including principal and accrued interest and 1,000,000 common shares were issued for the prior interest bonus that has been classified as stock issuances due.


INDEX TO EXHIBITS

Exhibit No.         Description                                          Location
-----------         -----------                                          --------

2.1                 Articles of Incorporation, as amended                Form 10-SB12g filed July 15, 1999

2.2                 Bylaws                                               Form 10-SB12g filed July 15, 1999

3.3                 Form of Share Certificate                            Form 10-SB12g filed July 15, 1999

5.1                 Opinion of Counsel                                   Provided herewith

10.5                Equity Line of Credit Agreement dated January 29,    Incorporated by reference to Exhibit 10.5 to
                    2004 between the Registrant and Cornell Capital      Form SB-2 filed with the Commission on
                    Partners LP                                          February 2, 2004

10.6                Registration Rights Agreement dated January 29,      Incorporated by reference to Exhibit 10.6 to
                    2004 between the Registrant and Cornell Capital      Form SB-2 filed with the Commission on
                    Partners, LP                                         February 2, 2004

10.7                Escrow Agreement dated January 29, 2004 among the    Incorporated by reference to Exhibit 10.7 to
                    Registrant, Cornell Capital Partners, LP, Butler     Form SB-2 filed with the Commission on
                    Gonzalez, LLP                                        February 2, 2004

10.8                Securities Purchase Agreement dated January 14,      Incorporated by reference to Exhibit 10.8 to
                    2004 among the Registrant and the Buyers             Form SB-2 filed with the Commission on
                                                                         February 2, 2004

10.9                Escrow Agreement dated January 14, 2004 among the    Incorporated by reference to Exhibit 10.9 to
                    Registrant, the Buyers, and Butler Gonzalez, LLP     Form SB-2 filed with the Commission on
                                                                         February 2, 2004

10.11               Debenture dated January 14, 2004 between the         Incorporated by reference to Exhibit 10.11 to
                    Registrant and Cornell Capital Partners LP           Form SB-2 filed with the Commission on
                                                                         February 2, 2004

10.12               Investor Registration Rights Agreement dated         Incorporated by reference to Exhibit 10.12 to
                    January 14, 2004 between the Registrant and the      Form SB-2 filed with the Commission on
                    Investors                                            February 2, 2004

10.13               Placement Agent Agreement dated January 19, 2004     Incorporated by reference to Exhibit 10.13 to
                    among the Registrant, Westrock Advisors, Inc. and    Form SB-2 filed with the Commission on
                    Cornell Capital Partners LP                          February 2, 2004

10.14               Debenture dated February 2, 2004 between the         Incorporated by reference to Exhibit 10.14 to
                    Registrant and Cornell Capital Partners LP           Form SB-2 filed with the Commission on
                                                                         February 2, 2004

10.15               Promissory Note for $1,100,000, dated May 11, 2005   Provided herewith

10.16               Promissory Note for $1,000,000, dated June 4, 2004   Provided herewith

10.17               Promissory Note for $350,000, dated March 14, 2005   Provided herewith



INDEX TO EXHIBITS

Exhibit No.         Description                                          Location
-----------         -----------                                          --------
14.1                Code of Ethics                                       Incorporated by reference to Exhibit 14.1 to Form
                                                                         SB-2 filed with the Commission on May 13, 2005

23.1                Consent of Law Offices of Jack G. Orr, Esq.          Incorporated by reference to Exhibit 5.1

23.2                Consent of DeLeon & Co.                              Provided herewith

23.3                Consent of Morgan & Company.                         Provided herewith


Undertakings

      The undersigned registrant hereby undertakes:

            (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933 (the "Act");

                  (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii) Include any additional or changed material information on the plan of distribution;

            (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

      Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, on August 10, 2005.

Date: August 10, 2005                  ECUITY, INC.

                                       By: /s/ Andrew Buffmire
                                          --------------------------------------
                                       Name:  Andrew Buffmire
                                       Title: Chief Executive Officer,
                                              President and Principal
                                              Accounting Officer


      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Andrew Buffmire his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or is substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been duly singed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

SIGNATURE                                                      DATE

/s/ Shane Smith
-------------------------
Shane Smith                   Chairman of the Board            August 10, 2005

/s/ King Cole
-------------------------
King Cole                     Director                         August 10, 2005